Exhibit 99.45

Filing Version

ARRANGEMENT AGREEMENT

Made as of

November 18, 2020

Between

WEST FRASER TIMBER CO. LTD.

and

NORBORD INC.

ARRANGEMENT AGREEMENT

(i)	ARRANGEMENT AGREEMENT

4.1 Representations and Warranties	45

4.2 Disclaimer	46

4.3 Survival of Representations and Warranties	46

ARTICLE 5 COVENANTS OF NORBORD AND WEST FRASER	46

5.1 Covenants of Norbord Regarding the Conduct of Business	46

5.2 Covenants of West Fraser Regarding the Conduct of Business	52

5.3 Mutual Covenants	57

5.4 Regulatory Approvals	58

5.5 Additional Covenants of Norbord	60

5.6 Additional Covenants of West Fraser	61

5.7 Financing Assistance	62

5.8 Pre-Acquisition Reorganization	63

5.9 Privacy	65

ARTICLE 6 CONDITIONS	66

6.1 Mutual Conditions Precedent	66

6.2 Additional Conditions Precedent to the Obligations of West Fraser	67

6.3 Additional Conditions Precedent to the Obligations of Norbord	68

6.4 Satisfaction of Conditions	69

6.5 Notice and Cure Provisions	69

ARTICLE 7 ADDITIONAL COVENANTS	70

7.1 Norbord Non-Solicitation	70

7.2 Notification of Acquisition Proposals	72

7.3 Responding to Acquisition Proposal and Superior Proposals	73

7.4 Norbord Superior Proposal Determination and Right to Match	74

7.5 West Fraser Non-Solicitation	77

7.6 Notification of Acquisition Proposals	78

7.7 Responding to Acquisition Proposal and Superior Proposals	79

7.8 West Fraser Superior Proposal Determination and Right to Match	80

7.9 Access to Information; Confidentiality	83

7.10 Insurance and Indemnification	83

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER	84

8.1 Term	84

8.2 Termination	84

8.3 Termination Fee	87

8.4 Fees and Expenses	89

ARTICLE 9 GENERAL PROVISIONS	90

(ii)	ARRANGEMENT AGREEMENT

9.1 Amendment	90

9.2 Waiver	90

9.3 Third Party Beneficiaries	90

9.4 Further Assurances	91

9.5 Notices	91

9.6 Governing Law	92

9.7 Injunctive Relief	92

9.8 Time of Essence	92

9.9 Entire Agreement, Binding Effect and Assignment	92

9.10 Severability	93

9.11 Counterparts, Execution	93

Schedule A – Plan of Arrangement

Schedule B – Arrangement Resolution

Schedule C – Representations and Warranties of Norbord

Schedule D – Representations and Warranties of West Fraser

Schedule E – Form of Brookfield Voting Agreement

Schedule F – Form of Director/Officer Voting Agreement

Schedule G - Form of West Fraser Shareholder Voting Agreement

(iii)	ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated November 18, 2020,

BETWEEN

WEST FRASER TIMBER CO. LTD., a corporation existing under the laws of the Province of British Columbia
(“West Fraser”)

and

NORBORD INC., a corporation existing under the laws of Canada (“Norbord”)

WHEREAS:

A. West Fraser and Norbord wish to propose an arrangement involving the acquisition by West Fraser of all of the issued and outstanding Norbord Shares in exchange for the Consideration;

B. The Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the CBCA;

C. Upon the effectiveness of the Arrangement, Norbord Shareholders will be entitled to receive the Consideration for their Norbord Shares in the manner provided for in this Agreement;

D. For U.S. federal income tax purposes, West Fraser and Norbord intend for (i) the transfer of Norbord Shares to West Fraser in exchange for West Fraser Shares pursuant to the Arrangement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code;

E. West Fraser and Norbord have entered into a voting agreement with Brookfield pursuant to which, among other things, Brookfield has agreed to vote in favour of and support the transactions contemplated by this Agreement, subject to the conditions set forth in such agreement;

F. West Fraser has entered into voting agreements with all of the directors of Norbord and the Norbord Executives, pursuant to which, among other things, such directors and Norbord Executives have agreed to vote all of the Norbord Shares held by them in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements;

G. Norbord has entered into voting agreements with all of the directors of West Fraser, certain shareholders of West Fraser and the West Fraser Executives, pursuant to which, among other things, such directors, shareholders and West Fraser Executives have agreed to vote all of the West Fraser Shares held by them in favour of the West Fraser Resolution, on the terms and subject to the conditions set forth in such agreements; and

ARRANGEMENT AGREEMENT

H. The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangements.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” relating to a Party means, other than the transactions contemplated by this Agreement and other than any transaction involving only the other Party and/or one or more of its wholly-owned subsidiaries, any written or oral offer, proposal, expression of interest or inquiry from any Person or group of Persons (other than from the other Party or any of its subsidiaries) made after the date hereof relating to:

(a)

any direct or indirect acquisition or sale (or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of (i) assets of the Party and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Party and its subsidiaries or contribute 20% or more of the consolidated annual revenue of the Party and its subsidiaries; or (ii) 20% or more of any voting or equity securities or any securities exchangeable or convertible into voting, equity or other securities (or rights or interests therein or thereto) of the Party or any of its Material Subsidiaries;

(b)	any direct or indirect take-over bid, tender offer or exchange offer for any class of voting or equity securities of the Party;

(c)

any transaction, including any treasury issuance, that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities or any securities exchangeable or convertible into voting, equity or other securities (or rights or interests therein or thereto) of the Party or any of its Material Subsidiaries;

(d)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Party or any of its Material Subsidiaries that, individually or in the aggregate, involves 20% or more of the consolidated assets of the Party and its Material Subsidiaries, taken as a whole, or which would, if consummated, contribute 20% or more of the consolidated revenue of the Party and its Material Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of the Party;

(e)	any other similar transactions or series of transactions involving the Party or its Material Subsidiaries; or

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(f)	any public announcement of an intention to do any of the foregoing;

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;

“Agreement” means this arrangement agreement, together with the Schedules attached hereto, the West Fraser Disclosure Letter and the Norbord Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with Section 9.1 hereof or the Plan of Arrangement or at the direction of the Court in the Final Order, with the consent of West Fraser and Norbord, each acting reasonably;

“Arrangement Resolution” means the special resolution of the Norbord Shareholders approving the Arrangement to be considered at the Norbord Meeting, substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of Norbord in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to Norbord and West Fraser, each acting reasonably;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, classification, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from any Governmental Entity having jurisdiction over the Person or required by any applicable Law;

“Brookfield” means, collectively, Brookfield Asset Management Inc. and its affiliates that hold Norbord Shares and that are party to the Brookfield Voting Agreement;

“Brookfield Voting Agreement” means the voting and support agreement dated the date hereof between Norbord, Brookfield and West Fraser substantially in the form of Schedule E;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

“Canadian Securities Laws” means the Securities Act (ON), together with all other applicable Canadian provincial and territorial securities Laws, rules, regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“CBCA” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

“Clayton Act” means the Clayton Act of 1914, as amended;

“Code” means the United States Internal Revenue Code of 1986, as amended;

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“Commissioner of Competition” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

“Competition Act” means the Competition Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Competition Act Approval” means that, in connection with the transactions contemplated by this Agreement, either:

(a)

(i) the applicable waiting periods under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(2) of the Competition Act or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (ii) the Commissioner of Competition shall have issued a written confirmation that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; or

(b)	the Commissioner of Competition shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Competition Laws” means the Competition Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment;

“Computer System Carve-Outs” means (i) mobile devices owned by third parties subject to a Party’s bring-your-own-device policies and procedures; (ii) personal computing devices owned by any third party which is used by employees, contractors, customers or suppliers; (iii) the Internet and public utility and telecommunications infrastructure provided by third parties (including fibre-optic networks, broadband infrastructure, cellular networks, landline networks, satellite services and power grids); (iv) Computer Systems supporting public websites or services used for marketing or recruitment purposes (such as social media); and (v) Computer Systems of customers or suppliers of materials (such as invoicing portals maintained by third parties);

“Computer Systems” means all computer hardware, servers, peripheral equipment, software and firmware (including operating system, virtualization, runtime, middleware and applications software), databases, raw and processed data, technology infrastructure (including telecommunications equipment), hosted systems, software as a service, platform as a service, infrastructure as a service, and other computer systems and services that are used by or accessible to a Party to receive, store, process or transmit data to carry on its business or its day to day operations and affairs, in each case other than with respect to the Computer System Carve-Outs;

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“Confidentiality Agreement” means the confidentiality and non-disclosure agreement made as of August 18, 2020 between West Fraser and Norbord, as it may be amended;

“Consideration” means a portion of a West Fraser Share equal to the Exchange Ratio for each Norbord Share;

“Consideration Value” means the product of (i) the Exchange Ratio, multiplied by (ii) the closing price on the TSX of the West Fraser Shares for the day prior to the date of this Agreement;

“Contract” means any written contract, agreement, license, franchise, lease, arrangement or other enforceable right or binding obligation;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“COVID-19 Measures” means measures undertaken by a Party or its subsidiaries:

(a)

to comply with any quarantine, “stay at home”, social distancing, travel restrictions or any other similar directions issued by any Governmental Entity or pursuant to any Law in response to the COVID-19 pandemic, or

(b)	that are reasonably necessary to ensure the health and safety of the employees, suppliers and contractors of such Party and its subsidiaries in response to the COVID-19 pandemic;

“Depositary” means any trust company, bank or financial institution agreed to in writing by West Fraser and Norbord, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Norbord Shares for the Consideration in connection with the Arrangement;

“Director” means the director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Employee Plans” means (i) all employee benefit plans, as defined in Section 3(3) of ERISA (whether or not subject thereto), and (ii) all other health, welfare, retiree welfare, fringe, supplemental unemployment benefit, change of control, bonus, commission, profit sharing, transition, retention, option, insurance, compensation, incentive, equity incentive, incentive compensation, deferred compensation, tax gross-up, share purchase, share compensation, disability, registered and non-registered pension, supplemental executive pension, post-employment, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, programs, practices, policies, trusts, funds, agreements, or arrangements for the benefit of employees, former employees, directors or former directors of a Party or any of its subsidiaries, (but excluding any Statutory Plans) which are sponsored by,

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contributed to, maintained by or binding upon a Party or any of its subsidiaries or in respect of which a Party or any of its subsidiaries has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute and including, for greater certainty:

(a)	in respect of West Fraser, the West Fraser DSU Plan, the West Fraser PSU Plan and the West Fraser Stock Option Plan; and

(b)

in respect of Norbord, the Norbord Stock Option Plan, the Legacy Ainsworth Option Plan, the Norbord DSU Plans, the Norbord RSU Plan, the Norbord ESSP, the Norbord AIP and the Norbord Profit Sharing Plans;

“Environmental Laws” means all applicable federal, provincial, state, municipal, local, domestic and foreign Laws imposing liability or standards of conduct for, or relating to, the regulation of activities, materials, substances or wastes in connection with, or for, or to, the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

“Environmental Permits” means all Authorizations required by or available with or from any Governmental Entity under any Environmental Laws or otherwise provided under any Environmental Laws;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or has in the past six years been under common control, or treated as a single employer, together with such Person under Section 414(b), (c), (m) or (o) of the Code;

“Exchange Ratio” means the exchange ratio of 0.675 of a West Fraser Share for each Norbord Share, as such Exchange Ratio may be adjusted pursuant to this Agreement;

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended;

“Final Order” means the final order of the Court pursuant to Section 192(4) of the CBCA approving the Arrangement, as such order may be amended by the Court (with the consent of West Fraser and Norbord, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is satisfactory to each of West Fraser and Norbord, acting reasonably) on appeal;

“Financial Indebtedness” means in relation to a Person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, stock, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire, purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange

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transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of derivative transaction, (f) in respect of any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (g) in respect of preferred stock (namely capital stock of any class that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution, over the capital stock of any other class) or redeemable capital stock (namely any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed on a specified date or is redeemable at the option of the holder thereof at any time, or is convertible into or exchangeable for debt securities at any time), (h) for any amount raised under any transaction similar in nature to those described in paragraphs (a) to (g) of this definition, or otherwise having the commercial effect of borrowing money, or (i) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another Person which would fall within paragraphs (a) to (h) of this definition if the references to the debtor referred to the other Person;

“Financing” has the meaning ascribed thereto in Section 5.7;

“First Nations Claim” means any and all claims (whether or not proven) by any Person to or in respect of:

(a)	rights, title or interest of any First Nations Group by virtue of its status as a First Nations Group;

(b)	treaty rights;

(c)	Métis rights, title or interests; or

(d)	specific or comprehensive claims being considered by the Government of Canada,

and includes any alleged or proven failure of the Crown to satisfy any of its duties to any claimant of any of the foregoing, whether such failure is in respect of matters before, on or after the Effective Date;

“First Nations Group” means any Indian band, first nation Métis community or aboriginal group, tribal council, band council or other aboriginal organization in Canada or any other group whose rights are recognized and affirmed under section 35 of Canada’s Constitution Act;

“Forest Act” means the Forest Act (British Columbia) and all policies thereunder as now in effect and as may be amended from time to time prior to the Effective Date;

“German Competition Approval” means a clearance decision issued by, or deemed to have been obtained due to lapse, expiration or termination of the waiting period from, the Bundeskartellamt (Federal Cartel Office) under Chapter VII of the Act against Restraints of Competition of 1958 (Germany);

“Governmental Entity” means any applicable: (a) multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or

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foreign; (b) subdivision, agent, commission, commissioner, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined under any Environmental Law as hazardous or potentially causing an adverse effect;

“Holdco Agreements” has the meaning ascribed thereto in Section 2.13(c);

“Holdco Alternative” has the meaning ascribed thereto in Section 2.13(a);

“Holdco Election Date” has the meaning ascribed thereto in Section 2.13(a);

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

“HSR Act Approval” means the expiration or early termination of any waiting period, including any extension thereof, under the HSR Act;

“IFRS” means the international financial reporting standards issued by the International Accounting Standards Board that are applicable to public issuers in Canada;

“In the Money Amount” means in respect of an option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option;

“Incentive Securities” means, collectively, the Norbord DSUs, the Norbord RSUs and the Norbord Options;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“Intellectual Property” means, with respect to a Party:

(a)

all patents, patent rights, patent applications, reissues, continuations, continuations-in-part, re-examinations, divisional applications and analogous rights to them, and inventions and discoveries owned or used by a Party in its business;

(b)	all trademarks, trademark applications and registrations, signs, trade dress, service marks, logos, slogans, brand names and other identifiers of source owned or used by a Party in its business;

(c)	all copyrights and copyright applications and registrations owned or used by a Party in its business;

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(d)

all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by a Party in its business;

(e)

all trade names, trade name registrations, business names, corporate names, telephone numbers, domain names, domain name registrations, website names and worldwide web addresses, social media accounts and social media handles and other communication addresses owned or used by a Party in its business;

(f)

all rights and interests in and to works, inventions (whether patentable or not), processes, data, databases, confidential information, trade secrets, designs, know-how, technical information, product formulae and information, manufacturing, engineering and other technical drawings and manuals, technology, technical information, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information owned or used by a Party in its business;

(g)

all other intellectual property rights owned or used by a Party in carrying on, or arising from the operation of, its business, and foreign equivalents or counterpart rights, in any jurisdiction throughout the world;

(h)	all licences granted to a Party of the intellectual property described in paragraphs (a) to (g) above; and

(i)	all goodwill associated with any of the foregoing.

“Interim Order” means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Norbord Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably);

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“Key Regulatory Approvals” means the Competition Act Approval, HSR Act Approval and German Competition Approval;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements of any Governmental Entity having the force of law (including the rules of the TSX and NYSE), whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Legacy Ainsworth Option Plan” means the Norbord stock option plan for participants in the Ainsworth Lumber Co. Ltd. stock option plan effective as of March 31, 2015;

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“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Material Adverse Effect” means, in respect of any Party, any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (x) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of that Party and its subsidiaries, taken as a whole, or (y) prevents or materially adversely affects, or would reasonably be expected to prevent or materially adversely affect, the ability of that Party to timely perform its obligations under this Agreement, except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to:

(a)	the execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby;

(b)	general political, economic or financial conditions in Canada, the United States or the European Union;

(c)	the state of securities or commodity markets in general;

(d)	the commencement or continuation of any war, armed hostilities or acts of terrorism;

(e)	any epidemic, pandemic or outbreaks of illness (including the COVID-19 pandemic) or other health crisis or public health event in any jurisdiction in which a Party operates;

(f)	any change generally affecting the industries in which that Party conducts its business;

(g)	any adoption, proposal, implementation or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Entity;

(h)	any change in applicable generally accepted accounting principles, including IFRS;

(i)	with respect to Norbord, any matter which has been disclosed by Norbord in the Norbord Disclosure Letter or in the Norbord Public Disclosure Record prior to the date hereof;

(j)	with respect to West Fraser, any matter which has been disclosed by West Fraser in the West Fraser Disclosure Letter or in the West Fraser Public Disclosure Record prior to the date hereof;

(k)	failure of a Party to meet any internal, published or public projections, forecasts, guidance or estimates, including of revenues, earnings or cash flows (it being

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understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(l)

any decrease in the trading price or any decline in the trading volume of the equity securities of that Party (it being understood that the causes underlying such change in trading price or trading volume (other than those causes identified in sub-paragraphs (a) through (j) above, as applicable to that Party) may be taken into account in determining whether a Material Adverse Effect has occurred); or

(m)	any action taken by a Party or any of its subsidiaries that is required pursuant to this Agreement (excluding any obligation to act in the Ordinary Course of business),

provided, however, that (x) in respect of clauses (b) through (h), such change, development, effect, event, circumstance, fact or occurrence does not have a materially disproportionate effect on that Party relative to other companies in the industry in which the Party operates; and (y) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred;

“material change” has the meaning ascribed thereto in the Securities Act (ON);

“Material Contracts” means any Contract to which a Party or any of its subsidiaries is a party or bound or to which any of their respective assets are subject:

(a)	which, if terminated or if it ceased to be in effect, would have a Material Adverse Effect;

(b)

under which a Party or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $1 million in the aggregate;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $10 million;

(d)

under which a Party or any of its subsidiaries is obligated to make or expects to receive payments in excess of $10 million over the remaining term of the Contract, except for (i) sales orders and purchase orders entered into in the ordinary course of business, (ii) Contracts related to the forecasted capital expenditures disclosed in the Norbord Capital Plan or the West Fraser Capital Plan, as the case may be and (iii) any Contract which is terminable on 90 days or less notice without penalty or continuing obligation;

(e)

that limits or restricts such Party or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect or that limits or restricts in any material respect the ability of such Party or any of its subsidiaries to solicit any customers or clients of other parties thereto;

(f)	which relates to any material partnership, limited liability company agreement, joint venture, alliance agreement or similar agreement or arrangement;

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(g)

entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise) of assets, capital stock or other equity interests of another Person for aggregate consideration in excess of $10 million;

(h)

which is still in force and has been filed by any Party with Securities Authorities as a material contract and forms part of the Norbord Public Disclosure Record or the West Fraser Public Disclosure Record, as applicable;

(i)	with any Governmental Entity;

(j)	providing for the payment of any commission based on sales, other than to employees of such Party or any of its subsidiaries in excess of $5 million over a 12-month period;

(k)	collective bargaining agreement or any other material Contract with any labour union; or

(l)

between a Party or any of its subsidiaries, on the one hand, and any of their respective officers, directors or shareholders, on the other hand, excluding pursuant to an employment agreement or Employee Plan or fees payable in the ordinary course to members of the Norbord Board or the West Fraser Board, as applicable;

“material fact” has the meaning ascribed thereto in the Securities Act (ON);

“Material Subsidiary” means, in the case of Norbord, the Norbord Material Subsidiaries, and in the case of West Fraser, the West Fraser Material Subsidiaries;

“MD&A” means management’s discussion and analysis;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Misrepresentation” has the meaning ascribed thereto in Section 2.4(b);

“Norbord” means Norbord Inc., a corporation existing under the laws of Canada;

“Norbord AIP” means the Norbord Annual Incentive Compensation Plan for Corporate Employees, dated May 2005, as amended January, 2010;

“Norbord Board” means the board of directors of Norbord as the same is constituted from time to time;

“Norbord Board Recommendation” means the unanimous determination of the Norbord Board, after consultation with its legal advisors and RBC, that the Arrangement is in the best interests of Norbord and is fair to Norbord Shareholders and the unanimous recommendation of the Norbord Board to Norbord Shareholders that they vote in favour of the Arrangement Resolution;

- 12 -	ARRANGEMENT AGREEMENT

“Norbord Capital Plan” means the capital plan forecasted by Norbord and made available to West Fraser in the Norbord Data Room;

“Norbord Change in Recommendation” means:

(a)	the failure by the Norbord Board to make the Norbord Board Recommendation;

(b)

the withdrawal, amendment, modification or qualification of the Norbord Board Recommendation in a manner adverse to West Fraser prior to the Norbord Meeting or any public statement by Norbord of an intention to withdraw, amend, modify or qualify the Norbord Board Recommendation in a manner adverse to West Fraser prior to the Norbord Meeting;

(c)

the failure by the Norbord Board to publicly reaffirm (without qualification) the Norbord Board Recommendation within five Business Days (but in any case prior to the Norbord Meeting) after having been requested to do so in writing by West Fraser, acting reasonably;

(d)	the acceptance, approval, endorsement or recommendation of any Acquisition Proposal, or a public proposal to do so, by the Norbord Board;

(e)

the failure by the Norbord Board to take any position, or the taking by the Norbord Board of a neutral position, with respect to any Acquisition Proposal for more than five Business Days (but in any case prior to the Norbord Meeting) after the announcement of such Acquisition Proposal;

(f)	the failure by Norbord to include the Norbord Board Recommendation in the Norbord Circular in accordance with Section 2.4(b) of this Agreement; or

(g)	any resolution or proposal by the Norbord Board to take any of the foregoing actions in paragraphs (a) through (f) above;

“Norbord Circular” means the notice of the Norbord Meeting to be sent to the Norbord Shareholders in connection with the Norbord Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference therein, as amended, supplemented or otherwise modified from time to time;

“Norbord Computer Systems” has the meaning ascribed thereto in paragraph (mm)(i) of Schedule C;

“Norbord Continuing Executives” means the holders of Incentive Securities who are not Norbord Departing Executives;

“Norbord Data Room” means the electronic data room established by Norbord in connection with the transactions contemplated by this Agreement, hosted by Donnelley Financial Solutions, as such electronic data room existed as of 11:59 pm (Eastern time) on November 18, 2020;

- 13 -	ARRANGEMENT AGREEMENT

“Norbord Departing Executives” means the officers and employees of Norbord who will cease and not continue as officers and employees of Norbord immediately following the completion of the Transaction;

“Norbord Disclosure Letter” means the disclosure letter executed by Norbord and delivered to West Fraser on the date hereof in connection with the execution of this Agreement;

“Norbord DRIP” means the dividend reinvestment plan of Norbord, as amended and restated as of August 30, 2017;

“Norbord DSU Plans” means (i) the deferred share unit plan for management of Norbord, as amended and restated as of May 5, 2020, (ii) the deferred share unit plan for non-employee directors of Norbord, as amended and restated as of May 5, 2020, and (iii) the deferred share unit plan of Ainsworth Lumber Co. Ltd., as amended and restated as of March 31, 2015;

“Norbord DSUs” means the outstanding deferred share units credited under the Norbord DSU Plans;

“Norbord Employee Plans” has the meaning ascribed thereto in paragraph (ii)(i) of Schedule C;

“Norbord ESSP” means the employee share savings plan of Norbord as amended and restated as of May 31, 2016;

“Norbord Excess Dividend” means any dividend or other distribution (whether in cash, shares or property, or any combination thereof) declared, set aside or paid on the Norbord Shares if such dividend or other distribution is in excess of $0.60 per share per quarter;

“Norbord Excess Dividend Notice” has the meaning ascribed thereto in Section 5.1(k);

“Norbord Executives” means:

(a)	Peter Wijnbergen, President and Chief Executive Officer;

(b)	Robin Lampard, Senior Vice President and Chief Financial Officer;

(c)	Alan McMeekin, Senior Vice-President, Sales and Marketing;

(d)	Kevin Burke, Senior Vice-President, North America Operations; and

(e)	Mark Dubois-Philips, Senior Vice-President, Sales, Marketing and Logistics (North America);

“Norbord Fairness Opinion” means the opinion of RBC to the effect that, as of the date of the opinion, the Consideration to be received by the Norbord Shareholders under the Arrangement is fair, from a financial point of view, to the Norbord Shareholders;

“Norbord Financial Statements” has the meaning ascribed thereto in paragraph (m) of Schedule C;

- 14 -	ARRANGEMENT AGREEMENT

“Norbord Fundamental Representations” means the representations and warranties of Norbord set forth in paragraphs (a), (c), (f)(i)(A) and (h) of Schedule C and the first sentence of paragraph (b) of Schedule C;

“Norbord Intellectual Property” has the meaning ascribed thereto in paragraph (ll)(i) of Schedule C;

“Norbord Lease Documents” has the meaning ascribed thereto in paragraph (z)(iii) of Schedule C;

“Norbord Leased Properties” has the meaning ascribed thereto in paragraph (z)(iii) of Schedule C;

“Norbord Matching Period” has the meaning ascribed thereto in Section 7.8(a)(v);

“Norbord Material Subsidiaries” means each of the following subsidiaries of Norbord:

(a)	Norbord Alabama Inc.;

(b)	Norbord Europe Ltd.;

(c)	Norbord Georgia LLC;

(d)	Norbord Mississippi LLC;

(e)	Norbord NV;

(f)	Norbord Sales Inc.;

(g)	Norbord South Carolina Inc.;

(h)	Norbord Texas (Jefferson) Inc.; and

(i)	Norbord Texas (Nacogdoches) Inc.;

“Norbord Meeting” means the special meeting of Norbord Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Norbord Circular;

“Norbord Options” means the outstanding options to purchase Norbord Shares granted under or otherwise subject to the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan;

“Norbord Owned Real Property” has the meaning ascribed thereto in paragraph (z)(z) of Schedule C;

“Norbord Profit Sharing Plans” means (i) the Norbord Profit Sharing Incentive Plan (Canada), dated March 2018; and (ii) the Norbord Profit Sharing Incentive Plan (US);

- 15 -	ARRANGEMENT AGREEMENT

“Norbord Public Disclosure Record” means all documents and information filed by Norbord under applicable Securities Laws on SEDAR and filed with or furnished to the SEC by Norbord under the U.S. Exchange Act, since December 31, 2019;

“Norbord RSU Plan” means the restricted stock unit plan of Norbord instituted effective as of January 31, 2006;

“Norbord RSUs” means the outstanding restricted share units credited under the Norbord RSU Plan;

“Norbord Shareholder Approval” has the meaning ascribed thereto in Section 2.2(a)(ii);

“Norbord Shareholders” means the holders of Norbord Shares;

“Norbord Shares” means common shares in the capital of Norbord, as currently constituted and that are currently listed and posted for trading on the TSX and NYSE under the symbol “OSB”;

“Norbord Stock Option Plan” means the stock option plan of Norbord dated April 27, 2012, as amended on June 14, 2015, and includes, as it relates to Norbord UK Eligible Employees, the Norbord UK Subplan;

“Norbord Superior Proposal Notice” has the meaning ascribed thereto in Section 7.4(a)(iii);

“Norbord Tax Installment Deficiency” has the meaning ascribed thereto in Section 5.1(k);

“Norbord Tenures” means, with respect to Norbord, all forest licenses, forest management agreements, tree farm licenses, timber sale licenses, timber quotas, timber permits, pulpwood agreements and other forms of agreements granting harvesting rights under the Forest Act, or similar legislation in any other jurisdictions, held by it and its subsidiaries;

“Norbord Termination Fee Event” has the meaning ascribed thereto in Section 8.3(a);

“Norbord UK Eligible Employees” has the meaning ascribed thereto in Section 2 of the Norbord UK Subplan;

“Norbord UK Subplan” means the Appendix to the Norbord Stock Option Plan, approved on February 12, 2013, relating to the granting of Norbord Options to Norbord UK Eligible Employees;

“Norbord Voting Agreements” means the voting agreements entered into by West Fraser with all of the directors of Norbord and the Norbord Executives, pursuant to which, among other things, such directors and Norbord Executives have agreed to vote all of the Norbord Shares held by them in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreement, substantially in the form of Schedule F;

“NYSE” means the New York Stock Exchange;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

- 16 -	ARRANGEMENT AGREEMENT

“Ordinary Course” means, with respect to an action to be taken by a Party or its subsidiaries, that such action is consistent with the past practices of the Party and its subsidiaries, as such practices are reflected in the financial statements of the Party, and is taken in the ordinary course of the normal day-to-day operations of the business of the Company, including as such operations may have been varied by a Party on a temporary basis in response to the COVID-19 pandemic;

“Outside Date” means February 28, 2021 or such later date as may be agreed to in writing by the Parties, provided that if on such date the condition set forth in Section 6.1(e) shall not be satisfied but all other conditions set forth in Article 6 (other than those capable of being satisfied at the Effective Time only) shall have been satisfied, then the Outside Date may be postponed by up to two extension periods of up to three months each on the following basis:

(a)

either Party may elect postponement for an initial three month extension period by written notice to the other Party prior to 5:00 pm Pacific Time on the Outside Date, provided that (i) such Party is not in default of its obligations under this Agreement; and (ii) a Regulatory Action remains outstanding and either Party is diligently contesting it; and

(b)

if the Regulatory Action remains outstanding as of the expiry of the first extension period, then either Party may elect postponement for a second three month extension period by written notice to the other Party prior to 5:00 pm Pacific Time on the initial extended Outside Date, provided that such Party is not in default of its obligations under this Agreement;

“Parties” means Norbord and West Fraser, and “Party” means either of them;

“Payout Value” means the product of (i) the Exchange Ratio, multiplied by (ii) the volume-weighted average price on the TSX of the West Fraser Shares for a five Business Day period, starting with the opening of trading on the seventh Business Day prior to the Effective Date to the closing of trading on the third to last Business Day prior to the Effective Date, as reported by Bloomberg;

“Permitted Encumbrances” means, collectively, (a) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor in the Norbord Financial Statements; (b) with respect to Norbord only, Liens under all security documents under Norbord’s 6.25% Senior Secured Notes due April 2023 and 5.75% Senior Secured Notes due July 2027, and Norbord’s revolving bank lines as disclosed in Norbord’s Public Disclosure Record; (c) Liens imposed by law such as builders, workers, carriers, warehousemen, suppliers, landlords and mechanics Liens, in each case incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings; (d) leases or subleases of real estate, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens on insurance policies and proceeds thereof or other deposits to secure insurance premium financings; (f) filing of Uniform Commercial Code or PPSA financing statements as precautionary measures in connection with

- 17 -	ARRANGEMENT AGREEMENT

operating leases and operating leases of personal property entered into in the ordinary course of business and having term renewals of greater than one year that are deemed to be Liens under applicable Law; (g) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (h) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations in respect of bankers acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase shipment or storage of such inventory or other goods; (i) grants of software and other technology licenses in the ordinary course of business; (j) Liens arising out of conditional sale title retention consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (k) Liens in connection with escrow deposits made in connection with any acquisition of assets; (l) Liens arising in the ordinary course of business in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor; (m) any extension, renewal or replacement in whole or in part of any Lien described in the foregoing (a) through (e), provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien extended, renewed or replaced and shall not extend to any other property other than such item of property originally covered by such Lien or by improvement thereof or additions or accessions thereto; (n) leases, licenses, subleases and sublicenses of assets, including, real property and intellectual property rights that do not materially interfere with the ordinary conduct of the business of the Person or any of its subsidiaries; (o) covenants, conditions, restrictions, agreements, easements and other matters of record affecting title to the real property provided that they have been complied with and do not individually or in the aggregate materially and adversely impair the current use and operation thereof assuming its continued use in the manner in which it is currently used; (p) any unregistered easements, rights-of-way or other unregistered interests or claims not disclosed by the records of the land registry or land titles division in which the real property is located but which are granted by or prescribed by Law have been complied with or which do not individually or in the aggregate materially and adversely impair the current use and operation of the real property; (q) such defects, imperfections or irregularities of title or Liens including, by way of example, encroachments and other matters which would be revealed by an up-to-date survey as do not individually or in the aggregate materially and adversely impair the current use and operation of the real property; (r) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private parties pertaining to the use, development, redevelopment and/or operation of the real property and any security granted in connection therewith; (s) standard statutory limitations conditions and exceptions to title and any rights reserved or vested in any Person by any original patent or grant or any statutory provision provided that they have been complied with and do not individually or in the aggregate materially and adversely impair the current use and operation thereof assuming its continued use in the manner in which it is currently used; (t) general native land claims in respect of aboriginal title to crown lands in British Columbia that do not relate specifically to any Norbord Tenures, any Norbord Owned Real Property or any Authorization of Norbord or its subsidiaries and (u) Liens disclosed in Section 1.1 of the Norbord Disclosure Letter;

“Person” includes an individual, partnership, association, company, corporation, body corporate, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

- 18 -	ARRANGEMENT AGREEMENT

“Plan of Arrangement” means the plan of arrangement, substantially in the form and on the terms set out in Schedule A hereto, and any amendments or variations thereto made in accordance with Section 9.1 hereof or the Plan of Arrangement;

“PPSA” means the Personal Property Security Act (Ontario) or the Personal Property Security Act (British Columbia), to the extent applicable based on the location of the personal property and the application of applicable conflicts rules, and any other applicable federal, provincial or territorial statute pertaining to the granting perfecting priority or ranking of security interests, liens or hypothecs on personal property including the Civil Code of Quebec and any successor statutes together with any regulations thereunder in each case as in effect from time to time;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.8(a);

“Qualifying Holdco” has the meaning ascribed thereto in Section 2.13(a);

“Qualifying Holdco Shareholders” has the meaning ascribed thereto in Section 2.13(a);

“Qualifying Holdco Shares” has the meaning ascribed thereto in Section 2.13(a)(v);

“RBC” means RBC Dominion Securities Inc.;

“Regulatory Action” means any action, lawsuit, review, investigation, inquiry or other proceeding taken, commenced or threatened by or before any antitrust or competition regulatory authorities of Canada, the United States or any other jurisdiction in connection with Competition Laws to enjoin, prohibit or impose material limitations or conditions on the transactions contemplated by this Agreement or which would or would reasonably be expected to have such an effect;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, Authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby, including the Key Regulatory Approvals;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, groundwater or property;

“Replacement Option” means an option to purchase West Fraser Shares to be issued in accordance with Section 3.1(a)(i) of the Plan of Arrangement;

“Representatives” means, collectively, in respect of a Person, (a) its directors, officers, employees, consultants, agents, representatives and any financial or other advisor, law firm, accounting firm or other professional firm retained to assist the Person in connection with the transactions contemplated in this Agreement, and (b) the Person’s subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof;

“Restricted Party” means a Person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a Person listed on, any Sanctions List, (ii) located in, incorporated under

- 19 -	ARRANGEMENT AGREEMENT

the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of Sanctions, or (iii) otherwise a target of Sanctions;

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (together “the Sanctions Authorities”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designations made by, any of the Sanctions Authorities;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act (ON)” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the applicable securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada and the SEC;

“Securities Laws” means the Securities Act (ON), the U.S. Securities Act and the U.S. Exchange Act, together with all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended;

“Statutory Plans” means statutory benefit plans which a Party or any of its subsidiaries is required to participate in or comply with or in respect of which any of them has an actual or potential liability, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation;

“subsidiary” means, in respect of a Party, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such Party and shall include any body corporate, partnership, joint venture or other entity over which such Party exercises direction or control or which is in a like relation to a subsidiary;

- 20 -	ARRANGEMENT AGREEMENT

“Superior Proposal” means a bona fide unsolicited, written Acquisition Proposal with respect to a Party made after the date of this Agreement by an arm’s length third party or arm’s length third parties acting jointly (and, for certainty, is not made by Brookfield or any of its affiliates if in respect of Norbord) that:

(a)	complies with Securities Laws in all material respects;

(b)	if in respect of Norbord, did not result from or otherwise involve a breach of Sections 7.1, 7.2, 7.3 or 7.4 by Norbord or its Representatives;

(c)	if in respect of West Fraser, did not result from or otherwise involve a breach of Sections 7.5, 7.6, 7.7 or 7.8 by West Fraser or its Representatives;

(d)

relates to the acquisition of 100% of the outstanding shares of a Party or all or substantially all of the consolidated assets of a Party and its subsidiaries, whether by way of a single or multistep transaction or a series of related transactions;

(e)

is reasonably capable of being completed without undue delay, taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal (including required shareholder approvals and minimum tender requirements) and the Person making such Acquisition Proposal;

(f)

that is not subject to a financing condition or contingency and in respect of which it has been demonstrated to the satisfaction of the Party’s board of directors, acting in good faith (and after receipt of advice from its non-related financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;

(g)	is not subject to a due diligence or access to information condition; and

(h)

in respect of which the Party’s board of directors determines, in their good faith judgment, after consultation with outside legal counsel and after receiving advice from their non-related financial advisors that, having regard to all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the shareholders of the Party from a financial point of view than the Arrangement (after taking into account any change to the Arrangement proposed by the other Party pursuant to Section 7.4(b) or Section 7.8(b));

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

“Taxes” in respect of a Person means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or

- 21 -	ARRANGEMENT AGREEMENT

will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including national, federal, provincial, state and territorial income taxes), payroll and employee withholding taxes, employment and unemployment taxes and insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, government pension plan premiums or contributions and other charges from Governmental Entities, and other obligations of the same or of a similar nature to any of the foregoing, which such Person is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable to another Person’s Taxes as a transferee or successor, by contract or otherwise;

“TDSI” means Toronto Dominion Securities Inc.;

“Termination Fee” means $110 million;

“Transaction” means the completion of the acquisition of Norbord by West Fraser in accordance with the terms of the Plan of Arrangement;

“Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) that is in the control of a Party that is to be disclosed or conveyed to the other Party or any of its Representatives or agents by or on behalf of such Party as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to such other Party prior to the execution of this Agreement;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Colombia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as the same has been, and hereafter from time to time may be, amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as the same has been, and hereafter from time to time may be, amended; and

“Voting Agreements” means, collectively:

(a)	the Brookfield Voting Agreement;

(b)	the West Fraser Voting Agreements; and

- 22 -	ARRANGEMENT AGREEMENT

(c)	the Norbord Voting Agreements;

“West Fraser” means West Fraser Timber Co. Ltd., a corporation existing under the laws of the Province of British Columbia;

“West Fraser Board” means the board of directors of West Fraser as the same is constituted from time to time;

“West Fraser Board Recommendation” means the unanimous determination of the West Fraser Board, after consultation with its legal and financial advisors, including the West Fraser Financial Advisors, that the Arrangement is in the best interests of West Fraser and is fair to West Fraser Shareholders and the unanimous recommendation of the West Fraser Board to West Fraser Shareholders that they vote in favour of the West Fraser Resolution;

“West Fraser Capital Plan” means the capital plan forecasted by West Fraser and made available to Norbord in the West Fraser Data Room;

“West Fraser Change in Recommendation” means:

(a)	the failure by the West Fraser Board to make the West Fraser Board Recommendation;

(b)

the withdrawal, amendment, modification or qualification of the West Fraser Board Recommendation in a manner adverse to Norbord prior to the West Fraser Meeting or any public statement by West Fraser of an intention to withdraw, amend, modify or qualify the West Fraser Board Recommendation in a manner adverse to Norbord prior to the West Fraser Meeting;

(c)

the failure by the West Fraser Board to publicly reaffirm (without qualification) the West Fraser Board Recommendation within five Business Days (but in any case prior to the West Fraser Meeting) after having been requested to do so in writing by Norbord, acting reasonably;

(d)	the acceptance, approval, endorsement or recommendation of any Acquisition Proposal, or a public proposal to do so, by the West Fraser Board;

(e)

the failure by the West Fraser Board to take any position, or the taking by the West Fraser Board of a neutral position, with respect to any Acquisition Proposal for more than five Business Days (but in any case prior to the West Fraser Meeting) after the announcement of such Acquisition Proposal;

(f)	the failure by West Fraser to include the West Fraser Board Recommendation in the West Fraser Circular in accordance with Section 2.7(b) of this Agreement; or

(g)	any resolution or proposal by the West Fraser Board to take any of the foregoing actions in paragraphs (a) through (f) above;

“West Fraser Circular” means the notice of the West Fraser Meeting to be sent to the West Fraser Shareholders in connection with the West Fraser Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, and information

- 23 -	ARRANGEMENT AGREEMENT

incorporated by reference therein, as amended, supplemented or otherwise modified from time to time;

“West Fraser Class B Shares” means the Class B common shares of West Fraser;

“West Fraser Computer Systems” has the meaning ascribed thereto in paragraph (ll)(i) of Schedule D;

“West Fraser Data Room” means the electronic data room established by West Fraser in connection with the transactions contemplated by this Agreement, hosted by McMillan LLP, as such electronic data room existed as of 11:59pm (Eastern time) on November 18, 2020;

“West Fraser Disclosure Letter” means the disclosure letter executed by West Fraser and delivered to Norbord on the date hereof in connection with the execution of this Agreement;

“West Fraser DS Unit” means a deferred share unit granted under the West Fraser DSU Plan;

“West Fraser DSU Plan” means the Director Deferred Share Unit Plan of West Fraser;

“West Fraser Employee Plans” has the meaning ascribed thereto in paragraph (hh)(i) of Schedule D;

“West Fraser Excess Dividend” means any dividend or other distribution (whether in cash, shares or property, or any combination thereof) declared, set aside or paid on the West Fraser Shares if such dividend or other distribution is in excess of $0.30 per share per quarter;

“West Fraser Excess Dividend Notice” has the meaning ascribed thereto in Section 5.2(j);

“West Fraser Executives” means the following executives of West Fraser:

(a)	Ray Ferris, President and Chief Executive Officer;

(b)	Chris Virostek, Vice-President, Finance and Chief Financial Officer;

(c)	Chris McIver, Vice-President, Sales and Marketing;

(d)	Sean McLaren, Vice-President, U.S. Lumber; and

(e)	Brian Balkwill, Vice-President, Canadian Wood Products;

“West Fraser Fairness Opinions” means the opinions of the West Fraser Financial Advisors to the effect that, as of the date of the opinion, the completion of the Transaction is fair, from a financial point of view, to the West Fraser Shareholders;

“West Fraser Financial Advisors” means TDSI and Scotia Capital Inc., in their capacity as financial advisors to the West Fraser Board;

“West Fraser Fundamental Representations” means the representations and warranties of West Fraser set forth in paragraphs (a), (c), (f)(i)(A) and (h) of Schedule D and the first sentence of paragraph (b) of Schedule D;

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“West Fraser Matching Period” has the meaning ascribed thereto in Section 7.4(a)(v);

“West Fraser Material Subsidiaries” means each of the following subsidiaries of West Fraser:

(a)	West Fraser Mills Ltd.;

(b)	Blue Ridge Lumber Inc.;

(c)	Sundre Forest Products Inc.;

(d)	Manning Forest Products Ltd.;

(e)	West Fraser, Inc.;

(f)	West Fraser Wood Products Inc.;

(g)	West Fraser Southeast, Inc.; and

(h)	West Fraser Newsprint Ltd.;

“West Fraser Meeting” means the special meeting of West Fraser Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with this Agreement to consider the West Fraser Resolution and for any other purpose as may be set out in the West Fraser Circular;

“West Fraser PS Unit” means a performance share unit granted under the West Fraser PSU Plan;

“West Fraser PSU Plan” means the Phantom Share Unit Plan of West Fraser;

“West Fraser Public Disclosure Record” means all documents and information filed by West Fraser under applicable Securities Laws on SEDAR since December 31, 2019;

“West Fraser Resolution” means the resolution of the West Fraser Shareholders approving the issuance of the Consideration to the Norbord Shareholders pursuant to the Arrangement in accordance with the requirements of the TSX;

“West Fraser RS Unit” means a restricted share unit granted under the West Fraser PSU Plan;

“West Fraser Shareholder Approval” means the approval by the majority of West Fraser Shareholders of the West Fraser Resolution in the manner required by the TSX;

“West Fraser Shareholders” means the holders of the West Fraser Shares and the West Fraser Class B Shares;

“West Fraser Shares” means common shares in the capital of West Fraser, as currently constituted and that are currently listed and posted for trading on the TSX under the symbol “WFT”;

“West Fraser Stock Option Plan” means the stock option plan of West Fraser, as amended and restated as of April 19, 2016;

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“West Fraser Superior Proposal Notice” has the meaning ascribed thereto in Section 7.8(a)(iii);

“West Fraser Tax Installment Deficiency” has the meaning ascribed thereto in Section 5.2(j);

“West Fraser Tenures” means, with respect to West Fraser, all forest licenses, forest management agreements, tree farm licenses, timber sale licenses, timber quotas, timber permits, pulpwood agreements and other forms of agreements granting harvesting rights under the Forest Act, or similar legislation in any other jurisdictions, held by it and its subsidiaries;

“West Fraser Termination Fee Event” has the meaning ascribed thereto in Section 8.3(b); and

“West Fraser Voting Agreements” means (i) the voting agreements entered into by Norbord with all of the directors of West Fraser and the West Fraser Executives, substantially in the form of Schedule F and (ii) the voting agreements entered into by Norbord with certain shareholders of West Fraser, substantially in the form of Schedule H, in each case pursuant to which, among other things, such persons have agreed to vote all of the West Fraser Shares held by them in favour of the West Fraser Resolution, on the terms and subject to the conditions set forth in such agreements.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.

1.3 Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 Date for Any Action

If the date on or by which any action is required or permitted to be taken hereunder by a Party is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.5 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS consistently applied.

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1.7 Knowledge

In this Agreement, references to “the knowledge of Norbord” means the actual collective knowledge, following due inquiry, of Peter Wijnbergen, President and Chief Executive Officer of Norbord, and Robin Lampard, Senior Vice President and Chief Financial Officer of Norbord, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Norbord or its subsidiaries).

In this Agreement, references to “the knowledge of West Fraser” means the actual collective knowledge, following due inquiry, of Ray Ferris, President and Chief Executive Officer of West Fraser, and Chris Virostek, Vice-President, Finance and Chief Financial Officer of West Fraser, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of West Fraser or its subsidiaries).

1.8 Disclosure Letters

Each of the Norbord Disclosure Letter and the West Fraser Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (ii) a Party needs to disclose it in order to enforce its rights under this Agreement.

1.9 Subsidiaries

References to Norbord in Article 3 and Schedule C refer to Norbord and its subsidiaries on a consolidated basis (provided that for greater certainty, for purposes of paragraph (x) of Schedule C, the representation and warranty shall not be provided on a consolidated basis if that basis is not required or provided for under applicable Law, in which case a reference to Norbord shall refer to Norbord and each of its subsidiaries on an unconsolidated basis), except that references to Norbord in paragraphs or subparagraphs (b), (c), (d), (f), (g), (h), (i), (j), (k), (l) and 5(x)(x) of Schedule C refer to only Norbord and not to its subsidiaries.

References to West Fraser in Article 4 and Schedule D refer to West Fraser and its subsidiaries on a consolidated basis (provided that for greater certainty, for purposes of paragraph (w) of Schedule D, the representation and warranty shall not be provided on a consolidated basis if that basis is not required or provided for under applicable Law, in which case a reference to West Fraser shall refer to West Fraser and each of its subsidiaries on an unconsolidated basis), except that references to West Fraser in paragraphs or subparagraphs (c), (d), (e), (h), (i), (j), (k), (l), and (w)(x) of Schedule D refer to only West Fraser and not to its subsidiaries.

1.10 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A – Plan of Arrangement

Schedule B – Arrangement Resolution

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Schedule C – Representations and Warranties of Norbord

Schedule D – Representations and Warranties of West Fraser

Schedule E – Form of Brookfield Voting Agreement

Schedule F – Form of Director/Officer Voting Agreement

Schedule G - Form of West Fraser Shareholder Voting Agreement

ARTICLE 2

THE ARRANGEMENT

2.1 The Arrangement

West Fraser and Norbord agree that the Arrangement shall be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2 Interim Order

Norbord shall apply to the Court pursuant to section 192 of the CBCA for the Interim Order as follows:

(a)

as soon as reasonably practicable following the date of execution of this Agreement, but in no event later than December 18, 2020, Norbord shall, in a manner reasonably acceptable to West Fraser, prepare, file, proceed with and diligently pursue an application to the Court for the Interim Order which must provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Norbord Meeting and the manner in which such notice is to be provided;

(ii)

that the requisite approval for the Arrangement Resolution shall be 66 2⁄3% of the votes cast on the Arrangement Resolution by Norbord Shareholders present in person or represented by proxy and entitled to vote at the Norbord Meeting (“Norbord Shareholder Approval”);

(iii)	that in all other respects, the terms, conditions and restrictions of Norbord’s constating documents, including quorum requirements and other matters, shall apply in respect of the Norbord Meeting;

(iv)

for the grant of the Dissent Rights to registered holders of Norbord Shares which Dissent Rights shall provide for a Norbord Shareholder’s written objection to the Arrangement Resolution to be received by Norbord at least two days before the Norbord Meeting;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

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(vi)	that the Norbord Meeting may be adjourned or postponed from time to time by Norbord in accordance with the terms of this Agreement without the need for additional approval of the Court;

(vii)

that the record date for Norbord Shareholders entitled to notice of and to vote at the Norbord Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Norbord Meeting; and

(viii)	for such other matters as West Fraser may reasonably require, subject to obtaining the prior written consent of Norbord, which will not be unreasonably withheld.

(b)

In seeking the Interim Order, Norbord shall advise the Court that it is West Fraser’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of West Fraser Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement, as contemplated in Section 2.5.

2.3 Norbord Meeting

Subject to the terms of this Agreement:

(a)

Norbord shall set the record date for Norbord Shareholders entitled to vote at the Norbord Meeting as promptly as practicable and, in any event, the record date shall be no later than December 11, 2020, and shall convene and conduct the Norbord Meeting in accordance with the Interim Order, Norbord’s constating documents and applicable Laws as soon as reasonably practicable, and in any event on or before January 31, 2021, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Norbord Meeting without the prior written consent of West Fraser, except:

(i)	as required for quorum purposes; or

(ii)	as required or permitted under Section 6.5 or Section 7.4(e).

Norbord will use commercially reasonable efforts to schedule the Norbord Meeting on the same day as, and immediately prior to, the West Fraser Meeting.

(b)

Norbord will use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, at Norbord’s discretion or if so requested by West Fraser (and at Norbord’s sole expense), using the services of dealers and proxy solicitation service firms to solicit proxies in favour of the Arrangement Resolution. Norbord shall instruct Norbord’s transfer agent to report to West Fraser and its designated Representatives on a daily basis on each of the last ten (10) Business Days prior to the Norbord Meeting as to the aggregate tally of the proxies received by Norbord in respect of the Arrangement Resolution.

(c)	Except for non-substantive communications from any Norbord Shareholder (provided that communications from such Norbord Shareholders are not

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substantive in the aggregate), Norbord will promptly advise West Fraser of any communication (written or oral) from any Norbord Shareholder in opposition to the Arrangement, written notice of dissent or purported exercise by any Norbord Shareholder of Dissent Rights received by Norbord in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Norbord, and any written communications sent by or on behalf of Norbord to any Norbord Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(d)	Norbord will not make any payment or settlement offer, or agree to any payment or settlement with respect to Dissent Rights without the prior written consent of West Fraser.

(e)

Norbord, at the request of West Fraser from time to time, will provide West Fraser with a list (in both written and electronic form) of (i) the Norbord Shareholders, together with their addresses and respective holdings of Norbord Shares, and (ii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Norbord Shares, together with their addresses and respective holdings of Norbord Shares. Norbord shall from time to time require that its registrar and transfer agent furnish West Fraser with such additional information, including updated or additional lists of Norbord Shareholders, and lists of securities positions and other assistance as West Fraser may reasonably request in order to be able to communicate with respect to the Arrangement with the Norbord Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution.

2.4 Norbord Circular

(a)

Subject to West Fraser’s compliance with Section 2.4(c), Norbord shall as promptly as practicable prepare and compile the Norbord Circular together with any other documents required by Law in connection with the Norbord Meeting and cause the Norbord Circular and such other documents to be filed and sent to each Norbord Shareholder and any other Person as required by the Interim Order or Law.

(b)

Norbord shall ensure that the Norbord Circular complies in all material respects with the Interim Order and applicable Laws, and, without limiting the generality of the foregoing, that the Norbord Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (a “Misrepresentation”) (other than in each case with respect to any information relating to and provided by West Fraser) and shall provide Norbord Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Norbord Meeting. Without limiting the generality of the foregoing, the Norbord Circular will include: (i) a copy of the Norbord Fairness Opinions; (ii) the Norbord Board Recommendation; and (iii) statements that Brookfield and the officers and directors of Norbord intend to vote all of their respective Norbord Shares in favour of the Arrangement Resolution, subject to the other terms of this

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Agreement, the Brookfield Voting Agreement and the Norbord Voting Agreements.

(c)

West Fraser will furnish to Norbord all such information regarding West Fraser and its affiliates as may be required by Law to be included in the Norbord Circular and other documents related thereto. West Fraser shall ensure that no such information will include any Misrepresentation. West Fraser hereby indemnifies and saves harmless Norbord and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and reasonable expenses to which Norbord or any of its Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Norbord Circular that was provided by West Fraser or its Representatives specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authorities or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(d)

West Fraser and its legal counsel shall be given a reasonable opportunity to review and comment on the Norbord Circular and related documents, prior to the Norbord Circular being printed and mailed to Norbord Shareholders and filed with the Securities Authorities and reasonable consideration shall be given to any comments made by West Fraser and its counsel, provided that all information relating to Norbord and its subsidiaries included in the Norbord Circular shall be in form and content reasonably satisfactory to Norbord and all information relating to West Fraser and its subsidiaries included in the Norbord Circular shall be in form and content reasonably satisfactory to West Fraser.

(e)

Each Party shall promptly notify the other Party if at any time before the Effective Date, it becomes aware that the Norbord Circular contains a Misrepresentation, or that the Norbord Circular otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Norbord Circular, as required or appropriate, and Norbord shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Norbord Circular to Norbord Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.

2.5 U.S. Securities Law Matters

The Parties agree that the Arrangement shall be carried out with the intention that all West Fraser Shares issued under the Arrangement shall be issued by West Fraser in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate West Fraser’s compliance with the U.S. Securities Act and other United States securities Laws, the Parties agree that the Arrangement shall be carried out on the following basis:

(a)

pursuant to Section 2.2(b), prior to the issuance of the Interim Order, the Court shall be advised as to the intention of Norbord and West Fraser to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance

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of West Fraser Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(b)

prior to the issuance of the Interim Order, Norbord shall file with the Court a copy of the proposed text of the Norbord Circular together with any other documents required by applicable Laws in connection with the Norbord Meeting;

(c)	the Court shall be required to satisfy itself as to the substantive and procedural fairness of each of the Arrangement and the issuance of the West Fraser Shares pursuant to the Arrangement;

(d)

Norbord shall ensure that each Norbord Shareholder shall be given adequate and appropriate notice advising them of their right to attend the hearing of the Court for the Final Order to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)

all Norbord Shareholders entitled to receive West Fraser Shares pursuant to the Arrangement shall be advised that the West Fraser Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and shall be issued by West Fraser in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and, in the case of affiliates of West Fraser, shall be subject to certain restrictions on resale under the United States securities Laws, including Rule 144 under the U.S. Securities Act;

(f)

the Interim Order approving the Norbord Meeting shall specify that each Person entitled to receive West Fraser Shares pursuant to the Arrangement shall have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(g)

the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Norbord Shareholders entitled to receive West Fraser Shares pursuant to the Arrangement;

(h)	the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as the basis for reliance on the exemption provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of common shares and options of West Fraser pursuant to the Plan of Arrangement.”; and

(i)	the Court shall hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order.

2.6 West Fraser Meeting

Subject to the terms of this Agreement:

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(a)

West Fraser shall set the record date for West Fraser Shareholders entitled to vote at the West Fraser Meeting as promptly as practicable and, in any event, the record date shall be no later than December 11, 2020, and shall convene and conduct the West Fraser Meeting in accordance with West Fraser’s constating documents and applicable Laws as soon as reasonably practicable, and in any event on or before January 31, 2021 and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the West Fraser Meeting without the prior written consent of Norbord, except:

(i)	as required for quorum purposes; or

(ii)	as required or permitted under Section 6.5 or Section 7.8(e).

(b)	West Fraser will use commercially reasonable efforts to schedule the West Fraser Meeting on the same day as, and immediately following, the Norbord Meeting.

(c)

West Fraser will use commercially reasonable efforts to solicit proxies in favour of the approval of the West Fraser Resolution, including, at West Fraser’s discretion or if so requested by Norbord (and at West Fraser’s sole expense), using the services of dealers and proxy solicitation service firms to solicit proxies in favour of the West Fraser Resolution. West Fraser shall instruct West Fraser’s transfer agent to report to Norbord and its designated Representatives on a daily basis on each of the last ten (10) Business Days prior to the West Fraser Meeting as to the aggregate tally of the proxies received by West Fraser in respect of the West Fraser Resolution.

(d)

Except for non-substantive communications from any West Fraser Shareholder (provided that communications from such West Fraser Shareholders are not substantive in the aggregate), West Fraser will promptly advise Norbord of any communication (written or oral) from any West Fraser Shareholder in opposition to the West Fraser Resolution.

2.7 West Fraser Circular

(a)

Subject to Norbord’s compliance with Section 2.4(c), West Fraser shall as promptly as practicable prepare and compile the West Fraser Circular together with any other documents required by Law in connection with the West Fraser Meeting and cause the West Fraser Circular and such other documents to be filed and sent to each West Fraser Shareholder and any other Person as required by Law.

(b)

West Fraser shall ensure that the West Fraser Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the West Fraser Circular does not contain any Misrepresentation (other than in each case with respect to any information relating to and provided by Norbord) and shall provide West Fraser Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the West Fraser Meeting. Without limiting the generality of the foregoing, the West Fraser Circular will include: (i) a copy of the West Fraser Fairness Opinions; (ii) the West Fraser Board Recommendation, and (iii) a

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statement that the officers and directors of West Fraser intend to vote all of their respective West Fraser Shares in favour of the West Fraser Resolution, subject to the other terms of this Agreement and the West Fraser Voting Agreements.

(c)

Norbord will furnish to West Fraser all such information regarding Norbord and its affiliates as may be required by Law to be included in the West Fraser Circular and other documents related thereto. Norbord shall ensure that no such information will include any Misrepresentation. Norbord hereby indemnifies and saves harmless West Fraser and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and reasonable expenses to which West Fraser or any of its Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the West Fraser Circular that was provided by Norbord or its Representatives specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authorities or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(d)

Norbord and its legal counsel shall be given a reasonable opportunity to review and comment on the West Fraser Circular and related documents, prior to the West Fraser Circular being printed and mailed to West Fraser Shareholders and filed with the Securities Authorities and reasonable consideration shall be given to any comments made by Norbord and its counsel, provided that all information relating to West Fraser and its subsidiaries included in the West Fraser Circular shall be in form and content reasonably satisfactory to West Fraser and all information relating to Norbord and its subsidiaries included in the West Fraser Circular shall be in form and content reasonably satisfactory to Norbord.

(e)

Each Party shall promptly notify the other Party if at any time before the Effective Date, it becomes aware that the West Fraser Circular contains a Misrepresentation, or that the West Fraser Circular otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the West Fraser Circular, as required or appropriate, and West Fraser shall promptly mail or otherwise publicly disseminate any amendment or supplement to the West Fraser Circular to West Fraser Shareholders and, if required by applicable Laws, file the same with the Securities Authorities and as otherwise required.

2.8 Final Order

If (i) the Interim Order is obtained, (ii) the Arrangement Resolution is passed at the Norbord Meeting by Norbord Shareholders as provided for in the Interim Order and as required by applicable Law, and (iii) the West Fraser Resolution is passed at the West Fraser Meeting by the West Fraser Shareholders, subject to the terms of this Agreement, Norbord shall as soon as reasonably practicable thereafter, and in any event within three Business Days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA.

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2.9 Court Proceedings

Subject to the terms of this Agreement, Norbord will, in cooperation with West Fraser, diligently pursue the Interim Order and the Final Order and West Fraser will cooperate with and assist Norbord in seeking the Interim Order and the Final Order, including by providing Norbord on a timely basis any information required to be supplied by West Fraser in connection therewith. Norbord will provide West Fraser’s legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials, and will give reasonable consideration to all such comments. Norbord will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement. Norbord will also provide West Fraser’s legal counsel on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on Norbord or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. In addition, Norbord will not object to legal counsel to West Fraser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Norbord is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Norbord will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, West Fraser.

2.10 Articles of Arrangement and Effective Date

(a)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement.

(b)

Norbord shall amend the Plan of Arrangement at any time and from time to time prior to the Effective Date, at the reasonable request of West Fraser, to modify any of its terms as determined to be necessary or desirable by West Fraser, acting reasonably, provided that no such amendment (i) is inconsistent with the Interim Order, the Final Order or this Agreement, (ii) is prejudicial to Norbord or the Norbord Shareholders in any respect, or (iii) creates a reasonable risk of delaying, impairing or impeding in any material respect the satisfaction of any conditions set forth in Article 6.

(c)

The Arrangement shall become effective on the date upon which West Fraser and Norbord agree in writing as the Effective Date or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Sections 6.1, 6.2 and 6.3 of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable party for whose benefit such conditions exist) and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

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2.11 Incentive Plan and Employment Matters

(a)	In accordance with the Plan of Arrangement, Norbord shall take all actions necessary so that, at the time specified in the Plan of Arrangement:

(i)

with respect to Norbord Options and Norbord RSUs held by the Norbord Continuing Executives and all outstanding Norbord DSUs, whether held by Norbord Continuing Executives, Norbord Departing Executives, or Norbord directors, such Incentive Securities will continue in full force and effect without amendment except as provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan, Norbord RSU Plan or Norbord DSU Plans or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

(A)

each Norbord Option outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be exchanged for an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Norbord Option immediately prior to the Effective Time, such number of West Fraser Shares equal to (1) that number of Norbord Shares that were issuable upon exercise of such Norbord Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of West Fraser Shares, at an exercise price per West Fraser Share equal to the quotient determined by dividing (X) the exercise price per Norbord Share at which such Norbord Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price of such Replacement Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Replacement Option does not exceed the In the Money Amount (if any) of such Norbord Option before the exchange;

(B)

each Norbord RSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms (other than those terms and conditions rendered inoperative by reason of the Transaction) provided that the terms of such Norbord RSUs shall be deemed to be amended in accordance with the adjustment provisions of the Norbord RSU Plan so as to substitute for the Norbord Shares subject to such Norbord RSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord RSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and provided that references in the Norbord RSU Plan to “Shares” will be to West Fraser Shares; and

(C)	with respect to the Norbord DSUs:

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(1)

any director fees earned, but not yet credited in the form of Norbord DSUs, in accordance with the Norbord DSU Plans, to a participating director, shall be credited in the form of Norbord DSUs to the applicable participating director on the Business Day immediately preceding the Effective Date (which day shall be the “Valuation Date” for purposes of the Norbord DSU Plans);

(2)

any salary earned, but not yet credited in the form of Norbord DSUs, in accordance with the Norbord DSU Plans, to a participating employee, shall be credited in the form of Norbord DSUs to the applicable participating employee on the day immediately preceding the Effective Date (which day shall be the “Salary Credit Date” for purposes of the Norbord DSU Plans); and

(3)

after giving effect to the credits in Section 2.11(a)(i)(C)(1) and Section 2.11(a)(i)(C)(2) above, each Norbord DSU outstanding immediately prior to the Effective Time, will remain outstanding on its existing terms provided that the terms of such Norbord DSUs shall be deemed to be amended in accordance with the adjustment provisions of the Norbord DSU Plans so as to substitute for the Norbord Shares subject to such Norbord DSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord DSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio and provided that references in the Norbord DSU Plans to “Shares” will be to West Fraser Shares;

(ii)

with respect to Incentive Securities, other than Norbord DSUs, held by each of the Norbord Departing Executives, such Incentive Securities will be terminated in the manner provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan or Norbord RSU Plan or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

(A)

each Norbord Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan, be surrendered by the holder thereof to Norbord in exchange for a cash payment by Norbord equal to (1) the number of Norbord Shares issuable upon exercise of such Norbord Option, multiplied by (2) the Payout Value, less (3) the applicable exercise price of such Norbord Option, and, for greater certainty, where such amount is zero or a negative Norbord shall be obligated to pay the holder of such Norbord Option a cash payment equal to $0.01 in respect of each such Norbord Option, and

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thereafter each such Norbord Option shall immediately be cancelled and terminated; and

(B)

each Norbord RSU, whether vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled in exchange for a cash payment equal to the Payout Value, and thereafter each such Norbord RSU shall immediately be cancelled and terminated, in each case, subject to the applicable Tax withholdings and other source deduction provisions of the Plan of Arrangement.

(b)

Norbord will file an election in the prescribed form under subsection 110(1.1) of the Tax Act in respect of each holder of Norbord Options who would be entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act and provide the holder of Norbord Options with evidence in writing of the election.

(c)

West Fraser will take all steps reasonably necessary to enable West Fraser to issue the Replacement Options in accordance with the Plan of Arrangement and, following the completion of the Arrangement, to ensure that the West Fraser Shares issuable upon the exercise of the Replacement Options be freely tradeable by the holders thereof, including by filing a Form S-8 with the SEC within a reasonable period of time following the Effective Date.

(d)

At least ten Business Days prior to the Effective Date, West Fraser and Norbord will agree, each acting reasonably, upon a list containing the names, job titles and location of the Norbord Departing Executives. Any such Norbord Departing Executive will be terminated on a without cause basis following the Effective Time.

(e)

West Fraser and Norbord agree that West Fraser shall make, or shall not impair, impede or delay Norbord from making, any and all payments owing to employees of Norbord and its subsidiaries pursuant to the Norbord AIP and the Norbord Profit Sharing Plans in respect of the 2020 fiscal year by February 28, 2021, consistent with past practice. For greater certainty, if such payments are made by Norbord prior to the Effective Time, the Parties agree that such payments shall not be a breach of Norbord’s obligations under this Agreement, including under Section 5.1.

2.12 Payment of Consideration

West Fraser will, following receipt of the Final Order and at least one Business Day prior to the Effective Date, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time: (i) sufficient West Fraser Shares to satisfy the aggregate Consideration to be paid to Norbord Shareholders (other than dissenting Norbord Shareholders) and Qualifying Holdco Shareholders and (ii) sufficient funds to satisfy any cash payments in lieu of fractional West Fraser Shares, in each case under the Plan of Arrangement.

2.13 Holdco Alternative

(a)	West Fraser will permit persons (“Qualifying Holdco Shareholders”) that, (A) are resident in Canada for purposes of the Tax Act (including a “Canadian partnership”

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as defined for the purposes of the Tax Act); (B) are not exempt from tax under Part I of the Tax Act; (C) are registered owners of Norbord Shares as of the date that is 10 days prior to the Norbord Meeting; and (D) elect in respect of such Norbord Shares, by notice in writing provided to West Fraser (or the Depositary) not later than 5:00 p.m. (Toronto time) on the date that is 10 days prior to the Norbord Meeting (the “Holdco Election Date”), to sell all of the issued shares of a corporation (“Qualifying Holdco”), which shall not be comprised of more than one class of common shares, the terms and conditions of which shall be determined in consultation with West Fraser (the “Holdco Alternative”), provided that:

(i)	such Qualifying Holdco was incorporated under the CBCA or in another Canadian jurisdiction satisfactory to West Fraser, acting reasonably, not earlier than the date of this Agreement;

(ii)

such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees, has not held or does not hold any assets other than Norbord Shares and a nominal amount of cash, has never entered into any transaction other than those relating to and necessary for the ownership of the Norbord Shares or, with West Fraser’s consent, such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(iii)

at the time of the acquisition of the Qualifying Holdco Shares by West Fraser (the “Acquisition Time”), such Qualifying Holdco will have no liabilities or obligations of any kind whatsoever, absolute or contingent, accrued or accruing (except to West Fraser under the terms of the Holdco Alternative), and nothing shall have occurred that, with the passage of time or the happening of events, could lead to such liabilities or obligations;

(iv)

at the Acquisition Time, such Qualifying Holdco will not have unpaid declared dividends or other unpaid distributions of any description and, prior to the Acquisition Time, such Qualifying Holdco shall not have declared or paid any dividends or other distributions, other than one or more increases in stated capital, one or more stock dividends, a cash dividend financed with a daylight loan, which shall not be outstanding as of the Acquisition Time, or a dividend paid through the issuance of a promissory note with a determined principal amount and any such promissory note issued in relation to the payment of any such dividend shall no longer be outstanding as of the Acquisition Time;

(v)

at the Acquisition Time, such Qualifying Holdco shall have no shares outstanding other than the shares (the “Qualifying Holdco Shares”) being disposed of to West Fraser by the Qualifying Holdco Shareholder, who shall be the sole registered and beneficial owner of such shares with good and valid title thereto free and clear of all Liens, and no other person shall have any option, warrant or other right to acquire any securities of or other interest of any description in such Qualifying Holdco, and the Qualifying Holdco shall be the sole registered and beneficial owner of its Norbord Shares with good and valid title thereto free and clear of all Liens;

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(vi)	at all times such Qualifying Holdco shall be a resident of Canada for the purposes of the Tax Act and shall not be a resident of, and shall have no taxable presence in, any other country;

(vii)	such Qualifying Holdco shall have not more than three directors and three officers;

(viii)

the Qualifying Holdco Shareholder shall at its cost and in a timely manner prepare and file all income Tax Returns of such Qualifying Holdco in respect of the taxation year of such Qualifying Holdco ending prior to the Acquisition Time, subject to West Fraser’s right to approve all such Tax Returns as to form and substance;

(ix)

notwithstanding any other provision of this Agreement, the Qualifying Holdco Shareholder, and its ultimate controlling shareholder, shall indemnify West Fraser and Norbord, and any successor thereof, for any and all liabilities of the Qualifying Holdco in respect of any matter in connection with the acquisition of such Qualifying Holdco Shares by West Fraser that relates to the period prior to the Effective Time, together with any inaccuracies in the provisos or failure to comply with any of the covenants referenced in this Section 2.13, in a form satisfactory to West Fraser and Norbord, each acting reasonably, such indemnities to survive the execution and delivery of this Agreement and the Effective Time;

(x)

the Qualifying Holdco Shareholder will provide West Fraser with copies of all documents necessary to effect the transactions contemplated herein or ancillary thereto on or before the later of: (a) 5 days prior to the date of the Norbord Meeting or (b) the date that is 15 days prior to the Effective Date, as communicated by West Fraser to the Qualifying Holdco Shareholder, the completion of which will comply with applicable Laws (including Securities Laws) at or prior to the Acquisition Time;

(xi)

the entering into or implementation of the Holdco Alternative will not result in any delay in the Norbord Meeting, the mailing date of the Norbord Circular or the completion of the Arrangement, and will not impair, impede or delay completing any other transaction contemplated by this Agreement, and will not be, in the opinion of West Fraser, acting reasonably, prejudicial or adverse to West Fraser or Norbord;

(xii)

access to the books and records of such Qualifying Holdco shall have been provided on or before the later of: (a) 5 days prior to the date of the Norbord Meeting or (b) the date that is 15 days prior to Effective Date, as communicated by West Fraser to the Qualifying Holdco Shareholder, and West Fraser and its advisors shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco;

(xiii)

the terms and conditions of such Holdco Alternative and the Holdco Agreements (as defined below) must be satisfactory to West Fraser and Norbord in form and substance, each acting reasonably, and must include

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representations, warranties and indemnities which are satisfactory to West Fraser and Norbord, each acting reasonably;

(xiv)	the Qualifying Holdco Shareholder shall waive its Dissent Rights;

(xv)

the Qualifying Holdco Shareholder will be required to pay all reasonable out-of-pocket expenses, including legal and accounting expenses, incurred by West Fraser or Norbord in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by West Fraser or Norbord;

(xvi)

the Qualifying Holdco Shareholder and West Fraser shall agree that West Fraser or the Qualifying Holdco Shareholder may require that the Qualifying Holdco make the election provided in section 256(9) of the Tax Act in respect of the acquisition of control of the Qualifying Holdco by West Fraser;

(xvii)

at the Acquisition Time, performance of this Agreement by the Qualifying Holdco Shareholder, and the consummation of the transactions contemplated hereby, will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles or by-laws or constating documents of the Qualifying Holdco or Qualifying Holdco Shareholder (if applicable); (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or judgment, order, writ, injunction or decree of any regulatory authority or Governmental Entity having jurisdiction over the Qualifying Holdco or Qualifying Holdco Shareholder (if applicable); (iii) require any consent or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any provision of any contract to which the Qualifying Holdco or Qualifying Holdco Shareholder (if applicable) is a party or by which it or any of its properties or assets may be bound; or (iv) result in the creation or imposition of any Lien on the Norbord Shares held by the Qualifying Holdco or the shares of the Qualifying Holdco being sold to West Fraser by the Qualifying Holdco Shareholder; and

(xviii)

at the Acquisition Time, unless prior written consent is obtained by West Fraser, such Qualifying Holdco will not have made any election or designation under the Tax Act or any Canadian provincial or territorial income tax legislation, other than eligible dividend designations and proper elections made under section 85 of the Tax Act and any Canadian provincial or territorial income tax legislation in connection with the transactions contemplated herein.

(b)

Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make full disclosure to West Fraser and Norbord, by the later of (i) 5 days prior to the date of the Norbord Meeting, and (ii) the date that is 15 days prior to the Effective Date, of all transactions involved in such Holdco Alternative. In the event that the terms and conditions of or the transactions involved in such Holdco

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Alternative are not satisfactory to West Fraser in form and substance, acting reasonably, West Fraser will consider reasonably any proposals put forward by the Qualifying Holdco Shareholder in structuring an alternative transaction in a manner satisfactory to West Fraser, acting reasonably. In the event that the terms and conditions of the transactions involved in such Holdco Alternative are not satisfactory to West Fraser, acting reasonably, and no alternative transactions can be agreed, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(c)

Each Qualifying Holdco Shareholder (and, as required by West Fraser, the Qualifying Holdco Shareholder’s ultimate controlling shareholder) that has elected the Holdco Alternative will be required to enter into a share purchase agreement and other ancillary documentation (collectively, the “Holdco Agreements”) providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco by West Fraser and for such other matters involving the Qualifying Holdco (including representations, warranties and indemnities reasonably acceptable to West Fraser in form and substance) as are contemplated by the Plan of Arrangement in a form consistent with the foregoing. Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative. Upon request by a Qualifying Holdco Shareholder, West Fraser may in its sole discretion agree to waive any of the requirements described in this Section 2.13.

(d)

Norbord covenants and agrees to use commercially reasonable efforts, as determined by Norbord in its sole discretion and provided such efforts do not impair, impede or delay completion of the Arrangement, to cooperate in providing any information that a Shareholder may reasonably request in determining whether it will elect the Holdco Alternative.

2.14 Board of Directors of West Fraser

(a)

West Fraser shall take all necessary actions to ensure that upon the completion of the Arrangement, two current independent directors of Norbord will be appointed to the board of directors of West Fraser.

(b)

Norbord will cause each of the Norbord directors to resign as a director of Norbord as of the Effective Time, irrespective of whether such Norbord director will be appointed to the West Fraser Board in connection with the completion of the Arrangement.

2.15 Announcement and Shareholder Communications

The Parties shall issue a joint press release with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement to be in the form approved by each of West Fraser and Norbord in advance, acting reasonably and without delay. Each Party shall consult with the other Party prior to issuing any other press releases

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or otherwise making public written statements with respect to the Arrangement or this Agreement and shall provide the other Party with a reasonable opportunity to review and comment on all such press releases or public written statements prior to the release thereof. West Fraser and Norbord agree to co-operate in the preparation of presentations, if any, to Norbord Shareholders and West Fraser Shareholders, as applicable, regarding the Plan of Arrangement; provided, however, that the foregoing shall be subject to either Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and each Party shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, none of the foregoing shall prevent either Party from making (i) internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders, or (ii) public announcements in the ordinary course of business that do not relate specifically to this Agreement or the Arrangement so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by Norbord. The Parties acknowledge that each Party will file this Agreement and a material change report relating thereto on SEDAR.

2.16 Withholding Taxes

West Fraser, the Depositary and Norbord shall be entitled to deduct and withhold from any amount payable or deliverable to any Person hereunder or under the Plan of Arrangement and from all dividends or other distributions or other consideration or payments otherwise payable or deliverable to any former securityholders of Norbord, such amounts as West Fraser, the Depositary or Norbord, as applicable, determines are required to deduct and withhold with respect to such payment or delivery under the Tax Act or any provision of any other Laws in respect of Taxes, or to meet any related remittance requirement. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.17 Adjustment of Consideration

(a)

If on or after the date hereof and except pursuant to the Plan of Arrangement either Party: (i) splits, consolidates or reclassifies any of its issued and outstanding common shares; (ii) undertakes any other capital reorganization; or (iii) declares, sets aside or pays any dividend or other distribution to its common shareholders of record as of a time prior to the Effective Time (other than the declaration or payment of dividends as permitted under Section 5.1(k) or Section 5.2(j)), each Party shall, acting in good faith, agree to such adjustments to the Arrangement, including adjustments to the Exchange Ratio and adjustments to provide for the deduction and payment of a dividend, as necessary to provide the same economic effect as contemplated by this Agreement and to restore the original intention of the Parties in the circumstances (and in the case of any dividend or other distribution to shareholders, other than the dividends or distributions permitted under Section 5.1(k) or Section 5.2(j), the adjustment shall be based on the amount or value of any such dividend or other distribution and, in the case of a Norbord Excess Dividend, calculated in accordance with Section 2.17(b)), or, in the case of a West Fraser Excess Dividend, calculated in accordance with Section 2.17(c).

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(b)

If Norbord declares, sets aside or pays a Norbord Excess Dividend during the period between the date hereof and the Effective Time in accordance with Section 5.1(k), the Exchange Ratio will be adjusted to equal the following amount:

Adjusted Exchange Ratio	=	Exchange Ratio	x	(Consideration Value – Norbord Excess Dividend Amount)
Consideration Value

(A)	Adjusted Exchange Ratio = the Exchange Ratio, as adjusted to give effect to the Norbord Excess Dividend

(B)	Exchange Ratio = the Exchange Ratio, as then in effect prior to the adjustment for the Norbord Excess Dividend

(C)	Consideration Value = the amount of the Consideration Value, as then in effect prior to the adjustment for the Norbord Excess Dividend

(D)

Norbord Excess Dividend Amount = the aggregate amount of the Norbord Excess Dividend (which amount will be the total amount of Norbord Excess Dividend without deduction of the $0.60 per share threshold), as calculated on a per Norbord Share basis with reference to the number of issued and outstanding Norbord Shares as of the date of this Agreement, minus, the amount by which $0.60 per fiscal quarter exceeds any regular quarterly dividend declared by Norbord after the date hereof and prior to the Effective Date;

(c)

To the extent that West Fraser declares, sets aside or pays a West Fraser Excess Dividend during the period between the date hereof and the Effective Time in accordance with Section 5.2(j), the Exchange Ratio will be adjusted to equal the following amount:

Adjusted Exchange Ratio	=	Consideration Value
(Consideration Value / Exchange Ratio – West Fraser Excess Dividend Amount)

(A)	Adjusted Exchange Ratio = the Exchange Ratio, as adjusted to give effect to the West Fraser Excess Dividend

(B)	Exchange Ratio = the Exchange Ratio, as then in effect prior to the adjustment for the West Fraser Excess Dividend

(C)	Consideration Value = the amount of the Consideration Value, as then in effect prior to the adjustment for the West Fraser Excess Dividend

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(D)

West Fraser Excess Dividend Amount = the aggregate amount of the West Fraser Excess Dividend (which amount will be the total amount of West Fraser Excess Dividend without deduction of the $0.30 per share threshold), as calculated on a per West Fraser Share basis with reference to the number of issued and outstanding West Fraser Shares as of the date of this Agreement, minus, the amount by which $0.30 per fiscal quarter exceeds any regular quarterly dividend declared by West Fraser after the date hereof and prior to the Effective Date;

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NORBORD

3.1 Representations and Warranties

Except as disclosed in the Norbord Public Disclosure Record (excluding any disclosures set forth in any section of a document in the Norbord Public Disclosure Record entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the Norbord Disclosure Letter (which disclosures shall apply against any representations and warranties to which it is reasonably apparent it should relate), Norbord hereby represents and warrants to and in favour of West Fraser as set forth in Schedule C, and acknowledges that West Fraser is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2 Disclaimer

West Fraser agrees and acknowledges that, except as set forth in this Agreement, Norbord makes no representation or warranty, express or implied, at law or in equity, with respect to Norbord, its businesses, the past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed..

3.3 Survival of Representations and Warranties

The representations and warranties of Norbord contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF WEST FRASER

4.1 Representations and Warranties

Except as disclosed in the West Fraser Public Disclosure Record (excluding any disclosures set forth in any section of a document in the West Fraser Public Disclosure Record entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the West Fraser Disclosure Letter (which disclosures shall apply against any representations and warranties to which it is reasonably apparent it should relate), West Fraser hereby represents and warrants to and in favour of Norbord

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as set forth in Schedule D, and acknowledges that Norbord is relying upon such representations and warranties in connection with the entering into of this Agreement.

4.2 Disclaimer

Norbord agrees and acknowledges that, except as set forth in this Agreement, West Fraser makes no representation or warranty, express or implied, at law or in equity, with respect to West Fraser, its businesses, the past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.3 Survival of Representations and Warranties

The representations and warranties of West Fraser contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS OF NORBORD AND WEST FRASER

5.1 Covenants of Norbord Regarding the Conduct of Business

Norbord covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as required by this Agreement or as otherwise expressly contemplated by this Agreement, (ii) as disclosed in the Norbord Disclosure Letter, (iii) as contemplated in the Norbord Capital Plan, (iv) as required by applicable Laws or any Governmental Entity, (v) any COVID-19 Measures undertaken by Norbord, provided that Norbord shall use its commercially reasonable efforts to consult with West Fraser in good faith prior to undertaking such COVID-19 Measures and provide notice to West Fraser upon undertaking such COVID-19 Measures, or (vi) as consented to by West Fraser in writing (which consent shall not be unreasonably withheld or delayed), Norbord shall, and shall cause each of its subsidiaries to conduct its business in the Ordinary Course of business consistent in all material respects with past practice, and use commercially reasonable efforts to maintain and preserve the business organization, assets, goodwill and business relationships it currently maintains and keep available the services of its respective officers and employees as a group. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement or as otherwise expressly contemplated by this Agreement or, as disclosed in the Norbord Disclosure Letter, as contemplated in the Norbord Capital Plan or as required by applicable Laws or any Governmental Entity, Norbord shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of West Fraser (such consent not to be unreasonably withheld or delayed):

(a)

(i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Norbord or any of its subsidiaries; (iii) except in relation to internal transactions solely involving Norbord and its wholly-owned subsidiaries or solely among such wholly-

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owned subsidiaries, issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares in the capital of Norbord or its subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Norbord or its subsidiaries, other than the issuance of Norbord Shares pursuant to the terms of the Norbord Options outstanding on the date hereof, the issuance of Norbord DSUs to participating directors and employees of Norbord as regularly scheduled under the Norbord DSU Plans and secondary market purchases of Norbord Shares in accordance with the Norbord ESSP; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Norbord or any of its subsidiaries, other than secondary market purchases of Norbord Shares in accordance with the Norbord ESSP and the redemption of Norbord RSUs or Norbord DSUs pursuant to the terms of the Norbord RSU Plans or Norbord DSU Plans, as applicable, on the date hereof; (v) amend the terms of any of its securities; (vi) reduce the stated capital of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Norbord or any of its subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS or other applicable Laws; (ix) (A) make or rescind any material Tax election, amend, in any manner adverse to Norbord, any Tax Return, settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, or (B) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice; or (x) enter into any agreement with respect to any of the foregoing;

(b)	reorganize, amalgamate, consolidate or merge with any Person;

(c)

(i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, in whole or in part, any asset with a transaction value in excess of $5 million, other than in accordance with the Norbord Capital Plan (which for the avoidance of doubt, shall not be considered to include the disposal by Norbord or any subsidiary of obsolete assets or the sale by Norbord or any subsidiary of accounts receivable or inventory in the Ordinary Course of business) or in relation to internal transactions solely involving Norbord and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights, other than (a) the acquisition of any raw materials in the Ordinary Course of business, (b) pursuant to a Contract in existence on the date hereof, (c) pursuant to acquisitions in the Ordinary Course of business not in excess of $5 million in purchase price (including any related debt financing described in clause (iii) of this Section 5.1(c) in the aggregate) or otherwise in accordance with the Norbord Capital Plan or (d) in relation to internal transactions solely involving Norbord and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (iii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or

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obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans, capital contributions, investments or advances, in an amount, on a per transaction or series of related transactions basis, in excess of $10 million in the aggregate, other than (a) pursuant to a Contract in existence on the date hereof, (b) in connection with acquisitions permitted under clause (ii) of this Section 5.1(c) or (c) in relation to internal transactions solely involving Norbord and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (iv) prepay any long-term indebtedness before its scheduled maturity; (v) take any action that would result in any material amendment, modification or change of any term of any Financial Indebtedness of Norbord, other than in relation to internal transactions solely involving Norbord and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (vi) waive, release, grant or transfer any rights of material value; or (vii) authorize or propose any of the foregoing or enter into any agreement to do any of the foregoing;

(d)

other than as is necessary to comply with the terms of this Agreement, applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 5.1(h) of the Norbord Disclosure Letter:

(i)

provide for accelerated vesting, removal of restrictions or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time;

(ii)	make any payment to a holder of Incentive Securities in consideration for the extinguishment or termination of the Incentive Securities;

(iii)	grant any stock options under the Norbord Stock Option Plan;

(iv)	make any adjustment to the exercise price of any outstanding stock options or other payment or grant of consideration in respect of any payment by Norbord of any dividends;

(v)

grant any RSUs, other than RSUs granted to the holders of outstanding RSUs to the extent that such holders are entitled to be credited with additional RSUs with respect to dividends declared and paid by Norbord prior to the Effective Date in accordance with this Agreement; or

(vi)

grant any DSUs, other than DSUs granted to the holders of outstanding DSUs to the extent that such holders are entitled to be credited with additional DSUs with respect to dividends declared and paid by Norbord prior to the Effective Date in accordance with this Agreement and DSUs credited pursuant to outstanding elections to receive DSUs in lieu of salary and bonus or directors fees that have been made by employees or directors of Norbord consistent Norbord’s disclosed compensation policies;

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(e)

other than in the Ordinary Course of business consistent with past practice or as is necessary to comply with the terms of this Agreement, applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 5.1(h) of the Norbord Disclosure Letter:

(i)	grant to any officer, director, or employee of Norbord or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase;

(ii)	make any loan to any officer, employee, consultant or director of Norbord or any of its subsidiaries;

(iii)

take any action with respect to the grant of any severance, change of control, retention, bonus or termination pay to, or enter into, establish, amend or terminate any employment agreement, deferred compensation or other similar agreement with, or hire, or terminate employment (except for just cause or poor performance, and the backfill of those positions in the Ordinary Course) of, any officer or director of Norbord or any of its subsidiaries;

(iv)	materially increase any benefits payable under or materially amend any Employee Plan;

(v)	increase bonus levels or other benefits payable to any director, executive officer, consultant or employee of Norbord or any of its subsidiaries; or

(vi)	establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or other agreement with a labour union;

(f)

settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against Norbord and/or any of its subsidiaries in excess of $5 million (except where the action, claim or proceeding is insured and Norbord’s contribution does not exceed its deductible); or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

(g)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect Norbord or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Norbord or any of its affiliates from competing in any manner;

(h)	waive, release or assign any material rights, claims or benefits of Norbord or any of its subsidiaries;

(i)

other than in the Ordinary Course of business or as is necessary to comply with applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 5.1(d) of the Norbord Disclosure Letter: (i) modify or amend in any material respect adverse to Norbord, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or

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thereunder; or (ii) enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(j)

take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations;

(k)	declare, set aside or pay any dividends or other distribution (whether in cash, shares or property, or any combination thereof) on the Norbord Shares, other than in accordance with the following:

(i)

quarterly dividends to be paid in accordance with the variable dividend policy and dividend payment schedule of Norbord currently in effect, provided that if such dividends exceed the amount of $0.60 per Norbord Share per quarter, then such dividend shall be a Norbord Excess Dividend;

(ii)	it will be a condition to the declaration and payment of any Norbord Excess Dividend that:

(A)	the Norbord Excess Dividend will be declared no earlier than five Business Days prior to the Effective Time, and will be paid in full prior to the Effective Time;

(B)	there will only be one Norbord Excess Dividend declared and/or paid prior to the Effective Time;

(C)	the adjustment provisions of Section 2.17 shall apply; and

(D)	the conditions in Sections 5.1(k)(iii) and (iv) will be complied with;

(iii)

it will be a condition to the declaration and payment of any Norbord Excess Dividend that Norbord will have sufficient cash available for distribution to pay such Norbord Excess Dividend and, specifically:

(A)

Norbord will not fund the cash for payment of any Norbord Excess Dividend through any borrowing, advance, loan or other liability under Norbord’s credit facilities or any other debt or debt like arrangements (including the accounts receivable securitization program);

(B)	payment of any Norbord Excess Dividend will not result in Norbord having any Financial Indebtedness in excess of that recorded on Norbord’s October 3, 2020 balance sheet;

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(C)

Norbord will not defer or delay any ongoing capital plans, including the plans set out in the Norbord Capital Plan referenced in the Arrangement Agreement, or the payment of expenses thereunder or the payment of any accounts payable which will be paid when due in the ordinary course in a manner consistent with past practice;

(D)

Norbord will ensure that the payment of the Norbord Excess Dividend would not result in Norbord having cash on hand at the Effective Time of less than $50 million, plus the amount of cash required to pay after the Effective Time all amounts that would be payable by Norbord and its subsidiaries in respect of taxes for the 2020 tax year to the extent that Norbord has not fully paid such taxes through installment payments, which cash will not be funded through any borrowing, advance, loan or other liability under Norbord’s credit facilities or any other debt or debt like arrangements (the “Norbord Tax Installment Deficiency”); and

(E)	payment of the Norbord Excess Dividend would not be prohibited under the CBCA;

(iv)

in the event that Norbord proposes to proceed with the declaration of a Norbord Excess Dividend, it will provide written notice of such proposal to West Fraser no less than five Business Days prior to the date of declaration of the proposed Norbord Excess Dividend (a “Norbord Excess Dividend Notice”). Each Norbord Excess Dividend Notice will include (i) the amount of any proposed Norbord Excess Dividend and the proposed adjustment to the Exchange Ratio under Section 2.17, along with a certificate of an officer certifying compliance with the covenants on interim dividends, (ii) the cash and Financial Indebtedness position of Norbord and the estimated Norbord Tax Installment Deficiency as of a date within ten Business Days of the date of the Norbord Excess Dividend Notice, and (iii) Norbord’s estimate of the Effective Time. West Fraser will review the proposed adjustment and provide within three Business Days, as calculated from the date of its receipt of the Excess Dividend Notice, a notice either (A) confirming its agreement with the proposed adjustment, (B) providing notice that it disagrees with the proposed adjustment and the reasons it is not accordance with the Arrangement Agreement or that it disagrees that the conditions to the payment of the Norbord Excess Dividend have been satisfied and the reasons for such disagreement, or (C) providing its notice that it disagrees with Norbord’s estimate of the Effective Time; and

(v)

Norbord RSUs and Norbord DSUs credited to applicable directors and employees to reflect dividends paid on the Norbord Shares pursuant to the terms of the Norbord RSU Plan and the Norbord DSU Plans, respectively;

(l)	make or commit to make capital expenditures, in the aggregate, in excess of $5 million above forecasted capital expenditures disclosed in the Norbord Capital Plan; or

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(m)	agree, resolve or commit to do any of the foregoing.

Norbord shall use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Norbord or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing or captive insurance companies are purchased that provide for sufficient coverage for Norbord and its subsidiaries consistent with the prevailing insurance practice for companies in the forest products industry; provided that, subject to Section 7.10, none of Norbord or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

5.2 Covenants of West Fraser Regarding the Conduct of Business

West Fraser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as required by this Agreement or as otherwise expressly contemplated by this Agreement, (ii) as disclosed in the West Fraser Disclosure Letter, (iii) as contemplated in the West Fraser Capital Plan, (iv) as required by applicable Laws or any Governmental Entity, (v) any COVID-19 Measures undertaken by West Fraser, provided that West Fraser shall use its commercially reasonable efforts to consult with Norbord in good faith prior to undertaking such COVID-19 Measures and provide notice to Norbord upon undertaking such COVID-19 Measures, or (vi) as consented to by West Fraser in writing (which consent shall not be unreasonably withheld or delayed), West Fraser shall, and shall cause each of its subsidiaries to conduct its business in the Ordinary Course of business consistent in all material respects with past practice, and use commercially reasonable efforts to maintain and preserve the business organization, assets, goodwill and business relationships it currently maintains and keep available the services of its respective officers and employees as a group. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement or as otherwise expressly contemplated by this Agreement or, as disclosed in the West Fraser Disclosure Letter, as contemplated in the West Fraser Capital Plan or as required by applicable Laws or any Governmental Entity, West Fraser shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of West Fraser (such consent not to be unreasonably withheld or delayed):

(a)

(i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of West Fraser or any of its subsidiaries; (iii) except in relation to internal transactions solely involving West Fraser and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries, issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares in the capital of West Fraser or its subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of West Fraser or its subsidiaries, other than the issuance of West Fraser Shares pursuant to the terms of the West Fraser Options outstanding on the date hereof, the issuance of West Fraser DS Units to directors and employees of West Fraser as regularly scheduled under the West Fraser DSU Plan; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of West

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Fraser or any of its subsidiaries, other than secondary market purchases of West Fraser Shares in accordance with the West Fraser normal course issuer bid and consistent with past practice; (v) amend the terms of any of its securities; (vi) reduce the stated capital of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of West Fraser or any of its subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS or other applicable Laws; (ix) (A) make or rescind any material Tax election, amend, in any manner adverse to West Fraser, any Tax Return, settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, or (B) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice; or (x) enter into any agreement with respect to any of the foregoing;

(b)	reorganize, amalgamate, consolidate or merge with any Person;

(c)

(i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, in whole or in part, any asset with a transaction value in excess of $5 million, other than in accordance with the West Fraser Capital Plan (which for the avoidance of doubt, shall not be considered to include the disposal by West Fraser or any subsidiary of obsolete assets or the sale by West Fraser or any subsidiary of accounts receivable or inventory in the Ordinary Course of business) or in relation to internal transactions solely involving West Fraser and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights, other than (a) the acquisition of any raw materials in the Ordinary Course of business (b) pursuant to a Contract in existence on the date hereof, (c) pursuant to acquisitions in the Ordinary Course of business not in excess of $5 million in purchase price (including any related debt financing described in clause (iii) of this Section 5.2(c) in the aggregate) or otherwise in accordance with the West Fraser Capital Plan, or (d) in relation to internal transactions solely involving West Fraser and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (iii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans, capital contributions, investments or advances, in an amount, on a per transaction or series of related transactions basis, in excess of $10 million in the aggregate, other than (a) pursuant to a Contract in existence on the date hereof, (b) in connection with acquisitions permitted under clause (ii) of this Section 5.2(c) or (c) in relation to internal transactions solely involving West Fraser and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (iv) prepay any long-term indebtedness before its scheduled maturity; (v) take any action that would result in any material amendment, modification or change of any term of any Financial

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Indebtedness of West Fraser, other than in relation to internal transactions solely involving West Fraser and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries; (vi) waive, release, grant or transfer any rights of material value; or (vii) authorize or propose any of the foregoing or enter into any agreement to do any of the foregoing;

(d)

other than in the Ordinary Course of business consistent with past practice or as is necessary to comply with the terms of this Agreement, applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 4.1(h) of the West Fraser Disclosure Letter (i) grant to any officer, director or employee of West Fraser or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, employee, consultant or director of West Fraser or any of its subsidiaries; (iii) take any action with respect to the grant of any severance, change of control, retention, bonus or termination pay to, or enter into, establish, amend or terminate any employment agreement, deferred compensation or other similar agreement with, or hire, or terminate employment (except for just cause or poor performance, and the backfill of those positions in the Ordinary Course) of, any officer or director of West Fraser or any of its subsidiaries; (iv) materially increase any benefits payable under or materially amend any Employee Plan; (v) increase bonus levels or other benefits payable to any director, executive officer, consultant or employee of West Fraser or any of its subsidiaries; (vi) provide for accelerated vesting, removal of restrictions or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time; (vii) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or other agreement with a labour union; or (viii) make any payment to a holder of West Fraser Incentive Securities in consideration for the extinguishment or termination of the West Fraser Incentive Securities;

(e)

settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against West Fraser and/or any of its subsidiaries in excess of $5 million (except where the action, claim or proceeding is insured and West Fraser’s contribution does not exceed its deductible); or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

(f)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect West Fraser or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect West Fraser or any of its affiliates from competing in any manner;

(g)	waive, release or assign any material rights, claims or benefits of West Fraser or any of its subsidiaries;

(h)	other than in the Ordinary Course of business or as is necessary to comply with applicable Laws or any Contract or Employee Plan in effect as of the date hereof

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or disclosed in Section 5.2(d) of the West Fraser Disclosure Letter: (i) modify or amend in any material respect adverse to West Fraser, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(i)

take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations;

(j)	declare, set aside or pay any dividends or other distribution (whether in cash, shares or property, or any combination thereof) on the West Fraser Shares and West Fraser Class B Shares, other than:

(i)

quarterly dividends to be paid in accordance with the dividend policy and dividend payment schedule of West Fraser currently in effect, provided that if such dividends exceed $0.30 per West Fraser Share per quarter, then such dividend shall be a West Fraser Excess Dividend;

(ii)	it will be a condition to the declaration and payment of any West Fraser Excess Dividend that:

(A)	the West Fraser Excess Dividend will be declared no earlier than five Business Days prior to the Effective Time, and will be paid in full prior to the Effective Time;

(B)	there will only be one West Fraser Excess Dividend declared and/or paid prior to the Effective Time;

(C)	the adjustment provisions of Section 2.17 shall apply; and

(D)	the conditions in Sections 5.2(j)(iii) and (iv) will be complied with;

(iii)

it will be a condition to the declaration and payment of any West Fraser Excess Dividend that West Fraser will have sufficient cash available for distribution to pay such West Fraser Excess Dividend and, specifically:

(A)

West Fraser will not fund the cash for payment of any West Fraser Excess Dividend through any borrowing, advance, loan or other liability under West Fraser’s credit facilities or any other debt or debt like arrangements (including the accounts receivable securitization program);

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(B)	payment of any West Fraser Excess Dividend will not result in West Fraser having any Financial Indebtedness in excess of that recorded on West Fraser’s September 30, 2020 balance sheet;

(C)

West Fraser will not defer or delay any ongoing capital plans, including the plans set out in the West Fraser Capital Plan referenced in the Arrangement Agreement, or the payment of expenses thereunder or the payment of any accounts payable which will be paid when due in the ordinary course in a manner consistent with past practice;

(D)

West Fraser will ensure that the payment of the West Fraser Excess Dividend would not result in West Fraser having cash on hand at the Effective Time of less than $50 million, plus the amount of cash required to pay after the Effective Time all amounts that would be payable by West Fraser and its subsidiaries in respect of taxes for the 2020 tax year to the extent that West Fraser has not fully paid such taxes through installment payments, which cash will not be funded through any borrowing, advance, loan or other liability under West Fraser’s credit facilities or any other debt or debt like arrangements (the “West Fraser Tax Installment Deficiency”); and

(E)	payment of the West Fraser Excess Dividend would not be prohibited under the Business Corporations Act (British Columbia).

(iv)

in the event that West Fraser proposes to proceed with the declaration of a West Fraser Excess Dividend, it will provide written notice of such proposal to Norbord no less than five Business Days prior to the date of declaration of the proposed West Fraser Excess Dividend (a “West Fraser Excess Dividend Notice”). Each West Fraser Excess Dividend Notice will include (i) the amount of any proposed West Fraser Excess Dividend and the proposed adjustment to the Exchange Ratio under Section 2.17, along with a certificate of an officer certifying compliance with the covenants on interim dividends, (ii) the cash and Financial Indebtedness position of West Fraser and the estimated West Fraser Tax Installment Deficiency as of a date within ten Business Days of the date of the West Fraser Excess Dividend Notice, and (iii) West Fraser’s estimate of the Effective Time. Norbord will review the proposed adjustment and provide within three Business Days, as calculated from the date of its receipt of the Excess Dividend Notice, notice either (A) confirming its agreement with the proposed adjustment, (B) providing notice that it disagrees with the proposed adjustment and the reasons it is not accordance with the Arrangement Agreement or that it disagrees that the conditions to the payment of the West Fraser Excess Dividend have been satisfied and the reasons for such disagreement, or (C) providing its notice that it disagrees with West Fraser’s estimate of the Effective Time; and

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(v)	dividend equivalents granted pursuant to the terms of the West Fraser DS Units, West Fraser RS Units and West Fraser PS Units;

(k)	make or commit to make capital expenditures, in the aggregate, in excess of $5 million above forecasted capital expenditures disclosed in the West Fraser Capital Plan; or

(l)	agree, resolve or commit to do any of the foregoing.

West Fraser shall use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by West Fraser or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing or captive insurance companies are purchased that provide for sufficient coverage for West Fraser and its subsidiaries consistent with the prevailing insurance practice for companies in the forest products industry.

5.3 Mutual Covenants

Each of the Parties covenants and agrees that, except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)

it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using commercially reasonable efforts to promptly:

(i)	obtain all necessary waivers, consents, and approvals required to be obtained by it from parties to the Material Contracts to which it is Party;

(ii)	co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; and

(iii)

obtain all necessary and material Regulatory Approvals as are required to be obtained by such party and its subsidiaries under applicable Laws, including promptly taking any and all steps necessary to obtain the Key Regulatory Approvals; and

(b)

it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, materially delay or materially impede the making or completion of the Plan of Arrangement. Without limiting the generality of the foregoing, it will not take any action or enter into any transaction, or any agreement to effect any transaction, that might reasonably be expected to make it more difficult or to increase the time required to obtain or increase the risk of not obtaining the Key Regulatory Approvals or otherwise

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prevent, delay or impede the consummation of the transactions contemplated by this Agreement.

5.4 Regulatory Approvals

(a)	Each of Norbord and West Fraser shall, as promptly as practicable after the execution of this Agreement and other than as expressly contemplated by this Agreement:

(i)	make, or cause to be made, all filings and submissions applicable to it under all Laws applicable to complete the Transaction in accordance with the terms of this Agreement,

(ii)

use its commercially reasonable efforts to obtain, or cause to be obtained, all Regulatory Approvals, including the Key Regulatory Approvals, as necessary or advisable to be obtained in order to complete the Transaction, and

(iii)	use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement.

(b)	With respect to the Key Regulatory Approvals:

(i)

each of the Parties shall, as promptly as practicable after the date of this Agreement, make, or cause to be made, all filings and submissions, and submit all documentation and information that is required to obtain the Key Regulatory Approvals, which will include the following filings to be completed within the following timeframes:

(A)

as promptly as practicable after the date of this Agreement and no later than December 2, 2020 or such later date as the Parties may agree, the Parties will prepare and file with the Commissioner of Competition with respect to the transactions contemplated by this Agreement a request for an advance ruling certificate under section 102 of the Competition Act or, in the alternative, a “No Action” letter and a waiver under s. 113(c) of the Competition Act;

(B)

as promptly as practicable after the date of this Agreement and no later than December 2, 2020 or such later date as the Parties may agree, prepare and file with the Commissioner of Competition with respect to the transactions contemplated by this Agreement a notification under Part IX of the Competition Act;

(C)

file, as promptly as practicable after the date of this Agreement, and with respect to any required filings pursuant to the HSR Act, no later than December 2, 2020 or such later date as the Parties may agree, any other filings or notifications under any other applicable Competition Laws that the Parties may mutually agree to be required

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or appropriate to consummate the transactions contemplated by this Agreement; and

(D)

file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any other Key Regulatory Approvals;

(ii)

each Party will use its commercially reasonable efforts to satisfy all requests for additional information and documentation (including responding to any “supplementary information request” or “second request” for additional information and documentary material under the Competition Act and HSR Act, respectively) received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Entity under such legislation;

(iii)	all filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Key Regulatory Approvals shall be paid equally by the Parties;

(iv)

the Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions and approvals and the preparation of any documents reasonably deemed by either of them to be necessary to discharge their respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement, including providing each other with advance copies and a reasonable opportunity to comment on all notices, information, submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents, and all pre-existing business records or other documents, supplied to or filed with any Governmental Entity, including considering in good faith any suggestions made by the other Party and its counsel; provided, however, that information indicated by either Party to be competitively sensitive shall be provided on an external counsel-only basis;

(v)

each Party will promptly notify the other Party of any substantive communications from or with any Governmental Entity with respect to the transactions contemplated hereby and will use its commercially reasonable efforts to ensure to the extent permitted by Law that the other Party, or their external counsel where appropriate, is involved in any substantive communications and invited to attend meetings with, or other appearances before, any Governmental Entity with respect to the transactions contemplated hereby. No party hereto shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, the

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parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Competition Laws; provided, that such materials may be redacted as necessary to comply with applicable Law. To the extent that any information or documentation is deemed to be competitively sensitive by a Party, acting reasonably, such information may be provided on a confidential and privileged basis to external counsel only, provided that nothing in this Agreement requires a Party to share with the other Party or its external counsel any information that relates to the valuation of the transactions contemplated by this Agreement. Such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials; and

(vi)

no Party shall extend or consent to any extension of the waiting period under the Competition Act or enter into any agreement with the Commissioner of Competition to not consummate the Arrangement, except with the written consent of the other Party, acting reasonably;

(c)

No Party shall enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(d)

Notwithstanding anything in this Agreement to the contrary and in connection with obtaining the Key Regulatory Approvals, in no event will either Party be obligated to take or to commit to take any remedial action that, in the reasonable judgement of either Party, could be expected to materially limit the right of West Fraser to own, retain, control, operate, or exploit any production or manufacturing facility or any asset material to the operation of such facility of the Parties or any of their respective subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis).

5.5 Additional Covenants of Norbord

Norbord covenants and agrees that:

(a)

except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to:

(i)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Norbord or any of its subsidiaries relating to the Arrangement;

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(ii)

obtain and maintain all third party waivers, consents and approvals required to be obtained by Norbord or any of its subsidiaries in connection with the Arrangement from other parties to Contracts with Norbord or its subsidiaries; and

(iii)

defend all lawsuits or legal proceedings against Norbord or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby until Norbord and/or any of its subsidiaries, as applicable, has exhausted all rights of appeal, and coordinate and cooperate with West Fraser in any defense pursuant to this Section 5.5(a)(iii) or Section 5.6(a)(iv).

(b)	Norbord shall promptly notify West Fraser in writing of:

(i)

any Material Adverse Effect in respect of Norbord or any change, effect, event, development, circumstance or state of facts that could reasonably be expected to have a Material Adverse Effect in respect of Norbord;

(ii)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(iii)

any notice or other communication from any material supplier, marketing partner, customer, distributor or reseller to the effect that such material supplier, marketing partner, customer, distributor or reseller is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with Norbord or any of its subsidiaries as a result of this Agreement or the Arrangement; or

(iv)

any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Norbord, its subsidiaries or the assets of Norbord.

5.6 Additional Covenants of West Fraser

(a)

Except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, West Fraser shall, and shall cause its subsidiaries to, use commercially reasonable efforts to:

(i)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from West Fraser or any of its subsidiaries relating to the Arrangement;

(ii)

prior to the completion of the Arrangement, obtain conditional approval of the listing and posting for trading on the TSX of the West Fraser Shares to be issued as the Consideration, subject only to satisfaction of the customary listing conditions of the TSX;

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(iii)

obtain and maintain all third party waivers, consents and approvals required to be obtained by West Fraser or a subsidiary in connection with the Arrangement from other parties to Contracts with West Fraser or its subsidiaries; and

(iv)

defend all lawsuits or legal proceedings against it or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby until West Fraser and/or any of its subsidiaries, as applicable, has exhausted all rights of appeal, and coordinate and cooperate with Norbord in any defense pursuant to this Section 5.6(a)(iv) or Section 5.5(a)(iii).

(b)

West Fraser shall use its commercially reasonable efforts to cause the West Fraser Shares, including the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement (subject to official notice of issuance), to be approved for listing on the NYSE on or prior to the Effective Date.

(c)	West Fraser shall promptly notify Norbord in writing of:

(i)

any Material Adverse Effect in respect of West Fraser or any change, effect, event, development, circumstance or state of facts that could reasonably be expected to have a Material Adverse Effect in respect of West Fraser;

(ii)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement; or

(iii)

any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting West Fraser, its subsidiaries or the assets of West Fraser, in each case to the extent that such filing, actions, suits, claims, investigations or proceedings would reasonably be expected to impair, impede, materially delay or prevent West Fraser from performing its obligations under this Agreement.

5.7 Financing Assistance

Norbord shall provide and shall use commercially reasonable efforts to have its Representatives (including counsel, financial advisors and auditors) provide to West Fraser cooperation reasonably requested by West Fraser in connection with any financing entered into in connection with the Arrangement, compliance with or modifications to or waivers of the provisions of any indebtedness of Norbord, and/or the retirement, redemption, satisfaction and discharge of any Financial Indebtedness of West Fraser (collectively, the “Financing”), including: (i) furnishing West Fraser as promptly as reasonably practicable with financial and other information regarding Norbord and its subsidiaries, provided that competitively sensitive information may be provided only to the external counsel of West Fraser, (ii) using its commercially reasonable efforts to facilitate the pledging of collateral in connection with the Financing (subject to the occurrence of the Effective Time), including facilitating the execution

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and delivery of any customary collateral documents and other customary certificates and documents as may be reasonably requested by West Fraser, (iii) participating in meetings, drafting sessions, rating agency presentations and due diligence sessions, (iv) assisting West Fraser and its financing sources with the preparation of bank information memoranda and other marketing and rating agency materials for the Financing, (v) cooperating with West Fraser to obtain customary corporate and facilities ratings including for Norbord and the Financing and (vi) using its commercially reasonable efforts to obtain customary payoff letters, redemption notices, releases of liens and instruments of termination or discharge; provided, however, that (A) such requested cooperation or Financing is not, in the opinion of Norbord or Norbord’s counsel, acting reasonably, prejudicial to Norbord or any of its subsidiaries or the Norbord Shareholders, (B) such requested cooperation or Financing shall not materially impede, delay or prevent the satisfaction of any conditions set forth in Article 6, (C) such requested cooperation or Financing shall not materially impede, delay or prevent the consummation of the Arrangement, (D) such requested cooperation or Financing shall not require Norbord to obtain the approval of the Norbord Shareholders and shall not require West Fraser to obtain the approval of the holders of any securities of West Fraser or any of its Affiliates, (E) West Fraser shall pay all of the cooperation costs and all direct or indirect costs and liabilities, fees, damages, penalties and Taxes that may be incurred as a consequence of such requested cooperation or Financing, including actual out-of-pocket costs and expenses for external counsel and auditors which may be incurred by Norbord, (F) such requested cooperation or Financing does not require the directors, officers, employees or agents of Norbord or its subsidiaries to take any action in any capacity other than as a director, officer or employee, and (G) no such requested cooperation or Financing shall be considered to constitute a breach of the representations, warranties or covenants of Norbord hereunder.

5.8 Pre-Acquisition Reorganization

(a)

Subject to Section 5.8(b), Norbord agrees that, upon request of West Fraser, Norbord shall use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as West Fraser may request prior to the Effective Date, acting reasonably (each a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with West Fraser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; provided that the completion of a Pre-Acquisition Reorganization shall not be a condition to the consummation of the Arrangement.

(b)

Norbord and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.8(a) unless such Pre-Acquisition Reorganization in the opinion of Norbord, acting reasonably:

(i)

cannot reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to the Norbord Shareholders incrementally greater than the Taxes to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(ii)	is not prejudicial to Norbord or its securityholders in any material respect;

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(iii)	does not require Norbord to obtain the approval of securityholders of Norbord or proceed absent any required consent of any third party (including any Regulatory Approval);

(iv)	does not unreasonably interfere with Norbord’s or its subsidiaries’ material operations prior to the Effective Time;

(v)	does not require Norbord or its subsidiaries to contravene any Contract, Regulatory Approval or applicable Laws, or its organization documents;

(vi)	can be completed immediately prior to the Effective Date; and

(vii)

does not impair the ability of Norbord to consummate, and will not prevent or materially delay the consummation of, the Arrangement, and would not reasonably be expected to prevent any Person from making a Norbord Superior Proposal.

(c)

West Fraser must provide written notice to Norbord of any proposed Pre-Acquisition Reorganization in reasonable written detail at least twenty-five Business Days prior to the Effective Date. Upon receipt of such notice, Norbord and West Fraser shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after West Fraser has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied); provided that no Pre-Acquisition Reorganization will be made effective unless: (i) the Parties are reasonably certain, after consulting with one another, that the Arrangement will become effective; (ii) such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting the Norbord Shareholders, holders of Incentive Securities, Norbord or any of its subsidiaries in the event that the Arrangement does not become effective and this Agreement is terminated; or (iii) Norbord otherwise reasonably agrees.

(d)

West Fraser agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization, including professional fees and expenses and Taxes, to be carried out at its request and shall indemnify and save harmless Norbord and its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any unwinding, reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Norbord under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed, West Fraser shall reimburse

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Norbord forthwith for all reasonable fees and expenses (including any professional fees and expenses and Taxes) incurred by Norbord in considering or effecting all or any part of the Pre-Acquisition Reorganization. The obligation of West Fraser to reimburse Norbord set out in this Section 5.8(d) will be in addition to any other payment West Fraser may be obligated to make hereunder and will survive the termination of this Agreement.

5.9 Privacy

(a)

Each Party acknowledges and confirms that the disclosure of Transferred Information to the other Party is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Party and the completion of the transactions contemplated herein.

(b)

Each Party covenants and agrees to, upon request, use reasonable efforts to advise the other Party of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where such Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.

(c)	Each Party receiving Transferred Information from the other Party covenants and agrees to:

(i)

prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii)

where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the other Party;

(iii)	return or destroy the Transferred Information, at the direction of the other Party, should the transactions contemplated herein not be completed; and

(iv)

notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to the other Party requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until such Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Law.

(d)	Each Party covenants and agrees, after the completion of the transactions contemplated herein, to collect, use and disclose the Transferred Information only

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for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) Norbord or West Fraser have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual.

(e)

Each Party shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the other Party’s obligations hereunder and in accordance with applicable Law.

(f)

Each Party shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the Party who have a bona fide need to access such information in order to complete the transactions contemplated herein.

ARTICLE 6

CONDITIONS

6.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived, in whole or in part, with the mutual consent of West Fraser and Norbord:

(a)	the Norbord Shareholder Approval shall have been obtained at the Norbord Meeting in accordance with the Interim Order, applicable Law and this Agreement;

(b)	the West Fraser Shareholder Approval shall have been obtained at the West Fraser Meeting in accordance with applicable Law and this Agreement;

(c)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance satisfactory to each Party, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, acting reasonably, on appeal or otherwise;

(d)

the TSX shall have conditionally approved the listing thereon of the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement and the West Fraser Shares issuable on the exercise of the Replacement Options, subject, in each case, to the satisfaction of customary listing conditions of the TSX;

(e)	the Key Regulatory Approvals shall have been obtained;

(f)

other than in connection with a Regulatory Action addressed in Section 6.1(g) below, there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, and there shall not have been any action taken under any Law by any Governmental Entity or other regulatory authority or any other Person, that makes illegal or

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otherwise directly or indirectly enjoins, prevents or prohibits Norbord or West Fraser from consummating the Arrangement;

(g)

there shall not be any Regulatory Action filed, taken or commenced as a result of the Arrangement (i) to cease trade, enjoin or prohibit West Fraser’s ability to acquire, hold, or exercise full rights of ownership over, any Norbord Shares, including the right to vote the Norbord Shares, or (ii) seeking to (A) prohibit the Arrangement, (B) prohibit the ownership or operation by West Fraser of any portion of the business, properties, assets or product lines of Norbord and its subsidiaries; (C) compel West Fraser to dispose of or hold separate any portion of the business, properties, assets or product lines of West Fraser and its subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis); or (D) limiting West Fraser’s freedom of action with respect to West Fraser and its subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis);

(h)

the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control Persons or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities); and

(i)

the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and will not be subject to resale restrictions under the U.S. Securities Act or subject to restrictions applicable to affiliates (as defined in Rule 405 of the U.S. Securities Act) of West Fraser following the Effective Date.

6.2 Additional Conditions Precedent to the Obligations of West Fraser

The obligations of West Fraser to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of West Fraser and may be waived by West Fraser in whole or in part at any time):

(a)

all covenants of Norbord under this Agreement to be performed on or before the Effective Date which have not been waived by West Fraser shall have been duly performed by Norbord in all material respects, and West Fraser shall have received a certificate of Norbord addressed to West Fraser and dated the Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)

(i) each Norbord Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (ii) all other representations and warranties of Norbord shall be true

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and correct as of the Effective Time in all respects (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except (x) where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to Norbord and (y) that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Norbord under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract); and (iii) West Fraser shall have received a certificate of Norbord addressed to West Fraser and dated the Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)

since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Norbord and Norbord will have delivered to West Fraser a certificate of Norbord addressed to West Fraser and dated the Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)

to the extent that Norbord has declared a Norbord Excess Dividend, such Norbord Excess Dividend will have been paid prior to the Effective Date and each condition to the payment of such Norbord Excess Dividend set forth in Section 5.1(k) will have been materially complied with; and

(e)	Norbord Shareholders shall not have exercised their Dissent Rights in connection with the Arrangement with respect to more than 5% of the Norbord Shares.

6.3 Additional Conditions Precedent to the Obligations of Norbord

The obligations of Norbord to complete the Arrangement are subject to the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of Norbord and may be waived by Norbord in whole or in part at any time):

(a)

all covenants of West Fraser under this Agreement to be performed on or before the Effective Date which have not been waived by Norbord shall have been duly performed by West Fraser in all material respects, and Norbord shall have received a certificate of West Fraser, addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)

(i) each West Fraser Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that

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specified date), (ii) all other representations and warranties of West Fraser shall be true and correct in all respects (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to West Fraser; and (iii) Norbord shall have received a certificate of West Fraser addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer of West Fraser (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)

since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to West Fraser and West Fraser will have delivered to Norbord a certificate of West Fraser addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer of West Fraser (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)

the NYSE shall have approved the listing thereon of the West Fraser Shares, including the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement and the West Fraser Shares issuable upon the exercise of the Replacement Options (subject only to official notice of issuance);

(e)

to the extent that West Fraser has declared a West Fraser Excess Dividend, such West Fraser Excess Dividend will have been paid prior to the Effective Date and each condition to the payment of such West Fraser Excess Dividend set forth in Section 5.2(j) will have been materially complied with; and

(f)

West Fraser shall have deposited, or caused to be deposited, with the Depositary sufficient West Fraser Shares to satisfy the obligations under Section 2.12 and the Depositary will have confirmed to Norbord receipt from or on behalf of West Fraser of such West Fraser Shares.

6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1 to Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all West Fraser Shares held in escrow by the Depositary pursuant to Section 2.12 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any Person.

6.5 Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the

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Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(a) or Section 6.3(a) not to be satisfied; or

(b)

result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(b) or Section 6.3(b) not to be satisfied.

Neither Party may exercise its rights to terminate this Agreement, pursuant to Section 8.2(c)(v), with respect to termination by West Fraser or pursuant to Section 8.2(d)(iv) with respect to termination by Norbord, unless such Party has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party is asserting as the basis for the non-fulfilment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered by a Party, provided that such other Party is proceeding diligently to cure such matter and such matter is capable of being cured, the Party may not terminate this Agreement pursuant to such termination right until the earlier of (i) the Outside Date and (ii) the date that is 10 Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, the Norbord Meeting (with respect to a notice delivered by West Fraser) or the West Fraser Meeting (with respect to a notice delivered by Norbord), such application and/or meetings shall be postponed, if and to the extent necessary, until the expiry of such period.

Notification provided under this Section 6.5 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. In addition, the failure by any Party to provide a notification pursuant to Section 6.5 shall not be considered in determining whether any condition in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.3(a) or Section 6.3(b) has been satisfied.

Neither Norbord nor West Fraser may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated hereby.

ARTICLE 7

ADDITIONAL COVENANTS

7.1 Norbord Non-Solicitation

(a)

Except as expressly provided in this Article 7, Norbord shall not, directly or indirectly, through any of its Representatives or subsidiaries, or otherwise, and shall not permit or authorize any such Person to do so on its behalf:

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(i)

solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Norbord or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than West Fraser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that, if Norbord is in compliance with its obligations under this Article 7, Norbord shall be permitted to: (A) communicate with any Person for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person; (B) advise any Person of the restrictions of this Agreement; and (C) advise any Person making an Acquisition Proposal that the Norbord Board has determined that such Acquisition Proposal does not constitute or is not reasonably expected to constitute or lead to a Superior Proposal;

(iii)	take any action or fail to take any action that, in either case, constitutes a Norbord Change in Recommendation;

(iv)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Norbord Board of the transactions contemplated hereby; or

(v)

accept or enter into or publicly propose to accept or enter into (other than a confidentiality agreement permitted pursuant to Section 7.3) any letter of intent, agreement in principle, agreement, arrangement or understanding in respect of any Acquisition Proposal.

(b)

Norbord shall, and shall cause its subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities commenced prior to the date of this Agreement with any Person (other than West Fraser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, Norbord will:

(i)

promptly discontinue access to and disclosure of all confidential information, including any data room and access to properties, facilities, books and records of Norbord or of any of its subsidiaries; and

(ii)

use its commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require (i) the return or destruction of all copies of any non-public confidential information regarding Norbord or any of its subsidiaries provided to any Person (other than West Fraser) since January 1, 2020 in respect of a possible Acquisition

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Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Norbord or any of its subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)

Norbord represents and warrants as of the date of this Agreement that neither Norbord nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, non-solicitation, business purpose, use or similar agreement or restriction to which Norbord or any of its subsidiaries is a party. Norbord covenants and agrees (i) that, except in respect of an unsolicited Acquisition Proposal made on a non-public basis to Norbord as contemplated by Sections 7.3 or 7.4, Norbord shall use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which Norbord or any of its subsidiaries is a party, and (ii) that neither it, nor any of its subsidiaries have or will, without the prior written consent of West Fraser (which may be withheld or delayed in West Fraser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Norbord, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which Norbord or any of its subsidiaries is a party; provided, however, that West Fraser acknowledges and agrees that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms shall not be a violation of this Section 7.1(c)(ii).

7.2 Notification of Acquisition Proposals

If Norbord or any of its subsidiaries or, to the knowledge of Norbord, or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal with respect to Norbord after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to Norbord or any subsidiary in connection with such an Acquisition Proposal, Norbord shall as soon as practicable and in any event within 24 hours of the receipt thereof notify West Fraser (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of its material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all Persons making the Acquisition Proposal inquiry, proposal, offer or request and will provide West Fraser with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Persons. Norbord shall keep West Fraser promptly and fully informed of the status of material or substantive developments and (to the extent Norbord is permitted by Section 7.3 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, including any material changes, modifications or other amendments to such Acquisition Proposal or request, and shall promptly provide to West Fraser copies of all material or substantive documents and correspondence (if not delivered in writing or electronic form, then by way of a description of the material terms communicated), received in respect of, from or on behalf of any Person in connection with such Acquisition Proposal.

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7.3 Responding to Acquisition Proposal and Superior Proposals

(a)

Notwithstanding Section 7.1, if at any time prior to obtaining the Norbord Shareholder Approval, Norbord receives a bona fide written Acquisition Proposal (that was not solicited after the date hereof in contravention of Section 7.1(a)), Norbord or its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of Norbord or its subsidiaries to the Person making such Acquisition Proposal, if and only if:

(i)

the Norbord Board first determines in good faith, after consultation with its non-related financial advisors and its outside legal counsel, that such Acquisition Proposal (disregarding any due diligence or access condition) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations or to provide such access or disclosure would be inconsistent with its fiduciary duties;

(ii)

such Person submitting the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with Norbord or any of its subsidiaries;

(iii)	Norbord has been, and continues to be, in compliance with its obligations under this Article 7;

(iv)

prior to providing any such copies, access, or disclosure, Norbord enters into a confidentiality agreement with such Person substantially in the same form as the Confidentiality Agreement and on terms no less favourable, in the aggregate, to Norbord and that is no less onerous or more beneficial to such Person and any such copies, access or disclosure provided to such Person shall have already been (or will simultaneously be) provided to West Fraser; and

(v)	Norbord promptly provides West Fraser with:

(A)

written notice stating Norbord’s intention to participate in such discussions or negotiations and to provide such access and disclosure and that the Norbord Board has determined that the failure to take such action would be inconsistent with its fiduciary duties, together with

(B)	a copy of the confidentiality agreement referred to in paragraph 7.3(a)(iv) above.

(b)	Notwithstanding anything else in this Agreement:

(i)	the Norbord Board has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made

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for the Norbord Shares, that it determines is not a Norbord Superior Proposal, provided that West Fraser and its outside legal counsel have been provided with a reasonable opportunity to review and comment on any such response and the Norbord Board shall give reasonable consideration to such comments; and

(ii)	prior to the Norbord Meeting, Norbord and the Norbord Board shall not be prohibited from making a Norbord Change in Recommendation if:

(A)	a Material Adverse Effect with respect to West Fraser has occurred and is continuing; and

(B)	the Norbord Board has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties.

7.4 Norbord Superior Proposal Determination and Right to Match

(a)

If Norbord receives an Acquisition Proposal that the Norbord Board has determined constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Norbord Shareholders, Norbord may, subject to compliance with Article 8, make a Norbord Change in Recommendation and enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)

the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to any existing confidentiality, non-disclosure, standstill, business purpose or other similar agreement, restriction or covenant with Norbord or any of its subsidiaries;

(ii)	Norbord has been, and continues to be, in compliance with its obligations under this Article 7 in all material respects;

(iii)

Norbord has delivered to West Fraser a written notice of the determination of the Norbord Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Norbord Board to enter into a definitive agreement with respect to such Superior Proposal (the “Norbord Superior Proposal Notice”), which Norbord Superior Proposal Notice will set forth the determinations of the Norbord Board regarding the value and financial terms that the Norbord Board, in consultation with Norbord’s outside legal counsel and non-related financial advisor, has determined should be ascribed to any non-cash consideration offered under such Norbord Superior Proposal;

(iv)

Norbord has provided West Fraser a copy of the proposed definitive agreement for the Superior Proposal, together with all documentation and supporting materials related to and detailing the Superior Proposal, including any financing documents received by Norbord in connection with the Superior Proposal;

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(v)	at least five Business Days (the “West Fraser Matching Period”) have elapsed from the date on which West Fraser received a copy of the documentation referred to in Section 7.4(a)(iv) above;

(vi)

during any West Fraser Matching Period, West Fraser has had the opportunity (but not the obligation), in accordance with Section 7.4(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)	after the West Fraser Matching Period, the Norbord Board has determined in good faith, after consultation with its outside legal counsel and non-related financial advisor, that:

(A)	such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by West Fraser under Section 7.4(b)); and

(B)	the failure of the Norbord Board to recommend that Norbord enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(viii)

prior to or concurrently with entering into such definitive agreement Norbord terminates this Agreement pursuant to Section 8.2(d)(iv) and pays the Termination Fee to West Fraser pursuant to Section 8.3(a)(ii).

(b)	During the West Fraser Matching Period, or such longer period as Norbord may approve in writing for such purpose:

(i)	West Fraser will have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration;

(ii)

the Norbord Board shall review any offer made by West Fraser under this Section 7.4(b) to amend the terms of this Agreement and the Arrangement in good faith and in a manner consistent with the fiduciary duties of the Norbord Board in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and

(iii)

Norbord shall negotiate with West Fraser in good faith and in a manner consistent with the fiduciary duties of the Norbord Board to make such amendments to the terms of this Agreement and the Arrangement as would enable West Fraser to proceed with the transactions contemplated by this Agreement on such amended terms.

If the Norbord Board determines that such Acquisition Proposal would cease to be a Superior Proposal as compared to the proposed amendments to the terms of this Agreement, Norbord shall promptly so advise West Fraser and the Parties shall amend this Agreement to reflect such offer made by West Fraser, and shall take and

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cause to be taken all such actions as are necessary to give effect to the foregoing, including promptly re-affirming the Norbord Board Recommendation to the Norbord Shareholders.

(c)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Norbord Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.4, and West Fraser shall be afforded a new three Business Day West Fraser Matching Period from the later of (i) the date on which West Fraser received the Norbord Superior Proposal Notice with respect to the new Superior Proposal from Norbord, and (ii) the date on which West Fraser received a copy of the documentation referred to in Section 7.4(a)(iii) above with respect to such new Superior Proposal.

(d)

The Norbord Board shall promptly reaffirm the Norbord Board Recommendation by press release after: (i) the Norbord Board determines any Acquisition Proposal that has been publicly announced or publicly disclosed is not a Norbord Superior Proposal; or (ii) the Norbord Board determines that a proposed amendment to the terms of this Agreement would result in any Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and West Fraser has so amended the terms of this Agreement. West Fraser and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Norbord shall make all reasonable amendments to such press release as requested by West Fraser and its counsel.

(e)

If Norbord provides a Norbord Superior Proposal Notice to West Fraser on a date that is less than seven Business Days before the Norbord Meeting, Norbord shall be entitled to, and shall upon request from West Fraser, postpone such Norbord Meeting in accordance with the terms of this Agreement to a date specified by West Fraser that is not more than seven Business Days after the scheduled date of the Norbord Meeting. If a West Fraser Matching Period would not terminate before the date fixed for the Norbord Meeting, Norbord shall adjourn or postpone the Norbord Meeting to a date that is at least five Business Days after the expiration of the applicable West Fraser Matching Period. Notwithstanding the foregoing, in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

(f)

For greater certainty, notwithstanding any Norbord Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Norbord shall cause the Norbord Meeting to occur and the Arrangement Resolution to be put to the Norbord Shareholders thereat for consideration in accordance with this Agreement, and Norbord shall not, except as required by applicable Law, submit to a vote of the Norbord Shareholders any Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement.

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7.5 West Fraser Non-Solicitation

(a)

Except as expressly provided in this Article 7, West Fraser shall not, directly or indirectly, through any of its Representatives or subsidiaries, or otherwise, and shall not permit or authorize any such Person to do so on its behalf:

(i)

solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of West Fraser or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Norbord) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that, if West Fraser is in compliance with its obligations under this Article 7, West Fraser shall be permitted to: (A) communicate with any Person for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person; (B) advise any Person of the restrictions of this Agreement; and (C) advise any Person making an Acquisition Proposal that the West Fraser Board has determined that such Acquisition Proposal does not constitute or is not reasonably expected to constitute or lead to a Superior Proposal;

(iii)	take any action or fail to take any action that, in either case, constitutes a West Fraser Change in Recommendation;

(iv)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the West Fraser Board of the transactions contemplated hereby; or

(v)

accept or enter into or publicly propose to accept or enter into (other than a confidentiality agreement permitted pursuant to Section 7.7) any letter of intent, agreement in principle, agreement, arrangement or understanding in respect of any Acquisition Proposal.

(b)

West Fraser shall, and shall cause its subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities commenced prior to the date of this Agreement with any Person (other than Norbord) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, West Fraser will:

(i)

promptly discontinue access to and disclosure of all confidential information, including any data room and access to properties, facilities, books and records of West Fraser or of any of its subsidiaries; and

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(ii)

use its commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require (i) the return or destruction of all copies of any non-public confidential information regarding West Fraser or any of its subsidiaries provided to any Person (other than Norbord) since January 1, 2020 in respect of a possible Acquisition Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding West Fraser or any of its subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)

West Fraser represents and warrants as of the date of this Agreement that neither West Fraser nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, non-solicitation, business purpose, use or similar agreement or restriction to which West Fraser or any of its subsidiaries is a party. West Fraser covenants and agrees (i) that, except in respect of an unsolicited Acquisition Proposal made on a non-public basis to West Fraser as contemplated by Sections 7.6 or 7.7, West Fraser shall use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which West Fraser or any of its subsidiaries is a party, and (ii) that neither it, nor any of its subsidiaries have or will, without the prior written consent of Norbord (which may be withheld or delayed in Norbord’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting West Fraser, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which West Fraser or any of its subsidiaries is a party; provided, however, that Norbord acknowledges and agrees that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms shall not be a violation of this Section 7.5(c)(ii).

7.6 Notification of Acquisition Proposals

If West Fraser or any of its subsidiaries or, to the knowledge of West Fraser, or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal with respect to West Fraser after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to West Fraser or any subsidiary in connection with such an Acquisition Proposal, West Fraser shall as soon as practicable and in any event within 24 hours of the receipt thereof notify Norbord (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of its material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all Persons making the Acquisition Proposal inquiry, proposal, offer or request and will provide Norbord with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Persons. West Fraser shall keep Norbord promptly and fully informed of the status of material or substantive developments and (to the extent West Fraser is permitted by Section 7.7 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, including any material changes, modifications or other amendments to such Acquisition Proposal or request, and

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shall promptly provide to Norbord copies of all material or substantive documents and correspondence (if not delivered in writing or electronic form, then by way of a description of the material terms communicated) received in respect of, from or on behalf of any Person in connection with such Acquisition Proposal.

7.7 Responding to Acquisition Proposal and Superior Proposals

(a)

Notwithstanding Section 7.5, if at any time prior to obtaining the West Fraser Shareholder Approval, West Fraser receives a bona fide written Acquisition Proposal (that was not solicited after the date hereof in contravention of Section 7.5(a)), West Fraser or its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of West Fraser or its subsidiaries to the Person making such Acquisition Proposal, if and only if:

(i)

the West Fraser Board first determines in good faith, after consultation with its non-related financial advisors and its outside legal counsel, that such Acquisition Proposal (disregarding any due diligence or access condition) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations or to provide such access or disclosure would be inconsistent with its fiduciary duties;

(ii)

such Person submitting the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with West Fraser or any of its subsidiaries;

(iii)	West Fraser has been, and continues to be, in compliance with its obligations under this Article 7;

(iv)

prior to providing any such copies, access, or disclosure, West Fraser enters into a confidentiality agreement with such Person substantially in the same form as the Confidentiality Agreement and on terms no less favourable, in the aggregate, to West Fraser and that is no less onerous or more beneficial to such Person and any such copies, access or disclosure provided to such Person shall have already been (or will simultaneously be) provided to West Fraser; and

(v)	West Fraser promptly provides Norbord with:

(A)

written notice stating West Fraser’s intention to participate in such discussions or negotiations and to provide such access and disclosure and that the West Fraser Board has determined that the failure to take such action would be inconsistent with its fiduciary duties, together with

(B)	a copy of the confidentiality agreement referred to in paragraph 7.7(a)(iv) above.

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(b)	Notwithstanding anything else in this Agreement:

(i)

the West Fraser Board has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made for the West Fraser Shares that it determines is not a West Fraser Superior Proposal, provided that Norbord and its outside legal counsel have been provided with a reasonable opportunity to review and comment on any such response and the West Fraser Board shall give reasonable consideration to such comments; and

(ii)	prior to the West Fraser Meeting, West Fraser and the West Fraser Board shall not be prohibited from making a West Fraser Change in Recommendation if:

(A)	a Material Adverse Effect with respect to Norbord has occurred and is continuing; and

(B)	the West Fraser Board has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties.

7.8 West Fraser Superior Proposal Determination and Right to Match

(a)

If West Fraser receives an Acquisition Proposal that the West Fraser Board has determined constitutes a Superior Proposal prior to the approval of the West Fraser Resolution by the West Fraser Shareholders, West Fraser may, subject to compliance with Article 8, make a West Fraser Change in Recommendation and enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)

the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to any existing confidentiality, non-disclosure, standstill, business purpose or other similar agreement, restriction or covenant with West Fraser or any of its subsidiaries;

(ii)	West Fraser has been, and continues to be, in compliance with its obligations under this Article 7 in all material respects;

(iii)

West Fraser has delivered to Norbord a written notice of the determination of the West Fraser Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the West Fraser Board to enter into a definitive agreement with respect to such Superior Proposal (the “West Fraser Superior Proposal Notice”), which West Fraser Superior Proposal Notice will set forth the determinations of the West Fraser Board regarding the value and financial terms that the West Fraser Board, in consultation with its non-related financial advisor and West Fraser’s outside legal counsel, has determined should be ascribed to any non-cash consideration offered under such West Fraser Superior Proposal;

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(iv)

West Fraser has provided Norbord a copy of the proposed definitive agreement for the Superior Proposal, together with all documentation and supporting materials related to and detailing the Superior Proposal, including any financing documents received by West Fraser in connection with the Superior Proposal;

(v)	at least five Business Days (the “Norbord Matching Period”) have elapsed from the date on which Norbord received a copy of the documentation referred to in Section 7.8(a)(iv) above;

(vi)

during any Norbord Matching Period, Norbord has had the opportunity (but not the obligation), in accordance with Section 7.8(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)	after the Norbord Matching Period, the West Fraser Board has determined in good faith, after consultation with its outside legal counsel and non-related financial advisor, that:

(A)	such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by Norbord under Section 7.8(b)); and

(B)	the failure of the West Fraser Board to recommend that West Fraser enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(viii)

prior to or concurrently with entering into such definitive agreement West Fraser terminates this Agreement pursuant to Section 8.2(c)(iv) and pays to Norbord the Termination Fee pursuant to Section 8.3(b)(ii).

(b)	During the Norbord Matching Period, or such longer period as West Fraser may approve in writing for such purpose:

(i)	Norbord will have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including a decrease in, or modification of, the Consideration;

(ii)

the West Fraser Board shall review any offer made by Norbord under this Section 7.8(b) to amend the terms of this Agreement and the Arrangement in good faith and in a manner consistent with the fiduciary duties of the West Fraser Board in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and

(iii)

West Fraser shall negotiate with Norbord in good faith and in a manner consistent with the fiduciary duties of the West Fraser Board to make such amendments to the terms of this Agreement and the Arrangement as would enable Norbord to proceed with the transactions contemplated by this Agreement on such amended terms.

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If the West Fraser Board determines that such Acquisition Proposal would cease to be a Superior Proposal as compared to the proposed amendments to the terms of this Agreement, West Fraser shall promptly so advise Norbord and the Parties shall amend this Agreement to reflect such offer made by Norbord, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing, including promptly re-affirming the West Fraser Board Recommendation to the West Fraser Shareholders.

(c)

Each successive amendment or modification to any Acquisition Proposal that results in a decrease in, or modification of, the consideration (or value of such consideration) to be received by the Norbord Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.8, and Norbord shall be afforded a new three Business Day Norbord Matching Period from the later of (i) the date on which Norbord received the West Fraser Superior Proposal Notice with respect to the new Superior Proposal from West Fraser, and (ii) the date on which Norbord received a copy of the documentation referred to in Section 7.8(a)(iv) above with respect to such new Superior Proposal.

(d)

The West Fraser Board shall promptly reaffirm the West Fraser Board Recommendation by press release after: (i) the West Fraser Board determines any Acquisition Proposal that has been publicly announced or publicly disclosed is not a West Fraser Superior Proposal; or (ii) the West Fraser Board determines that a proposed amendment to the terms of this Agreement would result in any Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Norbord has so amended the terms of this Agreement. Norbord and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release. West Fraser shall make all reasonable amendments to such press release as requested by Norbord and its counsel.

(e)

If West Fraser provides a West Fraser Superior Proposal Notice to Norbord on a date that is less than seven Business Days before the West Fraser Meeting, West Fraser shall be entitled to, and shall upon request from Norbord, postpone such West Fraser Meeting in accordance with the terms of this Agreement to a date specified by Norbord that is not more than seven days after the scheduled date of the West Fraser Meeting. If a Norbord Matching Period would not terminate before the date fixed for the West Fraser Meeting, West Fraser shall adjourn or postpone the West Fraser Meeting to a date that is at least five Business Days after the expiration of the applicable Norbord Matching Period. Notwithstanding the foregoing, in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

(f)

For greater certainty, notwithstanding any West Fraser Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, West Fraser shall cause the West Fraser Meeting to occur and the West Fraser Resolution to be put to the West Fraser Shareholders thereat for consideration in accordance with this Agreement, and West Fraser shall not, except as required by applicable Law, submit to a vote of the West Fraser Shareholders

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any Acquisition Proposal other than the West Fraser Resolution prior to the termination of this Agreement.

7.9 Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause its respective subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisors and agents to, afford to other Party and its Representatives (upon reasonable advance notice and, at the option of such Party, with a representative of such Party present), such reasonable access during regular business hours as the other Party may reasonably require at all reasonable times, without material disruption to the conduct of such Party’s business, to its and its subsidiaries’ officers, employees, agents, properties, books, records and Contracts, and shall make available to the other Party all data and information as such other Party may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section 7.9 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.10 Insurance and Indemnification

(a)

Prior to the Effective Time, Norbord shall be entitled to purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by Norbord and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and West Fraser will, or will cause Norbord and its subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 300% of the annual premiums currently in effect for such director and officer liability coverage.

(b)

West Fraser shall cause Norbord to ensure that the articles and/or by-laws of Norbord and its subsidiaries (or their respective successors) shall contain the provisions with respect to indemnification set forth in Norbord’s or the applicable subsidiary’s current articles and/or by-laws, which provisions shall not, except to the extent required by applicable Laws, be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect any rights of indemnification of individuals who, immediately prior to the Effective Date, were directors or officers of Norbord or any of its subsidiaries (together with their respective heirs, executors or administrators, an “Indemnified Party”).

(c)

West Fraser agrees that it shall cause Norbord to honour all rights to indemnification or exculpation now existing in favour of Indemnified Parties, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

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(d)	West Fraser shall pay all reasonable expenses, including legal fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.10.

(e)

The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organization documents of Norbord or any of its subsidiaries or any other indemnification arrangement.

(f)

The provisions of this Section 7.10 shall survive the consummation of the Effective Time for a period of six years and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(g)

In the event West Fraser, Norbord or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any Person, then, proper provision shall be made so that the successors and assigns of West Fraser or Norbord, as the case may be, shall assume the obligations set forth in this Section 7.10.

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2 Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of Norbord and West Fraser;

(b)	by either Norbord or West Fraser, if:

(i)

the Effective Date shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(ii)

after the date hereof, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Norbord or West Fraser from consummating the Arrangement and such applicable Law or Order shall have become final and non-appealable;

(iii)	the Norbord Meeting shall have been held and completed and the Norbord Shareholder Approval shall not have been obtained, provided that the right

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to terminate this Agreement pursuant to this Section 8.2(b)(iii) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to obtain the Norbord Shareholder Approval; or

(iv)

the West Fraser Meeting shall have been held and completed and the West Fraser Shareholder Approval shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 8.2(b)(iv) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to obtain the West Fraser Shareholder Approval;

(c)	by West Fraser, if:

(i)

the Norbord Board takes any action or fails to take any action that, in either case, results in a Norbord Change in Recommendation, other than in circumstances where the Norbord Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to West Fraser and Norbord has complied with Section 7.3(b)(ii)(B);

(ii)

Norbord enters into (other than a confidentiality agreement pursuant to Section 7.3) any letter of intent, agreement in principal, agreement, arrangement or understanding in respect of an Acquisition Proposal, other than in circumstances where Norbord has terminated this Agreement in accordance with Section 8.2(d)(iv) and paid the Termination Fee in accordance with Section 8.3(a)(ii);

(iii)	Norbord breaches its obligations under Section 7.1, Section 7.2, Section 7.3 or Section 7.4 in any material respect;

(iv)

prior to obtaining the West Fraser Shareholder Approval, subject to West Fraser having complied with Section 7.7 and Section 7.8, the West Fraser Board authorizes West Fraser to enter into an agreement (other than a confidentiality agreement pursuant to Section 7.7) with respect to a Superior Proposal in accordance with Section 7.8; provided that concurrently with such termination, West Fraser pays the Termination Fee payable pursuant to Section 8.3 to Norbord;

(v)

Norbord breaches any representation or warranty of Norbord set forth in this Agreement which breach would cause the condition in Section 6.2(b) not to be satisfied or Norbord fails to perform any material covenant or material obligation made in this Agreement, which failure would cause the conditions in Section 6.2(a) not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.5; provided that any wilful breach shall be deemed incapable of being cured and provided that West Fraser is not then in breach of this

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Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied; or

(vi)	a Material Adverse Effect has occurred with respect to Norbord and is continuing, provided that the West Fraser Board has complied with Section 7.7(b)(ii)(B).

(d)	by Norbord, if:

(i)

the West Fraser Board takes any action or fails to take any action that, in either case, results in a West Fraser Change in Recommendation, other than in circumstances where the West Fraser Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to Norbord and West Fraser has complied with Section 7.7(b)(ii)(B);

(ii)

West Fraser enters into (other than a confidentiality agreement pursuant to Section 7.7) any letter of intent, agreement in principal, agreement, arrangement or understanding in respect of an Acquisition Proposal, other than in circumstances where West Fraser has terminated this Agreement in accordance with Section 8.2(c)(iv) and paid the Termination Fee in accordance with Section 8.3(b)(ii);

(iii)	West Fraser breaches its obligations under Section 7.5, Section 7.6, Section 7.7 or Section 7.8 in any material respect;

(iv)

prior to obtaining Norbord Shareholder Approval, subject to Norbord having complied with Sections 7.3 and 7.4, the Norbord Board authorizes Norbord to enter into an agreement (other than a confidentiality agreement pursuant to Section 7.3) with respect to a Superior Proposal in accordance with Section 7.4; provided that concurrently with such termination, Norbord pays the Termination Fee payable pursuant to Section 8.3(a)(ii) to West Fraser;

(v)

West Fraser breaches any representation or warranty of West Fraser set forth in this Agreement which breach would cause the condition in Section 6.3(b) not to be satisfied or West Fraser fails to perform any material covenant or material obligation made in this Agreement, which failure would cause the condition in Section 6.3(a) not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.5; provided that any wilful breach shall be deemed incapable of being cured and provided that Norbord is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(vi)	a Material Adverse Effect has occurred with respect to West Fraser and is continuing, provided that the Norbord Board has complied with Section 7.3(b)(ii)(B).

The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)) shall give notice of such termination to the other Party. If this Agreement is

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terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this paragraph, Section 2.4(c) (Indemnification regarding Norbord Circular), Section 2.7(c) (Indemnification regarding West Fraser Circular), Section 5.8 (Pre-Acquisition Reorganization), Section 5.9 (Privacy), Section 8.3 (Termination Fee), Section 8.4 (Fees and Expenses) and Article 9 and the provisions of the Confidentiality Agreement (pursuant to the terms set out therein) shall survive any termination hereof pursuant to this Section 8.2; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising prior to such termination and no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

8.3 Termination Fee

(a)

Norbord shall pay to West Fraser and West Fraser shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “Norbord Termination Fee Event”) which shall be paid by Norbord within the time specified in respect of each such Norbord Termination Fee Event:

(i)

this Agreement is terminated by West Fraser pursuant to Section 8.2(c)(i) (Norbord Change in Recommendation), Section 8.2(c)(ii) (Norbord Agreement with respect to Acquisition Proposal) or Section 8.2(c)(iii) (Norbord Breach of Deal Protection Covenants), in which case the Termination Fee shall be paid on the second Business Day following such termination;

(ii)	this Agreement is terminated by Norbord pursuant to Section 8.2(d)(iv) (Norbord to enter into a Superior Proposal), in which case the Termination Fee shall be paid concurrent with such termination; or

(iii)	this Agreement is terminated:

(A)	by either Party pursuant to Section 8.2(b)(i) (Effective Time Not Occurring Prior to Outside Date),

(B)	by either Party pursuant to Section 8.2(b)(iii) (No Norbord Shareholder Approval), or

(C)	by West Fraser pursuant to Section 8.2(c)(v) (Norbord Breaches of Representations, Warranties or Covenants)

but only if, in the case of this Section 8.3(a)(iii), prior to the termination of this Agreement, an Acquisition Proposal shall have been made to Norbord, or an Acquisition Proposal with respect to Norbord is publicly announced or any Person shall have publicly announced the intention to make an Acquisition Proposal with respect to Norbord (other than by West Fraser), and if within twelve months following the date of such termination (i) Norbord or one of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal, whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this paragraph; and

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(ii) such Acquisition Proposal is consummated at any time thereafter (whether or not within twelve months following the date of termination of this Agreement), in which case the Termination Fee shall be payable within two Business Days following the closing of the applicable transaction referred to therein.

For purposes of this Section 8.3(a)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(b)

West Fraser shall pay to Norbord and Norbord shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “West Fraser Termination Fee Event”) which shall be paid by West Fraser within the time specified in respect of each such West Fraser Termination Fee Event:

(i)

this Agreement is terminated by Norbord pursuant to Section 8.2(d)(i) (West Fraser Change in Recommendation), Section 8.2(d)(ii) (West Fraser Agreement with respect to Acquisition Proposal) or Section 8.2(d)(iii) (West Fraser Breach of Deal Protection Covenants), in which case the Termination Fee shall be paid on the second Business Day following such termination;

(ii)

this Agreement is terminated by West Fraser pursuant to Section 8.2(c)(iv) (West Fraser to enter into a Superior Proposal), in which case the Termination Fee shall be paid concurrent with such termination; or

(iii)	this Agreement is terminated:

(A)	by either Party pursuant to Section 8.2(b)(i) (Effective Time Not Occurring Prior to Outside Date), or

(B)	by either Party pursuant to Section 8.2(b)(iv) (No West Fraser Shareholder Approval), or

(C)	by Norbord pursuant to Section 8.2(d)(v) (West Fraser Breaches of Representations, Warranties or Covenants)

but only if, in the case of this Section 8.3(b)(iii), prior to the termination of this Agreement, an Acquisition Proposal shall have been made to West Fraser, or an Acquisition Proposal with respect to West Fraser is publicly announced or any Person shall have publicly announced the intention to make an Acquisition Proposal with respect to West Fraser (other than by Norbord), and if within twelve months following the date of such termination (i) West Fraser or one of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal, whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this paragraph; and (ii) such Acquisition Proposal is consummated at any time thereafter (whether or not within twelve months following the date of termination of this Agreement);

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in which case the Termination Fee shall be payable within two Business Days following the closing of the applicable transaction referred to therein.

For purposes of this Section 8.3(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that the references to “20%” therein shall be deemed to be references to “50%”.

(c)

The Termination Fee shall be payable by a Party by wire transfer in immediately available funds to an account specified by the other Party. For greater certainty, in no event shall a Party be obligated to pay the Termination Fee on more than one occasion.

(d)

Each of the Parties acknowledges that the agreements regarding the payment of any Termination Fee contained in Section 8.3 of this Agreement are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that any payment by a Party of a Termination Fee to the other Party is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the other Party will suffer or incur as a result of the cancellation and termination of all rights and obligations with respect to the Transaction in the circumstances in which the Termination Fee is payable, that such payment is not for lost profits or a penalty, and that no Party shall take any position inconsistent with the foregoing. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 8.2 under circumstances where a Party is entitled to the payment of a Termination Fee pursuant to Section 8.3 and such Termination Fee is paid in full to such Party, such Party shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(e)

Subject to the last sentence of Section 8.3(d), nothing in this Section 8.4 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

8.4 Fees and Expenses

Except as expressly provided by this Agreement, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement. West Fraser shall pay any filing fees and applicable Taxes payable for or in respect of any application, notification or other filing made in respect of any regulatory process in respect of the transactions contemplated by the Arrangement.

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ARTICLE 9

GENERAL PROVISIONS

9.1 Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Norbord Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

9.2 Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

9.3 Third Party Beneficiaries

(a)

Except as provided in Section 2.4(c) and Section 7.10 and which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 9.3 as the “Indemnified Persons”), and except as provided in Section 9.3(c), Norbord and West Fraser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(b)

Despite the foregoing, West Fraser acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.4(c) and Section 7.10, respectively of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, Norbord confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

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(c)	In no circumstance shall the consent of any Indemnified Person be required for the termination or amendment of this Agreement.

9.4 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of the Parties to this Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.

9.5 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by e-mail transmission (with transmission confirmation), or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to West Fraser:

West Fraser Timber Co. Ltd.

601-858 Beatty Street

Vancouver, British Columbia

V6B 1C1

Attention:        Chris Virostek, Vice-President, Finance and CFO

E-mail:             [Redacted – personal information]

with a copy (which shall not constitute notice) to:

McMillan LLP

Suite 1500, 1055 West Georgia Street

Vancouver, British Columbia

V6E 4N7

Attention:         Mr. Tom Theodorakis

E-mail:             tom.theodorakis@mcmillan.ca

(b) if to Norbord:

Norbord Inc.

1 Toronto Street, Suite 600

Toronto, Ontario

M5C 2W4

Attention:         Ms. Robin Lampard, Senior V.P. and Chief Financial Officer

E-mail:             [Redacted – personal information]

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with a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington Street West, 30th Floor

Toronto, ON M5K 1N2

Attention:        Karrin Powys-Lybbe

E-mail:             kpowys-lybbe@torys.com

9.6 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of British Columbia with respect to any dispute related to this Agreement.

9.7 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided in Section 8.3, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or address breaches of this Agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived.

9.8 Time of Essence

Time shall be of the essence in this Agreement.

9.9 Entire Agreement, Binding Effect and Assignment

West Fraser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of West Fraser, provided that if such assignment and/or assumption takes place, West Fraser shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

This Agreement (including the Schedules hereto, the Norbord Disclosure Letter and the schedules thereto and the West Fraser Disclosure Letter and the schedules thereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

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9.10 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11 Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF West Fraser and Norbord have caused this Agreement to be executed as of the date first written above.

WEST FRASER TIMBER CO. LTD.

By:	/s/ Raymond W. Ferris
Name: Raymond W. Ferris
Title: President and CEO

NORBORD INC.

By:	/s/ Peter Wijnbergen
Name: Peter Wijnbergen
Title: President and Chief Executive Officer

By:	/s/ Robin Lampard
Name: Robin Lampard
Title: Senior Vice President and Chief Financial Officer

ARRANGEMENT AGREEMENT

SCHEDULE A

TO THE ARRANGEMENT AGREEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated November 18, 2020 to which this Plan of Arrangement is attached as Schedule A, as the same may be amended, varied or supplemented from time to time;

“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

“CBCA” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

“Consideration” means the West Fraser Shares to be issued to the Shareholders pursuant to this Plan of Arrangement on the basis of 0.675 of a West Fraser Share in exchange for each Norbord Share held, subject to adjustment as provided for in the Arrangement Agreement;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means any trust company, bank or financial institution agreed to in writing by West Fraser and Norbord, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Norbord Shares for the Consideration in connection with the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(a) hereof;

A - 1	ARRANGEMENT AGREEMENT

“Dissent Shares” means Norbord Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Norbord Shares in respect of which Dissent Rights are validly exercised by such Shareholder;

“Effective Date” means the date upon which West Fraser and Norbord agree in writing as the date upon which the Arrangement becomes effective or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Sections 6.1, 6.2 and 6.3 of the Arrangement Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable party for whose benefit such conditions exist);

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 3:01am (Toronto time) on the Effective Date or such other time as agreed to by West Fraser and Norbord in writing;

“Exchange Ratio” means the exchange ratio of 0.675 of a West Fraser Share for each Norbord Share, as such Exchange Ratio may be adjusted pursuant to the Arrangement Agreement;

“Final Order” means the final order of the Court pursuant to Section 192(4) of the CBCA approving the Arrangement, as such order may be amended by the Court (with the consent of West Fraser and Norbord, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is satisfactory to each of West Fraser and Norbord, acting reasonably) on appeal;

“Governmental Entity” means any applicable: (a) multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, commissioner, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;

“Holdco Agreements” has the meaning ascribed thereto in Section 2.13(c) of the Arrangement Agreement;

“Holdco Share Consideration” means, in respect of each Qualifying Holdco Share, (i) 0.675 of a West Fraser Share, subject to adjustment as provided for in the Arrangement Agreement, multiplied by the number of Norbord Shares held by such Qualifying Holdco divided by (ii) the aggregate number of Qualifying Holdco Shares that are issued and outstanding;

“In the Money Amount” means in respect of a Norbord Option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option;

A - 2	ARRANGEMENT AGREEMENT

“Incentive Securities” means, collectively, the Norbord DSUs, the Norbord RSUs and the Norbord Options;

“Interim Order” means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of West Fraser and Norbord, acting reasonably);

“Law” or “Laws” means all laws (including common law), by laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements of any Governmental Entity having the force of law (including the rules of the TSX and NYSE), whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over such Person or its or their business, undertaking, assets, property or securities;

“Legacy Ainsworth Option Plan” means the Norbord stock option plan for participants in the Ainsworth Lumber Co. Ltd. stock option plan effective as of March 31, 2015;

“Letter of Transmittal” means the letters of transmittal to be delivered by Norbord to the Shareholders and the Qualifying Holdco Shareholders providing for delivery of the certificates representing the Shareholder’s Norbord Shares or the Qualifying Holdco’s Qualifying Holdco Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Norbord” means Norbord Inc., a corporation existing under the laws of Canada;

“Norbord Continuing Executives” means the holders of Incentive Securities who are not Norbord Departing Executives;

“Norbord Departing Executives” means the officers and employees of Norbord who will cease and not continue as officers and employees of Norbord following the completion of the Arrangement;

“Norbord DSU Plans” means (i) the deferred share unit plan for management of Norbord, as amended and restated as of May 5, 2020, (ii) the deferred share unit plan for non-employee directors of Norbord, as amended and restated as of May 5, 2020 and (iii) the deferred share unit plan of Ainsworth Lumber Co. Ltd., as amended and restated as of March 31, 2015;

“Norbord DSUs” means the outstanding deferred share units issued under the Norbord DSU Plans;

“Norbord Options” means the outstanding options to purchase Norbord Shares granted under or otherwise subject to the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan;

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“Norbord RSU Plan” means the restricted stock unit plan of Norbord instituted effective as of January 31, 2006;

“Norbord RSUs” means the outstanding restricted share units issued under the Norbord RSU Plan;

“Norbord Shares” means common shares in the capital of Norbord, as currently constituted and that are currently listed and posted for trading on the TSX and NYSE under the symbol “OSB”;

“Norbord Stock Option Plan” means the stock option plan of Norbord dated April 27, 2012, as amended on June 14, 2015, and includes, as it relates to Norbord UK Eligible Employees, the Norbord UK Subplan;

“Norbord UK Eligible Employees” has the meaning ascribed thereto in Section 2 of the Norbord UK Subplan;

“Norbord UK Subplan” means the Appendix to the Norbord Stock Option Plan, approved on February 12, 2013, relating to the granting of Norbord Options to Norbord UK Eligible Employees;

“Payout Value” means the product of (i) the Exchange Ratio, multiplied by (ii) the volume-weighted average price on the TSX of the West Fraser Shares for a five Business Day period, starting with the opening of trading on the seventh Business Day prior to the Effective Date to the closing of trading on the third to last Business Day prior to the Effective Date, as reported by Bloomberg;

“Person” includes an individual, partnership, association, company, corporation, body corporate, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 9.1 of the Arrangement Agreement and this plan of arrangement;

“Qualifying Holdco” has the meaning ascribed thereto in Section 2.13(a) of the Arrangement Agreement;

“Qualifying Holdco Shareholders” has the meaning ascribed thereto in Section 2.13(a) of the Arrangement Agreement;

“Qualifying Holdco Shares” has the meaning ascribed thereto in Section 2.13(a)(v) of the Arrangement Agreement;

“Replacement Option” means an option to purchase West Fraser Shares having the terms and conditions determined in accordance with Section 3.1(a)(i);

“Shareholders” means the holders of Norbord Shares;

“Special Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement

A - 4	ARRANGEMENT AGREEMENT

Agreement, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Taxes” in respect of a Person means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including national, federal, provincial, state and territorial income taxes), payroll and employee withholding taxes, employment and unemployment taxes and insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, government pension plan premiums or contributions and other charges from Governmental Entities, and other obligations of the same or of a similar nature to any of the foregoing, which such Person is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable to another Person’s Taxes as a transferee or successor, by contract or otherwise;

“TSX” means the Toronto Stock Exchange;

“West Fraser” means West Fraser Timber Co. Ltd., a corporation existing under the laws of British Columbia;

“West Fraser Shares” means common shares in the capital of West Fraser, as currently constituted and that are currently listed and posted for trading on the TSX under the symbol “WFT”;

“West Fraser Stock Option Plan” means the stock option plan of West Fraser, as amended and restated as of April 19, 2016; and

“Withholding Obligation” has the meaning ascribed thereto in Section 5.1(g) hereof.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Plan of Arrangement.

A - 5	ARRANGEMENT AGREEMENT

1.3	Date for any Action

If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

ARTICLE 2

EFFECT OF ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to and in accordance with the provisions of the Arrangement Agreement.

2.2	Binding Effect

At the Effective Time, the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon West Fraser, Norbord, the Shareholders, including any Dissenting Shareholders and the Qualifying Holdco Shareholders, and the holders of Incentive Securities.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:

(a)

with respect to Norbord Options and Norbord RSUs held by the Norbord Continuing Executives and all outstanding Norbord DSUs, whether held by Norbord Continuing Executives, Norbord Departing Executives or Norbord directors, such Incentive Securities will continue in full force and effect without

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amendment except as provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan, Norbord RSU Plan or Norbord DSU Plans or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

(i)

each Norbord Option outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be exchanged for a Replacement Option to acquire, on the same terms and conditions as were applicable under such Norbord Option immediately prior to the Effective Time, such number of West Fraser Shares equal to (1) that number of Norbord Shares that were issuable upon exercise of such Norbord Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of West Fraser Shares, at an exercise price per West Fraser Share equal to the quotient determined by dividing (X) the exercise price per Norbord Share at which such Norbord Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price of such Replacement Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Replacement Option does not exceed the In the Money Amount (if any) of such Norbord Option before the exchange;

(ii)

each Norbord RSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms (other than those terms and conditions rendered inoperative by reason of the Transaction) provided that the terms of such Norbord RSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord RSU Plan, so as to substitute for the Norbord Shares subject to such Norbord RSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord RSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio; and

(iii)

with respect to the Norbord DSUs, after taking into account any prior crediting of salary and director fees earned in the form of Norbord DSUs, each Norbord DSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms provided that the terms of such Norbord DSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord DSU Plans, so as to substitute for the Norbord Shares subject to such Norbord DSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord DSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio;

(b)

with respect to Incentive Securities, other than Norbord DSUs, held by each of the Norbord Departing Executives, such Incentive Securities will be terminated in the manner provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan or Norbord RSU Plan

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or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

(i)

each Norbord Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan, be surrendered by the holder thereof to Norbord in exchange for a cash payment by Norbord equal to the number of Norbord Shares issuable upon exercise of such Norbord Option, multiplied by (1) the Payout Value, less (2) the applicable exercise price of such Norbord Option, and, for greater certainty, where such amount is zero or a negative Norbord shall be obligated to pay the holder of such Norbord Option a cash payment equal to $0.01 in respect of each such Norbord Option, and thereafter each such Norbord Option shall immediately be cancelled and terminated; and

(ii)

each Norbord RSU, whether vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled in exchange for a cash payment equal to the Payout Value, and thereafter each such Norbord RSU shall immediately be cancelled and terminated, in each case, subject to the applicable Tax withholdings and other source deduction provisions of this Plan of Arrangement;

(c)

the exchanges and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date;

(d)

each Dissenting Shareholder shall transfer to Norbord all of the Dissent Shares held, without any further act or formality on its part, and, in consideration therefor, Norbord shall be deemed to have issued to the Dissenting Shareholder a debt-claim to be paid the aggregate fair value of those Dissent Shares as determined pursuant to Section 4.1, and, in respect of the Dissent Shares so deemed to be transferred:

(i)	the Dissenting Shareholder shall cease to be a holder of such Dissent Shares;

(ii)	the name of the Dissenting Shareholder shall be removed from the register of Shareholders as of the Effective Time;

(iii)

the Dissenting Shareholder shall have been deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Dissent Shares to Norbord; and

(iv)	the Dissent Shares shall be cancelled by Norbord and the central securities register of Norbord shall be revised accordingly;

(e)

each Qualifying Holdco Share of a particular Qualifying Holdco that is outstanding and held by a Qualifying Holdco Shareholder shall be transferred and deemed to be transferred by the Qualifying Holdco Shareholder to West Fraser (free and clear of

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any Liens) in accordance with the applicable Holdco Agreement in exchange for the Holdco Share Consideration for the particular Qualifying Holdco;

(f)

each Norbord Share (other than (i) any Dissent Share and (ii) any Norbord Share held by a Qualifying Holdco, the Qualifying Holdco Shares of which are acquired by West Fraser pursuant to Section 3.1(e) (which shall not be exchanged under the Arrangement and shall remain outstanding as a Norbord Share held by such Qualifying Holdco)) shall be transferred and assigned to West Fraser (free and clear of any Liens) in exchange for the Consideration; and

(g)	with respect to each Norbord Share or Qualifying Holdco Share deemed to have been transferred and assigned in accordance with Section 3.1(e) or Section 3.1(f):

(i)

the registered holder thereof shall cease to be the registered holder of such Norbord Share or Qualifying Holdco Share (as applicable) and the name of such registered holder shall be removed from the register of Shareholders or Qualifying Holdco Shareholders (as applicable) as of the Effective Time of the applicable transfer and assignment provided for in Section 3.1(e) or Section 3.1(f);

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Norbord Share or Qualifying Holdco Share; and

(iii)

West Fraser will be the holder of all of the outstanding Norbord Shares and Qualifying Holdco Shares and the central securities register of Norbord and any Qualifying Holdco shall be revised accordingly.

3.2	No Fractional Consideration

In no event shall any fractional West Fraser Shares be issued under this Plan of Arrangement. All calculations of West Fraser in respect of Consideration and Holdco Share Consideration to be received under this Plan of Arrangement will be rounded up or down to four decimal places. In any case where the aggregate number of West Fraser Shares to be issued to a Shareholder or a Qualifying Holdco Shareholder as Consideration or Holdco Share Consideration under this Plan of Arrangement would result in a fraction of a West Fraser Share being issuable, then the number of West Fraser Shares to be issued to such Shareholder or Qualifying Holdco Shareholder shall be rounded down to the closest whole number and, in lieu of the issuance of a fractional West Fraser Share thereof, West Fraser will pay to each such holder a cash payment (rounded down to the nearest cent) determined by reference to the volume-weighted average trading price of West Fraser Shares on the TSX for the five trading days immediately preceding the Effective Date.

3.3	Deemed Fully Paid and Non-Assessable Shares

All West Fraser Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the Business Corporations Act (British Columbia).

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3.4	Adjustments to the Consideration

All calculations and determinations made by West Fraser, Norbord or the Depositary, as applicable, for the purposes of this Plan of Arrangement and the Arrangement Agreement shall be conclusive, final, and binding.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

(a)

Each registered Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to Norbord Shares held by such Shareholder pursuant to Section 190 of the CBCA, as modified by the Interim Order and this section 4.1(a); provided that notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution must be received by Norbord not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Special Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(i)

are ultimately entitled to be paid by Norbord fair value for their Dissent Shares shall be deemed to have transferred such Dissent Shares (free and clear of any Liens) to Norbord in accordance with Section 3.1(d); and

(ii)

are ultimately not entitled, for any reason, to be paid by Norbord fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Norbord Shares on the same basis as a non-dissenting Shareholder and shall be entitled to receive only the Consideration that such non-dissenting Shareholders are entitled to receive, on the basis set forth in Section 3.1(f).

(b)

In no event shall West Fraser or Norbord or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Norbord Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time of Section 3.1(d) or 3.1(f) as applicable, and at the Effective Time of Section 3.1(d) or 3.1(f), as applicable, the names of such Dissenting Shareholders shall be deleted from the central securities register of Norbord as at such Effective Time.

(c)

For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Norbord Shares in respect of which a person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

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ARTICLE 5

EXCHANGE OF CERTIFICATES

5.1	Certificates and Payments

(a)	Following receipt of the Final Order and prior to the Effective Time, West Fraser shall deliver or arrange to be delivered to the Depositary the Consideration.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Qualifying Holdco Shares or Norbord Shares that were transferred pursuant to Section 3.1(e) or 3.1(f), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Qualifying Holdco Shareholder or the Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Qualifying Holdco Shareholder or Shareholder, the Holdco Share Consideration or the Consideration, as applicable, which such Shareholder has the right to receive under the Arrangement for such Qualifying Holdco Shares or Norbord Shares, less any amounts withheld pursuant to Section 5.1(g), and any certificate so surrendered shall forthwith be cancelled.

(c)

Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Qualifying Holdco Shares or Norbord Shares that were transferred pursuant to Section 3.1(e) and Section 3.1(f), respectively, shall be deemed after the Effective Time of Section 3.1(e) and Section 3.1(f), respectively, to represent only the right to receive upon such surrender the Holdco Share Consideration or the Consideration (as applicable) to which the holder is entitled to receive in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.1(g). Any such certificate formerly representing Norbord Shares or Qualifying Holdco Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Norbord Shares or Qualifying Holdco Shares of any kind or nature against or in Norbord or West Fraser. On such date, all Consideration or Holdco Share Consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to West Fraser or Norbord, as applicable.

(d)

Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of any Shareholder to receive the Consideration for Norbord Shares or of any Qualifying Holdco Shareholder to receive the Holdco Share Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to West Fraser or Norbord, as applicable.

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(e)

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Norbord Shares that were transferred pursuant to Section 3.1(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to West Fraser and the Depositary (acting reasonably) in such sum as West Fraser may direct, or otherwise indemnify West Fraser and Norbord in a manner satisfactory to West Fraser and Norbord, acting reasonably, against any claim that may be made against West Fraser and Norbord with respect to the certificate alleged to have been lost, stolen or destroyed.

(f)

On the Effective Date, Norbord shall deliver, or shall cause to be delivered, to each holder of Incentive Securities, as reflected on the register maintained by or on behalf of Norbord in respect of such Incentive Securities, a cheque representing the cash payment, if any, which such holder of Incentive Securities has the right to receive under this Plan of Arrangement for such Incentive Security, less any amounts withheld pursuant to Section 5.1(h) hereof.

(g)

West Fraser, Norbord and the Depositary shall be entitled to deduct and withhold from any amount payable or deliverable to any Person under the Plan of Arrangement and from all dividends or other distributions or other consideration or payments otherwise payable or deliverable to any former securityholders of Norbord, such amounts as West Fraser, Norbord or the Depositary, as applicable, determines are required to be deducted and withheld with respect to such payment or delivery under the Tax Act or any provision of any other Law in respect of Taxes, or to meet any related remittance requirement (collectively, a “Withholding Obligation”). To the extent that amounts are so withheld, deducted and remitted, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made.

(h)	Any exchange or transfer of Norbord Shares and Qualifying Holdco Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

ARTICLE 6

AMENDMENTS

6.1	Amendments

(a)

West Fraser and Norbord reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meeting, then: (i) approved by the Court, and (ii) if the Court directs,

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approved by the Shareholders and communicated to the Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)

Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Norbord and West Fraser, may be proposed by Norbord and West Fraser at any time prior to or at the Special Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting will be effective only if it is consented to by each of Norbord and West Fraser and, if required by the Court, by some or all of the Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made by Norbord and West Fraser without the approval of or communication to the Court or the Shareholders, provided that it concerns a matter which, in the reasonable opinion of Norbord and West Fraser is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Shareholders.

(e)

Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

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SCHEDULE B

TO THE ARRANGEMENT AGREEMENT

ARRANGEMENT RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

the arrangement (“Arrangement”) under Section 192 of the Canada Business Corporations Act, all as more particularly described and set forth in the plan of arrangement (as may be modified or amended, the “Plan of Arrangement”) attached to the management information circular of Norbord Inc. (“Norbord”) in connection therewith (the “Circular”), and all transactions contemplated thereby, be and are hereby authorized, approved and adopted;

2.	the Plan of Arrangement be and is hereby authorized, approved and adopted;

3.

the arrangement agreement dated November 18, 2020 between Norbord and West Fraser Timber Co. Ltd. (“West Fraser”), as it may be amended from time to time (the “Arrangement Agreement”), and all transactions contemplated therein, and the actions of the directors of Norbord in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of Norbord in executing and delivering the Arrangement Agreement and causing the performance by Norbord of its obligations thereunder, be and are hereby confirmed, ratified, authorized and approved;

4.

notwithstanding that this resolution has been duly passed (and the Arrangement approved and agreed) by the shareholders of Norbord or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Norbord be and are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Norbord (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement); and

5.

any director or officer of Norbord is hereby authorized, for and on behalf of Norbord, to execute, with or without the corporate seal and, if appropriate, deliver any and all other agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do, or cause to be done, any and all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the completion of the Arrangement and related transactions in accordance with the Arrangement Agreement and the matters authorized hereby, including, without limitation, (i) all actions required to be taken by or on behalf of Norbord, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities and (ii) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Norbord, such determination to be conclusively evidenced by the execution and delivery

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of any such document, agreement or instrument, and the taking or doing of any such action.”

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SCHEDULE C

TO THE ARRANGEMENT AGREEMENT

REPRESENTATIONS AND WARRANTIES OF NORBORD

(a)	Fairness Opinions and Directors’ Approvals.

(i)	RBC has delivered the Norbord Fairness Opinion to the Norbord Board, and a copy of the Norbord Fairness Opinion has been delivered to West Fraser;

(ii)	Norbord has been authorized by RBC to permit inclusion of the Norbord Fairness Opinion and references thereto and a summary thereof in the Norbord Circular;

(iii)

the Norbord Board has unanimously (i) determined that the Arrangement is in the best interests of Norbord and is fair to the Norbord Shareholders, (ii) resolved to recommend to the Norbord Shareholders that they vote in favour of the Arrangement Resolution and (iii) approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement;

(iv)

to the knowledge of Norbord, each director and named executive officer of Norbord has indicated that he or she intends to vote the Norbord Shares that he or she directly or indirectly owns in favour of the Arrangement Resolution in accordance with the Norbord Voting Agreements; and

(v)

to the knowledge of Norbord, no “related party” of Norbord (within the meaning of MI 61-101) together with it associated entities will receive any “collateral benefit” (within the meaning of MI 61-101) or be a party to any “connected transaction” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(b)

Organization and Qualification. Norbord and each of the Norbord Material Subsidiaries is a corporation or other entity duly incorporated, continued or organized, as applicable, validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or organization and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. Norbord and each of the Norbord Material Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. No action has been taken to amend or supersede such constating documents of Norbord or any of the Norbord Material Subsidiaries.

(c)

Authority Relative to this Agreement. Norbord has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Norbord as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The

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execution and delivery of this Agreement by Norbord and the performance by Norbord of its obligations under this Agreement have been duly authorized by the Norbord Board and, except for obtaining Norbord Shareholder Approval, the Interim Order and the Final Order in the manner contemplated herein, and providing the Director under the CBCA with any records, information or other documents required by him in connection with the Arrangement, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement, other than, with respect to the Norbord Circular and other matters relating thereto, the approval of the Norbord Board.

(d)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by Norbord, and constitutes a legal, valid and binding obligation of Norbord, enforceable against Norbord in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)	No Default. None of Norbord or any of the Norbord Material Subsidiaries is in conflict with, or in default under or in violation of:

(i)	its articles or by-laws or equivalent constating documents; or

(ii)

any material Authorization or Material Contract to which Norbord or any Norbord Material Subsidiary is a party, except for any violation or default which would not, individually or in the aggregate, result in a Material Adverse Effect with respect to Norbord.

(f)

No Violation. Except as disclosed in Section 3.1(f) of the Norbord Disclosure Letter, neither the authorization, execution and delivery of this Agreement by Norbord nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by Norbord with any of the provisions hereof or thereof will:

(i)

result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(A)	the articles, by-laws or other constating documents of Norbord or any Norbord Material Subsidiary;

(B)	any material Authorization or Material Contract to which Norbord or any Norbord Material Subsidiary is a party or to which it or any of its properties or assets are bound; or

(C)	except required filings under applicable Securities Laws or rules and regulations of the TSX or NYSE or any Key

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Regulatory Approvals, any Laws, regulation, order, judgment or decree applicable to Norbord or any of the Norbord Material Subsidiaries or their respective properties or assets;

except in the case of (B) and (C) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate materially adversely affect Norbord’s ability to perform its obligations under this Agreement or result in a Norbord Material Adverse Effect;

(ii)

give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, Material Contract or material Authorization to which Norbord or any Norbord Material Subsidiary is a party;

(iii)

give rise to any right of termination or acceleration of Financial Indebtedness, or cause any Financial Indebtedness owing by Norbord or any of the Norbord Material Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available; or

(iv)

result in the imposition of any Lien upon any of the property or assets of Norbord or any Norbord Material Subsidiary (whether owned or leased), or restrict, hinder, impair or limit the ability of Norbord or any Norbord Material Subsidiary to conduct their respective businesses as and where it is now being conducted, except as would not and would not reasonably be expected to be, individually or in the aggregate, material to the business of Norbord or any Norbord Material Subsidiary as presently conducted.

Except as disclosed in Section 3.1(f) of the Norbord Disclosure Letter, no consents, approvals or notices are required to be obtained from, or given to, any third party under any Material Contracts or any material Authorizations of Norbord in order for Norbord to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(g)

Governmental Approvals. Except as disclosed in Section 3.1(g) of the Norbord Disclosure Letter, the execution, delivery and performance by Norbord of this Agreement and the consummation by Norbord of the Arrangement requires no Authorization or consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than:

(i)	the Interim Order and any approvals required by the Interim Order;

(ii)	the Final Order;

(iii)	filings with the Director under the CBCA;

(iv)	the Key Regulatory Approvals;

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(v)	compliance with any applicable Securities Laws and stock exchange rules and regulations;

(vi)

any consent waiver or approval or other action by or in respect of, or filings with, or notification to, any Governmental Entity which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect; and

(vii)	any Authorization or other action by or in respect of, of filings with, or notification to, any Governmental Entity regarding the Norbord Tenures.

(h)	Capitalization.

(i)

The authorized share capital of Norbord consists of an unlimited number of Norbord Shares, an unlimited number of Class A preferred shares, an unlimited number of Class B preferred shares and an unlimited number of non-voting participating shares. As of the close of business on November 17, 2020, there were issued and outstanding 80,653,875 Norbord Shares and no Class A preferred shares, Class B preferred shares or non-voting participating shares.

(ii)

As of the close of business on November 17, 2020, an aggregate of up to 1,381,504 Norbord Shares are issuable upon the exercise of Norbord Options, Section 3.1(h) of the Norbord Disclosure Letter contains a complete and accurate list of all Norbord Options as of the date hereof, including, with respect to such Norbord Options, a unique identifier for the holder, the date of grant, exercise prices and the number of outstanding Norbord Options in respect of each grant. Norbord has included in the Norbord Data Room a true and complete copy of the Norbord Stock Option Plan governing such Norbord Options and the Legacy Ainsworth Option Plan.

(iii)

On the date hereof, there are 96,643 Norbord DSUs and 224,833 Norbord RSUs issued and outstanding. Section 3.1(h) of the Norbord Disclosure Letter contains a complete and accurate list of; (x) all Norbord DSUs issued and outstanding as of the date hereof; and (y) all Norbord RSUs issued and outstanding as of the date hereof, including, with respect to each such Norbord RSU, a unique identifier for the holder, the date of grant and the number of outstanding Norbord RSUs with respect to each grant. No Norbord Shares will be issued upon settlement of any Norbord DSUs or Norbord RSUs. Norbord has included in the Norbord Data Room a true and complete copy of the Norbord DSU Plans governing such Norbord DSUs and the Norbord RSU Plan governing such Norbord RSUs.

(iv)

Except for the Norbord Options, Norbord RSUs, Norbord DSUs, the Norbord ESSP, the Norbord DRIP and the Plan of Arrangement, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or

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commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Norbord of any securities of Norbord (including Norbord Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Norbord (including Norbord Shares) or subsidiaries of Norbord.

(v)

Since the close of business on October 3, 2020, no Norbord Shares have been issued other than pursuant to the terms of the Norbord DRIP and the Norbord Options outstanding at that time, and no Norbord Options have been issued.

(vi)

All outstanding Norbord Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Norbord Shares issuable upon the exercise of Norbord Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Norbord (including the Norbord Shares and the Norbord Options) have been issued in compliance with all applicable Laws and Securities Laws.

(vii)

All stock repurchase plans, automatic share purchase plans, and any policies, agreements, and arrangements of Norbord relating to the repurchase of its securities have been established, maintained, and administered in all material respects with their terms and in material compliance with all applicable laws, including any applicable rules and regulations of the TSX, NYSE, Canadian Securities Laws and the U.S. Exchange Act, and all purchases of Norbord securities pursuant to such plans, policies, agreements and arrangements have been completed in material compliance with all such applicable laws.

(viii)

There are no securities of Norbord or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Norbord Shares on any matter. There are no outstanding contractual or other obligations of Norbord or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Norbord or any of its subsidiaries having the right to vote with the holders of the outstanding Norbord Shares on any matters.

(i)

Ownership of Subsidiaries. All of the issued and outstanding shares and other ownership interests in the subsidiaries of Norbord are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such shares and other ownership interests held directly or indirectly by Norbord are legally and beneficially owned free and clear of all Liens (other than Permitted Encumbrances), and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or

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acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests in or material assets or properties of any of the subsidiaries of Norbord. No securities of any of the subsidiaries of Norbord have been issued in violation of any Law, or pre-emptive or similar rights. There are no Contracts, commitments, understandings or restrictions which require any subsidiaries of Norbord to issue, sell or deliver any shares or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except for ownership of equity interests in its subsidiaries, Norbord, directly or indirectly through any of its subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.

(j)

Shareholder and Similar Agreements. Except as set forth in Section 3.1(j) of the Norbord Disclosure Letter and in connection with the Norbord Voting Agreements, neither Norbord nor any of the Norbord Material Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Norbord or any of the Material Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Norbord or any of the Material Subsidiaries and Norbord has not adopted a shareholder rights plan or any other similar plan or agreement.

(k)

Reporting Status and Securities Laws Matters. Norbord is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws in each of the provinces and territories of Canada. The Norbord Shares are registered under Section 12 of the U.S. Exchange Act and Norbord is in material compliance with its reporting obligations pursuant to Section 13 of the U.S. Exchange Act as a “foreign private issuer”, as defined by Rule 3b-4 of the U.S. Exchange Act. Norbord is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended. Norbord is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of Norbord, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Norbord Shares are listed on, and Norbord is in compliance, in all material respects, with the rules and policies of, the TSX and NYSE. Norbord is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of Norbord and to the knowledge of Norbord, no inquiry, audit, review or investigation (formal or informal) of any Securities Authority, the TSX or NYSE is in effect or ongoing or, to the knowledge of Norbord, expected to be implemented or undertaken. There are no outstanding or unresolved comments in any comment letters from the Securities Authorities with respect to any document filed as part of the Norbord Public Disclosure Record.

(l)

Public Filings. Norbord has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities, the TSX and/or NYSE. All such documents and information comprising the Norbord Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or

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omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Norbord Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities, the TSX and/or NYSE. Norbord has not filed any confidential material change report with any Securities Authorities, the TSX and/or NYSE that at the date of this Agreement remains confidential.

(m)

Financial Statements. Norbord’s audited financial statements as at and for the fiscal years ended December 31, 2018 and December 31, 2019 (including the notes thereto) and related MD&A and Norbord’s consolidated financial statements as at and for the three and nine months ended October 3, 2020 and related MD&A (collectively, the “Norbord Financial Statements”) were prepared in accordance with IFRS consistent with the prior period (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Norbord’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and applicable Laws and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of Norbord for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Norbord on a consolidated basis. There has been no material change in Norbord’s accounting policies, except as described in the Norbord Financial Statements, since December 31, 2019. Other than as disclosed in Section 3.1(m) of the Norbord Disclosure Letter, Norbord has not made any determination to correct or restate, nor, to the knowledge of Norbord is there any basis for any correction or restatement of, any aspect of any of the Norbord Financial Statements. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Norbord or any of its subsidiaries with unconsolidated entities or other Persons that are not reflected in the Norbord Financial Statements.

(n)

Disclosure Controls and Procedures. Norbord has designed and maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators (“NI 52-109”)) to provide reasonable assurance that (i) material information relating to Norbord is made known to the Chief Executive Officer and Chief Financial Officer of Norbord on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; and (ii) information required to be disclosed by Norbord in its annual filings, interim filings or other reports filed or submitted by it under applicable securities Laws are recorded, processed, summarized and reported within the time periods specified in applicable securities Laws.

(o)

Internal Controls and Financial Reporting. Norbord has designed and maintains a system of internal controls over financial reporting (as such term is defined in NI 52-109) to provide reasonable assurance regarding the reliability of financial

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reporting and the preparation of financial statements for external purposes in accordance with IFRS. Since December 31, 2019, there has been no change in Norbord’s internal control over financial reporting that has materially affected or is reasonably likely to materially affect, Norbord’s internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. To the knowledge of Norbord, as of the date of this Agreement, (i) there are no material weaknesses in, the internal controls over financial reporting of Norbord that could reasonably be expected to lead management to conclude that such internal controls over financial reporting are not effective, and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Norbord.

(p)

Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Norbord (or each former principal executive officer and each former principal financial officer of Norbord, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Norbord Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such Norbord Public Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Norbord nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of Norbord or any of its subsidiaries. Norbord is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(q)

Reportable Audit Events. Since January 1, 2018, Norbord has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Norbord or its internal accounting controls, including any material complaint, allegation, assertion, or claim that Norbord has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Norbord Board.

(r)	Books and Records; Disclosure. The financial books, records and accounts of Norbord:

(i)	have been maintained in all material respects in accordance with applicable Laws and IFRS on a basis consistent with prior years;

(ii)	accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of Norbord; and

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(iii)	accurately and fairly reflect the basis for the Norbord Financial Statements in all material respects.

(s)

Minute Books. The corporate minute books of Norbord are complete and accurate in all material respects, other than in respect of those portions of minutes of meetings reflecting discussions of the Arrangement and the strategic alternatives considered by Norbord.

(t)

Financial Indebtedness. As of the date hereof and as of the date of Closing, Norbord is and will be in compliance in all material respects with the terms and conditions of the material Financial Indebtedness of and has not and will not have received any notice of default or breach of, or termination under, any other instruments governing material Financial Indebtedness of Norbord.

(u)

No Material Undisclosed Liabilities. Norbord has no material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than:

(i)	those specifically disclosed in the Norbord Public Disclosure Record filed prior to the date of this Agreement,

(ii)	specifically identified in the Norbord Financial Statements,

(iii)	which relate to the proposed Arrangement (including any transaction expenses), or

(iv)	incurred in the Ordinary Course of conduct of Norbord’s continuing business operations consistent with past practice since the date of the most recent Norbord Financial Statements.

(v)

No Material Change. Since December 31, 2019, Norbord has conducted its business in all material respects in the Ordinary Course of business consistent with past practice, excluding matters relating to the proposed Arrangement and the related process and except as disclosed in the Norbord Public Disclosure Record or Section 3.1(v) of the Norbord Disclosure Letter;

(i)

there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect;

(ii)

except as disclosed in the Norbord Public Disclosure Record and other than in the Ordinary Course of business consistent with past practice, there has not been any acquisition or sale by Norbord of any material property or assets;

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(iii)

other than in the Ordinary Course of business consistent with past practice or as disclosed in the Norbord Financial Statements, there has not been any creation, incurrence, assumption or guarantee by Norbord of any Financial Indebtedness, any creation or assumption by Norbord of any Lien or any making by Norbord of any loan, advance or capital contribution to or investment in any other Person;

(iv)	except as disclosed in the Norbord Public Disclosure Record, there has been no dividend or distribution of any kind declared, paid or made by Norbord on any Norbord Shares;

(v)	Norbord has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Norbord Shares;

(vi)

Norbord has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other Norbord Benefit Plan or shareholder rights plan;

(vii)

there has not been any material increase in or modification of the compensation payable to or to become payable by Norbord to any of their respective directors or officers or any grant to any such director or officer of any increase in severance or termination pay or any increase or modification of any Employee Plans of Norbord (including the granting of Norbord Options pursuant to the Norbord Stock Option Plan or Norbord RSUs pursuant to the Norbord RSU Plan) made to, for or with any of such directors or officers; and

(viii)	Norbord has not removed any auditor or director or terminated any senior officer.

(w)

Litigation. Other than as disclosed in Section 3.1(w) of the Norbord Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, indictment or investigation that is pending or has been commenced or, to the knowledge of Norbord, is threatened affecting Norbord or affecting any of its property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to Norbord, has or could reasonably be expected to result in liability to Norbord in excess of $1 million. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Norbord, threatened against or relating to Norbord before any Governmental Entity. Except as disclosed in the Norbord Public Disclosure Record or Section 3.1(w) of the Norbord Disclosure Letter, neither Norbord nor any of its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to Norbord and its subsidiaries on a consolidated basis.

(x)	Taxes. Other than as disclosed in Section 3.1(x) of the Norbord Disclosure Letter:

(i)	Norbord has duly and timely filed all material Tax Returns required by applicable Law to be filed prior to the date hereof with the appropriate

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Governmental Entities and all such Tax Returns are true and correct in all material respects;

(ii)	Norbord has duly and timely:

(A)	paid all material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Entity;

(B)

withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and

(C)	collected all amount of all material Taxes required to be collected and has duly and timely remitted the same to the appropriate Governmental Entity’

(iii)

the charges, accruals and reserves for Taxes reflected on the Norbord Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are in accordance with and adequate under IFRS to cover Taxes with respect to Norbord and its subsidiaries for the periods covered thereby, and, since the date of the Norbord Financial Statements, no material liability in respect of Taxes not reflected in such statements has accrued or been incurred other than in the Ordinary Course;

(iv)

there are no proceedings, investigations, audits, re-assessments or claims now pending against Norbord in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of Norbord, has threatened to assert against Norbord any deficiency or claim for Taxes or interest thereon or penalties in connection therewith;

(v)

there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by Norbord, or the payment of any Taxes by Norbord, and Norbord has not requested or offered to enter into any such agreement, arrangement, waiver or objections;

(vi)	there are no material Liens for Taxes upon any property or assets of Norbord (whether owned or leased), except Permitted Encumbrances;

(vii)

Norbord is not a party to any agreement, understanding, or arrangement relating to allocating or sharing any amount of Taxes, and Norbord is not liable under section 160 of the Tax Act for the Taxes of another Person;

(viii)	Norbord has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees,

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officers, directors and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity;

(ix)

Norbord has not transferred any property to, or supplied any services to, or acquired any property or services from, a Person with whom it was not dealing at arm’s length (within the meaning of the Tax Act) at the relevant time for consideration other than the consideration equal to the fair market value of the property or services at the time of transfer, supply or acquisition of the property or services;

(x)	for the purposes of the Tax Act and any other relevant Tax purposes, Norbord is resident in Canada;

(xi)

Norbord is and has been at all relevant times, in respect of any taxation year for which any assessment or reassessment period in respect of Taxes by any Governmental Entity has not yet closed, in compliance with all applicable transfer pricing Laws, including contemporaneous documentation and disclosure requirements thereunder; and

(xii)	no written claim has been made by any Governmental Entity in a jurisdiction where Norbord does not file Tax Returns that is or may be subject to Tax by that jurisdiction.

Notwithstanding any provision of this Agreement to the contrary, this Section 3.1(x) shall be the exclusive representation and warranty of Norbord in respect of Tax matters of any kind or conditions, liabilities or losses arising from or relating to such matters.

(y)	Norbord Tenures.

Except as disclosed in the Norbord Financial Statements:

(i)

to the knowledge of Norbord, each of the Norbord Tenures is now recorded in the records of the appropriate Governmental Entity in the name of Norbord or one of its subsidiaries and no material rentals, stumpage, royalty or scale accounts and other Taxes, assessments or costs arising under the Norbord Tenures are overdue or in dispute with any Governmental Entity;

(ii)

Norbord is in compliance in all material respects, commensurate with good forest industry practice prevailing in the forest regions in which Norbord operates as at the date hereof, with all covenants, agreements and obligations including silviculture obligations on its part to be observed or performed under the provisions of each of Norbord Tenures and the licenses, authorizations, permits, plans, contracts and other agreements relating thereto and applicable Laws, other than such non-compliance as collectively would not have a Material Adverse Effect;

(iii)	Norbord is not in breach of, nor has received any notice of breach of, the Norbord Tenures, any of the timber cutting rights or Authorizations or

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operating or development plans issued or filed pursuant to any of the Norbord Tenures, other than breaches which collectively would not have a Material Adverse Effect, have been remedied by Norbord or in respect of which the notice has been abandoned by the Person having authority to do so;

(iv)	Norbord has all material licences, permits, orders, authorities and other permissions necessary or advisable to provide free access in and out of the Norbord Tenures; and

(v)

Norbord has not received written notice from any Governmental Entity with respect to any matter which would have the effect of reducing, impairing, suspending or terminating in a material manner any Norbord Tenures or any rights or privileges attached thereto after the date hereof.

(z)	Property.

(i)

Norbord or one of its subsidiaries is the registered and/or beneficial owner of its real property (collectively, the “Norbord Owned Real Property”) free and clear of all Liens, except Permitted Encumbrances.

(ii)	In respect of the Norbord Owned Real Property:

(A)	Norbord has received no notice, and has no knowledge, of any intention of any Governmental Entity to expropriate all or any material part of the Norbord Owned Real Property;

(B)	there are no leases in respect of the Norbord Owned Real Property or any part thereof other than Permitted Encumbrances;

(C)	no Person has any right of first refusal, option, or other right to acquire the Norbord Owned Real Property or any part thereof other than Permitted Encumbrances;

(D)	to the knowledge of Norbord, Norbord is not in default under any of its material obligations arising out of any Permitted Encumbrances beyond any applicable cure periods; and

(E)	all necessary material permits and approvals have been obtained from the appropriate Governmental Entity in respect of Norbord’s present use of and operations on the Norbord Owned Real Property.

(iii)

Norbord or one of its subsidiaries, as applicable, holds good and valid leasehold interests in each property currently leased or subleased by Norbord or one of its subsidiaries from a third party (collectively, the “Norbord Leased Properties”), free and clear of all Liens other than Permitted Encumbrances or those Liens which taken together would not constitute a Material Adverse Effect. Each of the documents relating to the

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Norbord Leased Properties (the “Norbord Lease Documents”) is valid, binding and in full force and effect as against Norbord and, to the knowledge of Norbord, as against the other party thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). To the knowledge of Norbord, neither Norbord nor any of the other parties to the Norbord Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Norbord Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, have a Material Adverse Effect, and Norbord has not received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, have a Material Adverse Effect.

(iv)

Norbord has good and valid title to, or a valid and enforceable leasehold interest in, all of its other material assets and property not listed above in paragraph (z). Norbord’s ownership of or leasehold interest in any such property is not subject to any Liens, except for Permitted Encumbrances or Liens disclosed in either the Norbord Financial Statements or the Norbord Public Disclosure Record, or to any agreement to sell or otherwise dispose, back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect Norbord’s interest in any of the foregoing material properties and assets.

(aa)

Sufficiency of Assets. The assets and property owned, leased or licensed by Norbord and its subsidiaries are sufficient, in all material respects, for conducting the business, as currently conducted, of Norbord.

(bb)	Material Contracts. With respect to the Material Contracts of Norbord:

(i)	All of the Material Contracts of Norbord are in full force and effect, and Norbord is entitled to all rights and benefits thereunder in accordance with the terms thereof.

(ii)	Norbord has performed in all material respects all of its obligations required to be performed by it under each Material Contract to which it is a party to the date of this Agreement.

(iii)

Norbord has not waived any rights under a Material Contract and no material default or breach exists in respect thereof on the part of Norbord or, to the knowledge of Norbord, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.

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(iv)

All of the Material Contracts of Norbord are valid and binding obligations of Norbord and are enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(v)

As at the date hereof, Norbord has not received written notice that any party to a Material Contract of Norbord intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Norbord, no such action has been threatened.

(cc)	Authorizations.

(i)

Norbord has obtained all material Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Norbord or otherwise in connection with the material business or operations of Norbord and such Authorizations are in full force and effect.

(ii)	Norbord has complied with and are in compliance in all material respects with all such Authorizations.

(iii)	There is no action, investigation or proceeding pending or, to the knowledge of Norbord, threatened regarding the termination, revocation or non-renewal of such Authorizations.

(iv)

Norbord has not received any written notice of revocation or non-renewal or material amendment of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or materially amend any of such Authorizations, except where such revocation, non-renewal or material amendment of such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

(v)

Other than as disclosed in Section 3.1(cc)(v) of the Norbord Disclosure Letter, no material Authorizations for Norbord will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

(vi)

There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Authorizations as are necessary to conduct the business of Norbord as it is currently being conducted.

(vii)	No Person other than Norbord owns or has any proprietary, financial or other interest (direct or indirect) in any of such Authorizations.

(dd)	Environmental Matters.

Other than as disclosed in Section 3.1(dd) of the Norbord Disclosure Letter:

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(i)	Norbord has, in all material respects, carried on its businesses and operations in compliance with all applicable Environmental Laws and all terms and conditions of all Environmental Permits.

(ii)

Norbord has not received any order, request, demand or written notice from any Person either alleging a material violation of any Environmental Law or requiring that Norbord carry out any work, incur any costs or assume any liabilities, related to Environmental Laws or to any agreements with any Governmental Entity with respect to or pursuant to Environmental Laws.

(iii)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) Norbord has not Released, and, to the knowledge of Norbord, no other Person has Released, any Hazardous Substances (in each case except in compliance with or which has been remediated in compliance with applicable Environmental Laws) on, at, in, under or from any of the Norbord Owned Real Property or Norbord Leased Properties (including the workplace environment) currently owned, leased or operated by Norbord, and (y), to the knowledge of Norbord, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect Norbord under or related to any Environmental Law on, at, in, under or from any of the Norbord Owned Real Property or Norbord Leased Properties (including the workplace environment) currently owned, leased or operated by Norbord.

(iv)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no pending claims, notices, complaints, penalties, prosecutions or other judicial or administrative proceedings issued against Norbord or, to the knowledge of Norbord, threatened against Norbord arising out of any Environmental Laws.

(v)

Notwithstanding any provisions of this Agreement to the contrary, Section 3.1(dd) shall be the exclusive representation and warranty in respect of, or relating to, Environmental Laws, Environmental Permits, Hazardous Substances or any other environmental or occupational health or safety matters of any kind or conditions, liabilities or losses arising from or relating to such matters.

(ee)	Compliance with Laws.

(i)

Norbord has complied with and is not in violation of any applicable Laws (other than Environmental Laws), other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)

Norbord has not received within the last twelve months prior to the date hereof any written notice or other written communication from any Governmental Entity with respect to a violation and/or failure to comply with the applicable Laws, except for such instances where the failure to

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comply would not reasonably be expected to have a Material Adverse Effect.

(ff)	Anti-Corruption.

(i)

None of Norbord, its subsidiaries nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of Norbord or its subsidiaries, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)

influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)

inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Norbord or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)

where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Norbord of any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to Norbord.

(ii)

Neither Norbord, nor, to the knowledge of Norbord, any of its directors, executives, representatives, agents or employees has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, or the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions.

(iii)

Since January 1, 2017, Norbord and its subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

(iv)	None of Norbord nor its subsidiaries nor any of its directors, officers, employees, agents or representatives has

C - 17	ARRANGEMENT AGREEMENT

(A)

conducted or initiated any review, audit or internal investigation that concluded that Norbord or any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or

(B)

made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti- corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(v)

Norbord and its subsidiaries have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering.

(gg)	Sanctions.

(i)

Neither Norbord nor any of its subsidiaries nor any of their respective directors, officers or employees nor, to the knowledge of Norbord, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)

None of Norbord or any of its subsidiaries or, to the knowledge of Norbord, any director, officer, employee or agent of Norbord any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, and Syria).

(iii)

Norbord, its subsidiaries and their respective directors, officers and employees and, to the knowledge of Norbord, the agents of Norbord and its subsidiaries are in compliance with all applicable Sanctions in all material respects.

(iv)	Norbord and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Sanctions.

(v)	Norbord represents and covenants that for the past three years, neither Norbord nor any of its subsidiaries has knowingly engaged in, or is now

C - 18	ARRANGEMENT AGREEMENT

knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(hh)	Employment & Labour Matters. Except as disclosed in Section 3.1(hh) of the Norbord Disclosure Letter:

(i)

Neither Norbord nor any of its subsidiaries is party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Norbord, threatened union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at Norbord.

(ii)

There are no (and have not in the last three years been any) labour disputes, strikes, organizing activities or work stoppages against Norbord pending, or, to the knowledge of Norbord, threatened. No union has applied to have any of Norbord or its subsidiaries declared a common or related employer under applicable labour legislation.

(iii)	The execution, delivery and performance of this Agreement and the consummation of the Arrangement will not:

(A)

result in any payment (including any bonus, golden parachute, retirement, severance, unemployment compensation or other benefit) becoming due and payable to any of the employees, officers or directors of Norbord, or result in an employee’s, officer’s or director’s entitlement to such payments upon termination or resignation;

(B)	increase the compensation or benefits otherwise payable to any of the employees, officers or directors of Norbord; or

(C)	other than as expressly contemplated in this Agreement, result in the acceleration of the time of payment or vesting of entitlements otherwise available under any Employee Plan of Norbord.

(iv)

Norbord has been for the last three years and is now in compliance, in all material respects, with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including, wages, hours of work, overtime, pay equity, human rights, employment and labour standards, occupational health and safety and workers’ compensation, immigration and work permits and privacy and there are no current, or, to the knowledge of Norbord, pending or threatened proceedings (including grievances, arbitration, applications or pending applications) before any Governmental Entity or labour arbitrator with respect to any of the foregoing Employee Plans of Norbord (other than routine claim for benefits).

C - 19	ARRANGEMENT AGREEMENT

(v)

None of Norbord nor any of its subsidiaries is subject to any current, pending or, to the knowledge of Norbord, threatened claim, application, complaint or proceeding for wrongful dismissal, constructive dismissal or any tort claim relating to employment or termination of employment of employees or independent or dependent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits and except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(vi)

None of Norbord nor any of its subsidiaries are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Norbord, threatened against Norbord or any of its subsidiaries.

(vii)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any provincial workers’ compensation statute or regulation, and Norbord has not been assessed or reassessed in any material respect under such statute or regulation during the past three (3) years and no audit of Norbord is currently being performed pursuant to any provincial workers’ compensation statute or regulation, and there are no claims or, to the knowledge of Norbord, potential claims which may materially adversely affect Norbord’s accident cost experience in respect of the business.

(viii)

Norbord has not amended the terms of any employment agreements since the date of its information circular for its 2020 annual general meeting of shareholders to provide for any change of control provisions or benefits that would be triggered by the completion of the Arrangement or which, when such change of control is followed by a termination of employment (with or without cause or for good reason), would result in the payment of any severance or other termination obligations or accelerate the vesting of any rights under any Norbord Incentive Securities.

Notwithstanding any provisions of this Agreement to the contrary, Section 3.1(hh) shall be the exclusive representation and warranty in respect of, or relating to, employees of Norbord or any other employment, labour or pension matters of any kind or conditions, liabilities or losses arising from or relating to such matters (other than Norbord Employee Plans addressed in Section 3.1(ii) below), employee-related items involving Taxes addressed in Section 3.1(x), and employee-related items constituting Material Contracts addressed in Section 3.1(bb).

(ii)	Employee Plans. Other than as disclosed in Section 3.1(ii) of the Norbord Disclosure Letter:

(i)	Section 3.1(ii) of the Norbord Disclosure Letter lists all Employee Plans of Norbord (the “Norbord Employee Plans”).

C - 20	ARRANGEMENT AGREEMENT

(ii)

Norbord has forwarded to West Fraser or made available to West Fraser in the Norbord Data Room true, correct and complete copies of all the Norbord Employee Plans as amended as of the date hereof, together with all related documentation.

(iii)

All Norbord Employee Plans are and have been established, registered, funded, administered, communicated and invested in all material respects (x) in accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of Norbord, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(iv)	All contributions, premiums or taxes required to be made or paid by Norbord under the terms of each Norbord Employee Plan or by applicable Laws have been made in a timely fashion.

(v)	All obligations in respect of each Norbord Employee Plan have been properly accrued and reflected in the Norbord Financial Statements.

(vi)

Norbord has not approved or announced any change in employee participation, coverage, or benefits provided under, any Norbord Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vii)

There are no unfunded liabilities in respect of any Norbord Employee Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(viii)

Other than routine claims for benefits, no Norbord Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(ix)

Other than as disclosed in Section 3.1(ii) of the Norbord Disclosure Letter and excluding pension plan benefits, none of the Norbord Employee Plans provide for retiree or post-termination life insurance, health or other benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees, except as required by Law.

(x)

Subject to the requirements of Laws, no provision of any Norbord Employee Plan or of any agreement, and no act or omission of Norbord in any way limits, impairs, modifies or otherwise affects the right of Norbord to unilaterally amend or terminate any Norbord Benefit Plan, and no

C - 21	ARRANGEMENT AGREEMENT

commitments to improve or otherwise amend any Norbord Benefit Plan have been made.

(xi)

Other than as disclosed in Section 3.1(ii) neither Norbord nor any of its ERISA Affiliates currently contributes to or is obligated to contribute to, or has in the past six plan years contributed or been obligated to contribute to, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA. With respect to each such employee pension benefit plan: (a) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (b) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (c) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by Norbord or any ERISA Affiliate and (d) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred.

(jj)

First Nations Claims. Neither Norbord nor any of its subsidiaries has received any written First Nations Claim which affects the Norbord or any of its subsidiaries nor to the knowledge of Norbord, has any First Nations Claim been threatened which relates to the Norbord Tenures, any Norbord Owned Real Property or any Norbord Leased Property, any Authorizations, or the operation by Norbord or its subsidiaries of their respective businesses in the area in which such operations are carried on or in which the Norbord Tenures, such Norbord Owned Real Property or Norbord Leased Property is located that would individually or in the aggregate constitute a Material Adverse Effect with respect to Norbord, and neither Norbord nor any of its subsidiaries has any material outstanding agreements, memorandums of understanding or similar arrangement with any First Nations Group and, except as disclosed in Section 3.1(jj) of the Norbord Disclosure Letter, to the knowledge of Norbord, there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any First Nations Group concerning Norbord or any its subsidiaries or their respective businesses, operations or assets.

(kk)	NGOs and Community Groups. Except as listed in Section 3.1(kk) of the Norbord Disclosure Letter, to the knowledge of Norbord:

(i)

no authorized legal representative of any community in the vicinity of any of the Norbord Owned Real Properties or Norbord Leased Properties has communicated in writing to Norbord a requirement that (i) the consent of such community be obtained as a condition to continued operation of any such Norbord Owned Real Property or any Norbord Leased Property, or (ii) a material increase in the compensation payments payable by Norbord

C - 22	ARRANGEMENT AGREEMENT

under any community development or social framework or similar agreements as a condition to the continued operation of Norbord Owned Real Property or any Norbord Leased Property, except for such consents or increases in compensation payments as would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii)

no dispute exists or is threatened in writing between community groups and Norbord and its subsidiaries with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Material Adverse Effect.

(ll)	Intellectual Property.

(i)

Norbord owns all right, title and interest in and to, or is validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the conduct of the business, as currently conducted, of Norbord (collectively, the “Norbord Intellectual Property”). Such Norbord Intellectual Property is sufficient, in all material respects, for conducting the business, as currently conducted, of Norbord, and to the knowledge of Norbord, such Norbord Intellectual Property is valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally), and does not infringe upon the Intellectual Property rights of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(mm)	Computer Systems.

(i)

Computer Systems used by Norbord (the “Norbord Computer Systems”) along with the Computer Systems Carve-Outs used by Norbord meet the data processing and other computing needs of the business and operations of Norbord as presently conducted, subject to ordinary course hardware refreshes and ordinary course maintenance by Norbord and its third party providers of Computer Systems and related services.

(ii)

Norbord uses commercial anti-virus and other cybersecurity tools designed to protect the Norbord Computer Systems from viruses, worms, Trojan horses, and unauthorized or illegal back doors, drop dead devices or time bombs (as such terms are commonly understood in the software industry).

(iii)

Norbord has in place business continuity and disaster recovery plans, procedures and facilities designed to ensure the continuing availability of the functionality provided by the Norbord Computer Systems in the event of any material malfunction or other form of material unscheduled unavailability affecting the Norbord Computer Systems and has plans and procedures in place designed to safeguard the Norbord Computer Systems and prevent unauthorized access to the Norbord Computer Systems.

C - 23	ARRANGEMENT AGREEMENT

(iv)

To the extent that Norbord Computer Systems or the use thereof are provided to Norbord by a provider of software as a service, platform as a service or infrastructure as a service, Norbord has a written agreement with such third party, except where the failure to have a written agreement with such third party would not, individually or in the aggregate, have a Material Adverse Effect.

(v)

To Norbord’s knowledge, there has been no material security breach or incident, or other material compromise of the Norbord Computer Systems (which has resulted or would be likely to result in the material unauthorized access or disclosure of any data of any customers, employees, and suppliers maintained, processed or stored by Norbord Computer Systems (including Computer Systems provided by third parties on behalf of Norbord).

(nn)

Related Party Transactions. With the exception of this Agreement and any contracts related to the Norbord ESSP, the Incentive Securities, employment agreements included in the Norbord Data Room and any transactions disclosed in the Norbord Public Disclosure Record, there are no Contracts or other material transactions (including any agreements related to Financial Indebtedness) currently in place between Norbord, on the one hand, and: (i) any officer or director of Norbord; (ii) any affiliate or associate of any such, officer or director, or (iii) any holder of more than 5% of the Norbord Shares and any affiliate or associate of such shareholder.

(oo)

Brokers. Other than as disclosed in Section 3.1(oo) of the Norbord Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Norbord.

(pp)

Insurance. As of the date hereof, Norbord has such policies of insurance as are included in the Norbord Data Room. All insurance polies maintained by Norbord are in full force and effect and in good standing and are in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the wood products industry. Norbord is in compliance in all material respects with all requirements with respect to such insurance policies. Such insurance policies will not be cancelled or otherwise terminated as a result of the completion of the Plan of Arrangement. None of Norbord nor any of its subsidiaries has failed to promptly give any notice or present any material claim under such policies.

(qq)

Restrictions on Business Activities. There is no Material Contract to which Norbord is a party or Order binding upon Norbord or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Norbord or any of its subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Material Contract to which Norbord is a party or Orders to which Norbord is subject which has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to Norbord.

C - 24	ARRANGEMENT AGREEMENT

(rr)

Certain Contracts. Other than as disclosed in Section 3.1(rr) of the Norbord Disclosure Letter, none of Norbord or any of its subsidiaries is a party to or bound by any non-competition agreement, area of mutual interest agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to:

(i)	limit the manner or the localities in which all or any material portion of the business of Norbord or any of its subsidiaries is conducted;

(ii)	limit any business practice of Norbord or any of its subsidiaries in any material respect; or

(iii)	restrict any acquisition or disposition of any property by Norbord or any of its subsidiaries in any material respect.

(ss)

Confidentiality Agreement. Except as disclosed in the Norbord Disclosure Letter, neither Norbord nor any of its subsidiaries have waived or released any Person from any standstill, confidentiality or use or other similar provisions of any confidentiality or similar agreements entered into by Norbord or any of its subsidiaries and neither the entering into of this Agreement or the completion of the transactions contemplated hereby will release or spring (or be deemed to release or spring) any Person from any standstill, confidentiality or use or other similar provisions of any confidentiality or similar agreements.

(tt)

Ownership of West Fraser Shares. As of the date hereof neither Norbord nor any of its subsidiaries, whether alone or together with any person under common control with Norbord or any of its subsidiaries or a person acting jointly or in concert with any of them, directly or indirectly, beneficially own or exercise control or direction over any securities of West Fraser nor do they have any options, rights or entitlements to acquire any securities of West Fraser.

(uu)	Compliance with Competition Laws.

(i)	Neither Norbord, nor, to the knowledge of Norbord, any of its directors, executives, representatives, agents or employees has violated or is violating any provision of any Competition Law.

(ii)

Neither Norbord nor any of its subsidiaries is subject to any order, agreement or other constraint imposed by any court, tribunal or Government Entity that requires Norbord or any of its subsidiaries to take action to comply with any Competition Law in any jurisdiction, to dispose of any of its business, assets, properties or product lines in connection with its operations in such jurisdiction, or to otherwise limit its freedom to operate in such jurisdiction.

(iii)	None of Norbord nor its subsidiaries nor any of its directors, officers, employees, agents or representatives has

(A)	conducted or initiated any review, audit or internal investigation that concluded that Norbord or any of its subsidiaries or any of their respective directors, officers,

C - 25	ARRANGEMENT AGREEMENT

employees, agents or representatives has violated any Competition Law, or

(B)

made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to non-compliance with any Competition Laws, or received any notice, request or citation from any person alleging non-compliance with any Competition Laws, other than such actions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vv)	Investment Canada Act. Norbord is not a non-Canadian for purposes of the Investment Canada Act.

C - 26	ARRANGEMENT AGREEMENT

SCHEDULE D

TO THE ARRANGEMENT AGREEMENT

REPRESENTATIONS AND WARRANTIES OF WEST FRASER

(a)	Fairness Opinions and Directors’ Approvals.

(i)	The West Fraser Financial Advisors have delivered the West Fraser Fairness Opinions to the West Fraser Board, and a copy of each West Fraser Fairness Opinion has been delivered to Norbord;

(ii)

West Fraser has been authorized by the West Fraser Financial Advisors to permit inclusion of the West Fraser Fairness Opinions and references thereto and summaries thereof in the West Fraser Circular; and

(iii)

the West Fraser Board has unanimously (i) determined that the Transaction is in the best interests of West Fraser and is fair to the West Fraser Shareholders, (ii) resolved to recommend to the West Fraser Shareholders that they vote in favour of the West Fraser Resolution, and (iii) approved the execution and performance of this Agreement and the completion of the Transaction pursuant to this Agreement; and

(iv)

to the knowledge of West Fraser, each director and named executive officer of West Fraser has indicated that he or she intends to vote the West Fraser Shares that he or she directly or indirectly owns in favour of the West Fraser Resolution in accordance with the West Fraser Voting Agreements.

(b)

Organization and Qualification. West Fraser and each of the West Fraser Material Subsidiaries is a corporation or other entity duly incorporated, continued or organized, as applicable and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or organization and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. West Fraser and each of the West Fraser Material Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. No action has been taken to amend or supersede such constating documents of West Fraser or any of the West Fraser Material Subsidiaries.

(c)

Authority Relative to this Agreement. West Fraser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by West Fraser as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by West Fraser and the performance by West Fraser of its obligations under this Agreement have been duly authorized by the West Fraser Board and, except for obtaining West Fraser Shareholder Approval in the manner contemplated herein, no other corporate

D - 1	ARRANGEMENT AGREEMENT

proceedings on its part are necessary to authorize this Agreement or the Arrangement, other than, with respect to the West Fraser Circular and other matters relating thereto, the approval of the West Fraser Board.

(d)

Execution and Binding Obligation. This Agreement has been duly executed and delivered by West Fraser, and constitutes a legal, valid and binding obligation of West Fraser, enforceable against West Fraser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)	No Default. None of West Fraser or any of the West Fraser Material Subsidiaries is in conflict with, or in default under or in violation of:

(i)	its articles or by-laws or equivalent constating documents; or

(ii)

any Authorization or Material Contract to which West Fraser or any West Fraser Material Subsidiary is a party, except for any violation or default which would not, individually or in the aggregate, result in a Material Adverse Effect with respect to West Fraser.

(f)

No Violation. Except as disclosed in Section 4.1(f) of the West Fraser Disclosure Letter, neither the authorization, execution and delivery of this Agreement by West Fraser nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by West Fraser with any of the provisions hereof or thereof will:

(i)

result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(A)	the articles, by-laws or other constating documents of West Fraser or any West Fraser Material Subsidiary;

(B)	any material Authorization or Material Contract to which West Fraser or any West Fraser Material Subsidiary is a party or to which it or any of its properties or assets are bound; or

(C)

except required filings under applicable Securities Laws or rules and regulations of the TSX or any Key Regulatory Approvals, any Laws, regulation, order, judgment or decree applicable to West Fraser or any of the West Fraser Material Subsidiaries or their respective properties or assets;

D - 2	ARRANGEMENT AGREEMENT

except in the case of (B) and (C) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate materially adversely affect West Fraser’s ability to perform its obligations under this Agreement or result in a West Fraser Material Adverse Effect;

(ii)

give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, Material Contract or material Authorization to which West Fraser or any West Fraser Material Subsidiary is a party;

(iii)

give rise to any right of termination or acceleration of Financial Indebtedness, or cause any Financial Indebtedness owing by West Fraser or any of the West Fraser Material Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available; or

(iv)

result in the imposition of any Lien upon any of the property or assets of West Fraser or any West Fraser Material Subsidiary (whether owned or leased), or restrict, hinder, impair or limit the ability of West Fraser or any West Fraser Material Subsidiary to conduct their respective businesses as and where it is now being conducted, except as would not and would not reasonably be expected to be, individually or in the aggregate, material to the business of West Fraser or any West Fraser Material Subsidiary as presently conducted.

Except as disclosed in Section 4.1(f) of the West Fraser Disclosure Letter, no consents, approvals or notices are required to be obtained from, or given to, any third party under any Material Contracts or any material Authorizations of West Fraser in order for West Fraser to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(g)

Governmental Approvals. Except as disclosed in Section 4.1(g) of the West Fraser Disclosure Letter, the execution, delivery and performance by West Fraser of this Agreement and the consummation by West Fraser of the Arrangement requires no Authorization or consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than:

(i)	the Key Regulatory Approvals;

(ii)	compliance with any applicable Securities Laws and stock exchange rules and regulations;

(iii)

any consent waiver or approval or other action by or in respect of, or filings with, or notification to, any Governmental Entity which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect; and

D - 3	ARRANGEMENT AGREEMENT

(iv)	any Authorization or other action by or in respect of, of filings with, or notification to, any Governmental Entity regarding the West Fraser Tenures.

(h)	Capitalization.

(i)

The authorized share capital of West Fraser consists of 430,000,000 shares divided into 400,000,000 West Fraser Shares, 20,000,000 West Fraser Class B Shares and 10,000,000 preferred shares. As of the close of business on November 18, 2020, there were issued and outstanding 66,396,434 West Fraser Shares and 2,281,478 West Fraser Class B Shares for a total of 68,677,912 West Fraser Shares and Class B Shares. No preferred shares have been issued or are outstanding.

(ii)

As of the close of business on November 18, 2020, an aggregate of up to 1,332,632 West Fraser Shares are issuable upon the exercise of West Fraser Options. West Fraser has included in the West Fraser Data Room a true and complete copy of the West Fraser Stock Option Plan governing such West Fraser Options.

(iii)

On the date hereof, there are 85,161 West Fraser DS Units, 33,498 West Fraser RS Units and 118,403 West Fraser PS Units issued and outstanding. No West Fraser Shares will be issued upon settlement of any West Fraser RS Units or West Fraser PS Units. West Fraser has included in the West Fraser Data Room a true and complete copy of each of the West Fraser DSU Plan and the West Fraser PSU Plan.

(iv)

Except for the West Fraser Class B Shares, the West Fraser Options, West Fraser RS Units, and the Plan of Arrangement, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by West Fraser of any securities of West Fraser (including West Fraser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of West Fraser (including West Fraser Shares) or subsidiaries of West Fraser.

(v)

Since the close of business on September 30, 2020, no West Fraser Shares have been issued other than pursuant to the exercise of West Fraser Options outstanding at that time, and no West Fraser Options have been issued.

(vi)

All outstanding West Fraser Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all West Fraser Shares issuable upon the exercise of West Fraser Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of West Fraser (including the West Fraser Shares and the West Fraser Options)

D - 4	ARRANGEMENT AGREEMENT

have been issued in compliance with all applicable Laws and Securities Laws.

(vii)

All stock repurchase plans, automatic share purchase plans, and any policies, agreements, and arrangements of West Fraser relating to the repurchase of its securities have been established, maintained, and administered in all material respects with their terms and in material compliance with all applicable laws, including any applicable rules and regulations of the TSX and Canadian Securities Laws, and all purchases of West Fraser securities pursuant to such plans, policies, agreements and arrangements have been completed in material compliance with such applicable laws.

(viii)

There are no securities of West Fraser or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding West Fraser Shares and West Fraser Class B Shares on any matter. There are no outstanding contractual or other obligations of West Fraser or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of West Fraser or any of its subsidiaries having the right to vote with the holders of the outstanding West Fraser Shares on any matters.

(i)

Ownership of Subsidiaries. All of the issued and outstanding shares and other ownership interests in the subsidiaries of West Fraser are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such shares and other ownership interests held directly or indirectly by West Fraser are legally and beneficially owned free and clear of all Liens (other than Permitted Encumbrances), and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests in or material assets or properties of any of the subsidiaries of West Fraser. No securities of any of the subsidiaries of West Fraser have been issued in violation of any Law, or pre-emptive or similar rights. There are no Contracts, commitments, understandings or restrictions which require any subsidiaries of West Fraser to issue, sell or deliver any shares or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except for ownership of equity interests in its subsidiaries, West Fraser, directly or indirectly through any of its subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.

(j)

Shareholder and Similar Agreements. Except as set forth in Section 4.1(j) of the West Fraser Disclosure Letter and in connection with the West Fraser Voting Agreements, neither West Fraser nor any of the West Fraser Material Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of West

D - 5	ARRANGEMENT AGREEMENT

Fraser or any of the Material Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in West Fraser or any of the Material Subsidiaries and except for the shareholder rights plan dated April 9, 2020, West Fraser has not adopted a shareholder rights plan or any other similar plan or agreement.

(k)

Reporting Status and Securities Laws Matters. West Fraser is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws in each of the provinces and territories of Canada. The West Fraser Shares are not registered under Section 12 of the U.S. Exchange Act and West Fraser is as a “foreign private issuer”, as defined by Rule 3b-4 of the U.S. Exchange Act. West Fraser is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended. West Fraser is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of West Fraser, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The West Fraser Shares are listed on, and West Fraser is in compliance, in all material respects, with the rules and policies of the TSX. West Fraser is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of West Fraser and to the knowledge of West Fraser, no inquiry, audit, review or investigation (formal or informal) of any Securities Authority or the TSX is in effect or ongoing or, to the knowledge of West Fraser, expected to be implemented or undertaken. There are no outstanding or unresolved comments in any comment letters from the Securities Authorities with respect to any document filed as part of the West Fraser Public Disclosure Record.

(l)

Public Filings. West Fraser has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and the TSX. All such documents and information comprising the West Fraser Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the West Fraser Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities and/or the TSX. West Fraser has not filed any confidential material change report with any Securities Authorities and/or the TSX that at the date of this Agreement remains confidential.

(m)

Financial Statements. West Fraser’s audited financial statements as at and for the fiscal years ended December 31, 2018 and December 31, 2019 (including the notes thereto) and related MD&A and West Fraser’s consolidated financial statements as at and for the three and nine months ended September 30, 2020 and related MD&A (collectively, the “West Fraser Financial Statements”) were prepared in accordance with IFRS consistent with the prior period (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited

D - 6	ARRANGEMENT AGREEMENT

statements, in the related report of West Fraser’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and applicable Laws and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of West Fraser for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of West Fraser on a consolidated basis. There has been no material change in West Fraser’s accounting policies, except as described in the West Fraser Financial Statements, since December 31, 2019. West Fraser has not made any determination to correct or restate, nor, to the knowledge of West Fraser is there any basis for any correction or restatement of, any aspect of any of the West Fraser Financial Statements. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of West Fraser or any of its subsidiaries with unconsolidated entities or other Persons that are not reflected in the West Fraser Financial Statements.

(n)

Disclosure Controls and Procedures. West Fraser has designed and maintains disclosure controls and procedures (as such term is defined in NI 52-109) to provide reasonable assurance that (i) material information relating to West Fraser is made known to the Chief Executive Officer and Chief Financial Officer of West Fraser on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; and (ii) information required to be disclosed by West Fraser in its annual filings, interim filings or other reports filed or submitted by it under applicable securities Laws are recorded, processed, summarized and reported within the time periods specified in applicable securities Laws.

(o)

Internal Controls and Financial Reporting. West Fraser has designed and maintains a system of internal controls over financial reporting (as such term is defined in NI 52-109) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Since December 31, 2019, there has been no change in West Fraser’s internal control over financial reporting that has materially affected or is reasonably likely to materially affect, West Fraser’s internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. To the knowledge of West Fraser, as of the date of this Agreement, (i) there are no material weaknesses in, the internal controls over financial reporting of West Fraser that could reasonably be expected to lead management to conclude that such internal controls over financial reporting are not effective, and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of West Fraser.

(p)

Reportable Audit Events. Since January 1, 2018, West Fraser has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of West Fraser or its internal

D - 7	ARRANGEMENT AGREEMENT

accounting controls, including any material complaint, allegation, assertion, or claim that West Fraser has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the West Fraser Board.

(q)

Books and Records; Disclosure. The financial books, records and accounts of West Fraser: (i) have been maintained in all material respects in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of West Fraser; and (iii) accurately and fairly reflect the basis for the West Fraser Financial Statements in all material respects.

(r)

Minute Books. The corporate minute books of West Fraser are complete and accurate in all material respects, other than in respect of those portions of minutes of meetings reflecting discussions of the Arrangement and the strategic alternatives considered by West Fraser.

(s)

Financial Indebtedness. As of the date hereof and as of the date of Closing, West Fraser is and will be in compliance in all material respects with the terms and conditions of the material Financial Indebtedness of West Fraser and has not and will not have received any notice of default or breach of, or termination under, any other instruments governing material Financial Indebtedness of West Fraser.

(t)

No Material Undisclosed Liabilities. West Fraser has no material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than:

(i)	those specifically disclosed in the West Fraser Public Disclosure Record filed prior to the date of this Agreement,

(ii)	specifically identified in the West Fraser Financial Statements,

(iii)	which relate to the proposed Arrangement (including any transaction expenses), or

(iv)	incurred in the Ordinary Course of conduct of West Fraser’s continuing business operations consistent with past practice since the date of the most recent West Fraser Financial Statements.

(u)

No Material Change. Since December 31, 2019: West Fraser has conducted its business in all material respects in the Ordinary Course of business consistent with past practice, excluding matters relating to the proposed Arrangement and the related process and except as disclosed in the West Fraser Public Disclosure Record or Section 4.1(u) of the West Fraser Disclosure Letter;

D - 8	ARRANGEMENT AGREEMENT

(i)

there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect;

(ii)

except as disclosed in the West Fraser Public Disclosure Record and other than in the Ordinary Course of business consistent with past practice, there has not been any acquisition or sale by West Fraser of any material property or assets;

(iii)

other than in the Ordinary Course of business consistent with past practice or as disclosed in the West Fraser Financial Statements, there has not been any creation, incurrence, assumption or guarantee by West Fraser of any Financial Indebtedness, any creation or assumption by West Fraser of any Lien or any making by West Fraser of any loan, advance or capital contribution to or investment in any other Person;

(iv)	except as disclosed in the West Fraser Public Disclosure Record, there has been no dividend or distribution of any kind declared, paid or made by West Fraser on any West Fraser Shares;

(v)	West Fraser has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding West Fraser Shares;

(vi)

West Fraser has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other West Fraser Benefit Plan or shareholder rights plan;

(vii)

there has not been any material increase in or modification of the compensation payable to or to become payable by West Fraser to any of their respective directors or officers or any grant to any such director or officer of any increase in severance or termination pay or any increase or modification of any Employee Plans of West Fraser (including the granting of West Fraser Options pursuant to the West Fraser Stock Option Plan or West Fraser RS Units pursuant to the West Fraser RS Unit Plan) made to, for or with any of such directors or officers; and

(viii)	West Fraser has not removed any auditor or director or terminated any senior officer.

(v)

Litigation. Other than as disclosed in Section 4.1(v) of the West Fraser Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, indictment or investigation that is pending or has been commenced or, to the knowledge of West Fraser, is threatened affecting West Fraser or affecting any of its property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to West Fraser, has or could reasonably be expected to result in liability to West Fraser in excess of $1 million. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of West Fraser, threatened

D - 9	ARRANGEMENT AGREEMENT

against or relating to West Fraser before any Governmental Entity. Except as disclosed in the West Fraser Public Disclosure Record or Section 4.1(v) of the West Fraser Disclosure Letter, neither West Fraser nor any of its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to West Fraser and its subsidiaries on a consolidated basis.

(w)	Taxes. Other than as disclosed in Section 4.1(w) of the West Fraser Disclosure Letter:

(i)

West Fraser has duly and timely filed all material Tax Returns required by applicable Law to be filed prior to the date hereof with the appropriate Governmental Entities and all such Tax Returns are true and correct in all material respects;

(ii)	West Fraser has duly and timely:

(A)	paid all material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Entity;

(B)

withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and

(C)	collected all amount of all material Taxes required to be collected and has duly and timely remitted the same to the appropriate Governmental Entity’

(iii)

the charges, accruals and reserves for Taxes reflected on the West Fraser Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are in accordance with and adequate under IFRS to cover Taxes with respect to West Fraser and its subsidiaries for the periods covered thereby, and, since the date of the West Fraser Financial Statements, no material liability in respect of Taxes not reflected in such statements has accrued or been incurred other than in the Ordinary Course;

(iv)

there are no proceedings, investigations, audits, re-assessments or claims now pending against West Fraser in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of West Fraser, has threatened to assert against West Fraser any deficiency or claim for Taxes or interest thereon or penalties in connection therewith;

(v)

there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by West Fraser, or the payment of any Taxes by West Fraser, and

D - 10	ARRANGEMENT AGREEMENT

West Fraser has not requested or offered to enter into any such agreement, arrangement, waiver or objections;

(vi)	there are no material Liens for Taxes upon any property or assets of West Fraser (whether owned or leased), except Permitted Encumbrances;

(vii)

West Fraser is not a party to any agreement, understanding, or arrangement relating to allocating or sharing any amount of Taxes, and West Fraser is not liable under section 160 of the Tax Act for the Taxes of another Person;

(viii)

West Fraser has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees, officers, directors and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity;

(ix)

West Fraser has not transferred any property to, or supplied any services to, or acquired any property or services from, a Person with whom it was not dealing at arm’s length (within the meaning of the Tax Act) at the relevant time for consideration other than the consideration equal to the fair market value of the property or services at the time of transfer, supply or acquisition of the property or services;

(x)	for the purposes of the Tax Act and any other relevant Tax purposes, West Fraser is resident in Canada;

(xi)

West Fraser is and has been at all relevant times, in respect of any taxation year for which any assessment or reassessment period in respect of Taxes by any Governmental Entity has not yet closed, in compliance with all applicable transfer pricing Laws, including contemporaneous documentation and disclosure requirements thereunder; and

(xii)	no written claim has been made by any Governmental Entity in a jurisdiction where West Fraser does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

Notwithstanding any provision of this Agreement to the contrary, this Section 4.1(w) shall be the exclusive representation and warranty of West Fraser in respect of Tax matters of any kind or conditions, liabilities or losses arising from or relating to such matters.

(x)	West Fraser Tenures.

Except as disclosed in the West Fraser Financial Statements:

(i)

to the knowledge of West Fraser, each of the West Fraser Tenures is now recorded in the records of the appropriate Governmental Entity in the name of West Fraser or one of its subsidiaries and no material rentals, stumpage, royalty or scale accounts and other Taxes, assessments or costs arising

D - 11	ARRANGEMENT AGREEMENT

under the West Fraser Tenures are overdue or in dispute with any Governmental Entity;

(ii)

West Fraser is in compliance in all material respects, commensurate with good forest industry practice prevailing in the forest regions in which West Fraser operates as at the date hereof, with all covenants, agreements and obligations including silviculture obligations on its part to be observed or performed under the provisions of each of West Fraser Tenures and the licenses, authorizations, permits, plans, contracts and other agreements relating thereto and applicable Laws, other than such non-compliance as collectively would not have a Material Adverse Effect;

(iii)

West Fraser is not in breach of, nor has received any notice of breach of, the West Fraser Tenures, any of the timber cutting rights or Authorizations or operating or development plans issued or filed pursuant to any of the West Fraser Tenures, other than breaches which collectively would not have a Material Adverse Effect, have been remedied by West Fraser or in respect of which the notice has been abandoned by the Person having authority to do so;

(iv)	West Fraser has all material licences, permits, orders, authorities and other permissions necessary or advisable to provide free access in and out of the West Fraser Tenures; and

(v)

West Fraser has not received written notice from any Governmental Entity with respect to any matter which would have the effect of reducing, impairing, suspending or terminating in a material manner any West Fraser Tenures or any rights or privileges attached thereto after the date hereof.

(y)	Property.

(i)

West Fraser or one of its subsidiaries is the registered and/or beneficial owner of its real property (collectively, the “West Fraser Owned Real Property”) free and clear of all Liens, except Permitted Encumbrances.

(ii)	In respect of the West Fraser Owned Real Property:

(A)	West Fraser has received no notice, and has no knowledge, of any intention of any Governmental Entity to expropriate all or any material part of the West Fraser Owned Real Property;

(B)	there are no leases in respect of the West Fraser Owned Real Property or any part thereof other than Permitted Encumbrances;

(C)	no Person has any right of first refusal, option, or other right to acquire the West Fraser Owned Real Property or any part thereof other than Permitted Encumbrances;

D - 12	ARRANGEMENT AGREEMENT

(D)	to the knowledge of West Fraser, West Fraser is not in default under any of its material obligations arising out of any Permitted Encumbrances beyond any applicable cure periods; and

(E)

all necessary material permits and approvals have been obtained from the appropriate Governmental Entity in respect of West Fraser’s present use of and operations on the West Fraser Owned Real Property.

(iii)

West Fraser or one of its subsidiaries, as applicable, holds good and valid leasehold interests in each property currently leased or subleased by West Fraser or one of its subsidiaries from a third party (collectively, the “West Fraser Leased Properties”), free and clear of all Liens other than Permitted Encumbrances or those Liens which taken together would not constitute a Material Adverse Effect. Each of the documents relating to West Fraser Leased Properties (the “West Fraser Lease Documents”) is valid, binding and in full force and effect as against West Fraser and, to the knowledge of West Fraser, as against the other party thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). To the knowledge of West Fraser, neither West Fraser nor any of the other parties to the West Fraser Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the West Fraser Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, have a Material Adverse Effect, and West Fraser has not received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, have a Material Adverse Effect.

(iv)

West Fraser has good and valid title to, or a valid and enforceable leasehold interest in, all of its other material assets and property not listed above in paragraph (y). West Fraser’s ownership of or leasehold interest in any such property is not subject to any Liens, except for Permitted Encumbrances or Liens disclosed in either the West Fraser Financial Statements or the West Fraser Public Disclosure Record, or to any agreement to sell or otherwise dispose, back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect West Fraser’s interest in any of the foregoing material properties and assets.

(z)

Sufficiency of Assets. The assets and property owned, leased or licensed by West Fraser and its subsidiaries are sufficient, in all material respects, for conducting the business, as currently conducted, of West Fraser.

(aa)	Material Contracts. With respect to the Material Contracts of West Fraser:

D - 13	ARRANGEMENT AGREEMENT

(i)	All of the Material Contracts of West Fraser are in full force and effect, and West Fraser is entitled to all rights and benefits thereunder in accordance with the terms thereof.

(ii)	West Fraser has performed in all material respects all of its obligations required to be performed by it under each Material Contract to which it is a party to the date of this Agreement.

(iii)

West Fraser has not waived any rights under a Material Contract and no material default or breach exists in respect thereof on the part of West Fraser or, to the knowledge of West Fraser, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.

(iv)

All of the Material Contracts of West Fraser are valid and binding obligations of West Fraser and are enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(v)

As at the date hereof, West Fraser has not received written notice that any party to a Material Contract of West Fraser intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of West Fraser, no such action has been threatened.

(bb)	Authorizations.

(i)

West Fraser has obtained all material Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of West Fraser or otherwise in connection with the material business or operations of West Fraser and such Authorizations are in full force and effect.

(ii)	West Fraser has complied with and are in compliance in all material respects with all such Authorizations.

(iii)	There is no action, investigation or proceeding pending or, to the knowledge of West Fraser, threatened regarding the termination, revocation or non-renewal of such Authorizations.

(iv)

West Fraser has not received any written notice of revocation or non-renewal or material amendment of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or materially amend any of such Authorizations, except where such revocation, non-renewal or material amendment of such Authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

D - 14	ARRANGEMENT AGREEMENT

(v)

Other than as disclosed in Section 4.1(bb)(v) of the West Fraser Disclosure Letter, no material Authorizations for West Fraser will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

(vi)

There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Authorizations as are necessary to conduct the business of West Fraser as it is currently being conducted.

(vii)	No Person other than West Fraser owns or has any proprietary, financial or other interest (direct or indirect) in any of such Authorizations.

(cc)	Environmental Matters.

Other	than as disclosed in Section 4.1(cc) of the West Fraser Disclosure Letter:

(i)	West Fraser has, in all material respects, carried on its businesses and operations in compliance with all applicable Environmental Laws and all terms and conditions of all Environmental Permits.

(ii)

West Fraser has not received any order, request, demand or written notice from any Person either alleging a material violation of any Environmental Law or requiring that West Fraser carry out any work, incur any costs or assume any liabilities, related to Environmental Laws or to any agreements with any Governmental Entity with respect to or pursuant to Environmental Laws.

(iii)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) West Fraser has not Released, and, to the knowledge of West Fraser, no other Person has Released, any Hazardous Substances (in each case except in compliance with or which has been remediated in compliance with applicable Environmental Laws) on, at, in, under or from any of the West Fraser Owned Real Property or West Fraser Leased Properties (including the workplace environment) currently owned, leased or operated by West Fraser, and (y), to the knowledge of West Fraser, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect West Fraser under or related to any Environmental Law on, at, in, under or from any of the West Fraser Owned Real Property or West Fraser Leased Properties (including the workplace environment) currently owned, leased or operated by West Fraser.

(iv)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no pending claims, notices, complaints, penalties, prosecutions or other judicial or administrative proceedings issued against West Fraser or, to the knowledge of West Fraser, threatened against West Fraser arising out of any Environmental Laws.

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(v)

Notwithstanding any provisions of this Agreement to the contrary, Section 4.1(cc) shall be the exclusive representation and warranty in respect of, or relating to, Environmental Laws, Environmental Permits, Hazardous Substances or any other environmental or occupational health or safety matters of any kind or conditions, liabilities or losses arising from or relating to such matters.

(dd)	Compliance with Laws.

(i)

West Fraser has complied with and is not in violation of any applicable Laws (other than Environmental Laws), other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)

West Fraser has not received within the last twelve months prior to the date hereof any written notice or other written communication from any Governmental Entity with respect to a violation and/or failure to comply with the applicable Laws, except for such instances where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(ee)	Anti-Corruption.

(i)

None of West Fraser, its subsidiaries nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of West Fraser or its subsidiaries, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)

influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)

inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist West Fraser or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)

where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist West Fraser of any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person,

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other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to West Fraser.

(ii)

Neither West Fraser, nor, to the knowledge of West Fraser, any of its directors, executives, representatives, agents or employees has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, or the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions.

(iii)

Since January 1, 2017, West Fraser and its subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

(iv)	None of West Fraser nor its subsidiaries nor any of its directors, officers, employees, agents or representatives has

(A)

conducted or initiated any review, audit or internal investigation that concluded that West Fraser or any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or

(B)

made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti- corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(v)

West Fraser and its subsidiaries have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering.

(ff)	Sanctions.

(i)

Neither West Fraser nor any of its subsidiaries nor any of their respective directors, officers or employees nor, to the knowledge of West Fraser, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit,

D - 17	ARRANGEMENT AGREEMENT

proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)

None of West Fraser or any of its subsidiaries or, to the knowledge of West Fraser, any director, officer, employee or agent of West Fraser any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria).

(iii)

West Fraser, its subsidiaries and their respective directors, officers and employees and, to the knowledge of West Fraser, the agents of West Fraser and its subsidiaries are in compliance with all applicable Sanctions in all material respects.

(iv)	West Fraser and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Sanctions.

(v)

West Fraser represents and covenants that for the past three years, neither West Fraser nor any of its subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(gg) Employment & Labour Matters. Except as disclosed in Section 4.1(gg) of the West Fraser Disclosure Letter:

(i)

Neither West Fraser nor any of its subsidiaries is party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of West Fraser, threatened union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at West Fraser.

(ii)

There are no (and have not in the last three years been any) labour disputes, strikes, organizing activities or work stoppages against West Fraser pending or, to the knowledge of West Fraser, threatened. No union has applied to have any of West Fraser or its subsidiaries declared a common or related employer under applicable labour legislation.

(iii)	The execution, delivery and performance of this Agreement and the consummation of the Plan of Arrangement will not:

(A)

result in any payment (including any bonus, golden parachute, retirement, severance, unemployment compensation or other benefit) becoming due and payable to any of the employees, officers or directors of West Fraser, or result in an employee’s, officer’s or director’s entitlement to such payments upon termination or resignation;

D - 18	ARRANGEMENT AGREEMENT

(B)	increase the compensation or benefits otherwise payable to any of the employees, officers or directors of West Fraser; or

(C)	other than as expressly contemplated in this Agreement, result in the acceleration of the time of payment or vesting of entitlements otherwise available under any West Fraser Employee Plan.

(iv)

West Fraser has been for the last three years and is now in compliance, in all material respects, with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including, wages, hours of work, overtime, pay equity, human rights, employment and labour standards, occupational health and safety and workers’ compensation, immigration and work permits and privacy and there are no current, or, to the knowledge of West Fraser, pending or threatened proceedings (including grievances, arbitration, applications or pending applications) before any Governmental Entity or labour arbitrator with respect to any of the foregoing Employee Plans of West Fraser (other than routine claim for benefits).

(v)

None of West Fraser nor any of its subsidiaries is subject to any current, pending or, to the knowledge of West Fraser, threatened claim, application, complaint or proceeding for wrongful dismissal, constructive dismissal or any tort claim relating to employment or termination of employment of employees or independent or dependent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits and except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(vi)

None of West Fraser nor any of its subsidiaries are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of West Fraser, threatened against West Fraser or any of its subsidiaries.

(vii)

Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any provincial workers’ compensation statute or regulation, and West Fraser has not been assessed or reassessed in any material respect under such statute or regulation during the past three (3) years and no audit of West Fraser is currently being performed pursuant to any provincial workers’ compensation statute or regulation, and there are no claims or, to the knowledge of West Fraser, potential claims which may materially adversely affect West Fraser’s accident cost experience in respect of the business.

Notwithstanding any provisions of this Agreement to the contrary, Section 4.1(gg) shall be the exclusive representation and warranty in respect of, or relating to, employees of West Fraser or any other employment, labour or pension matters of any kind or conditions,

D - 19	ARRANGEMENT AGREEMENT

liabilities or losses arising from or relating to such matters (other than West Fraser Employee Plans addressed in Section 4.1(hh) below), employee-related items involving Taxes addressed in Section 4.1(w), and employee-related items constituting Material Contracts addressed in Section 4.1(aa).

(hh)	Employee Plans. Other than as disclosed in Section 4.1(hh) of the West Fraser Disclosure Letter:

(i)	Section 4.1(hh) of the West Fraser Disclosure Letter lists all Employee Plans of West Fraser (the “West Fraser Employee Plans”).

(ii)

West Fraser has forwarded to Norbord or made available to Norbord in the West Fraser Data Room true, correct and complete copies of all the West Fraser Employee Plans as amended as of the date hereof, together with all related documentation.

(iii)

All West Fraser Employee Plans are and have been established, registered, funded, administered, communicated and invested in all material respects (x) in accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of West Fraser, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(iv)	All contributions, premiums or taxes required to be made or paid by West Fraser under the terms of each West Fraser Employee Plan or by applicable Laws have been made in a timely fashion.

(v)	All obligations in respect of each West Fraser Employee Plan have been properly accrued and reflected in the West Fraser Financial Statements.

(vi)

West Fraser has not approved or announced any change in employee participation, coverage, or benefits provided under, any West Fraser Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vii)

There are no unfunded liabilities in respect of any West Fraser Employee Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(viii)

Other than routine claims for benefits, no West Fraser Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

D - 20	ARRANGEMENT AGREEMENT

(ix)

Other than as disclosed in Section 4.1(hh) of the West Fraser Disclosure Letter and excluding pension plan benefits, none of the West Fraser Employee Plans provide for retiree or post-termination life insurance, health or other benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees, except as required by Law.

(x)

Subject to the requirements of Laws, no provision of any West Fraser Employee Plan or of any agreement, and no act or omission of West Fraser in any way limits, impairs, modifies or otherwise affects the right of West Fraser to unilaterally amend or terminate any West Fraser Benefit Plan, and no commitments to improve or otherwise amend any West Fraser Benefit Plan have been made.

(xi)

Other than with respect to the West Fraser, Inc. Pension Plan, including each component defined-benefit pension plan merged within and into it, neither West Fraser nor any of its ERISA Affiliates currently contributes to or is obligated to contribute to, or has in the past six plan years contributed or been obligated to contribute to, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA. With respect to the West Fraser, Inc. Pension Plan, including each component defined-benefit pension plan merged within and into it: (a) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (b) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (c) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by West Fraser or any ERISA Affiliate and (d) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred.

(ii)

First Nations Claims. Neither West Fraser nor any of its subsidiaries has received any written First Nations Claim which affects the West Fraser or any of its subsidiaries nor to the knowledge of West Fraser, has any First Nations Claim been threatened which relates to the West Fraser Tenures, any West Fraser Owned Real Property or any West Fraser Leased Property, any Authorizations, or the operation by West Fraser or its subsidiaries of their respective businesses in the area in which such operations are carried on or in which the West Fraser Tenures, such West Fraser Owned Real Property or West Fraser Leased Property is located that would individually or in the aggregate constitute a Material Adverse Effect with respect to West Fraser, and neither West Fraser nor any of its subsidiaries has any material outstanding agreements, memorandums of understanding or similar arrangement

D - 21	ARRANGEMENT AGREEMENT

with any First Nations Group and, to the knowledge of West Fraser, there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any First Nations Group concerning West Fraser or any its subsidiaries or their respective businesses, operations or assets.

(jj)	NGOs and Community Groups. Except as listed in Section 4.1(jj) of the West Fraser Disclosure Letter, to the knowledge of West Fraser:

(i)

no authorized legal representative of any community in the vicinity of any of the West Fraser Owned Real Properties or West Fraser Leased Properties has communicated in writing to West Fraser a requirement that (i) the consent of such community be obtained as a condition to continued operation of any such West Fraser Owned Real Property or any West Fraser Leased Property, or (ii) a material increase in the compensation payments payable by West Fraser under any community development or social framework or similar agreements as a condition to the continued operation of West Fraser Owned Real Property or any West Fraser Leased Property, except for such consents or increases in compensation payments as would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii)

no dispute exists or is threatened in writing between community groups and West Fraser and its subsidiaries with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Material Adverse Effect.

(kk)	Intellectual Property.

(i)

West Fraser owns all right, title and interest in and to, or is validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the conduct of the business, as currently conducted, of West Fraser (collectively, the “West Fraser Intellectual Property”). Such West Fraser Intellectual Property is sufficient, in all material respects, for conducting the business, as currently conducted, of West Fraser, and to the knowledge of West Fraser, such West Fraser Intellectual Property is valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally), and does not infringe upon the Intellectual Property rights of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(ll)	Computer Systems.

(i)

Computer Systems used by West Fraser (the “West Fraser Computer Systems”) along with the Computer Systems Carve-Outs used by West Fraser meet the data processing and other computing needs of the business and operations of West Fraser as presently conducted, subject to ordinary course hardware refreshes and ordinary course maintenance by West Fraser and its third party providers of Computer Systems and related services.

D - 22	ARRANGEMENT AGREEMENT

(ii)

West Fraser uses commercial anti-virus and other cybersecurity tools designed to protect the West Fraser Computer Systems from viruses, worms, Trojan horses, and unauthorized or illegal back doors, drop dead devices or time bombs (as such terms are commonly understood in the software industry).

(iii)

West Fraser has in place business continuity and disaster recovery plans, procedures and facilities designed to ensure the continuing availability of the functionality provided by the West Fraser Computer Systems in the event of any material malfunction or other form of material unscheduled unavailability affecting the West Fraser Computer Systems and has plans and procedures in place designed to safeguard the West Fraser Computer Systems and prevent unauthorized access to the West Fraser Computer Systems.

(iv)

To the extent that West Fraser Computer Systems or the use thereof are provided to West Fraser by a provider of software as a service, platform as a service or infrastructure as a service, West Fraser has a written agreement with such third party, except where the failure to have a written agreement with such third party would not, individually or in the aggregate, have a Material Adverse Effect.

(v)

To West Fraser’s knowledge, there has been no material security breach or incident, or other material compromise of the West Fraser Computer Systems (which has resulted or would be likely to result in the material unauthorized access or disclosure of any data of any customers, employees, and suppliers maintained, processed or stored by West Fraser Computer Systems (including Computer Systems provided by third parties on behalf of West Fraser).

(mm)

Related Party Transactions. With the exception of this Agreement and any contracts related to the West Fraser Stock Option Plan, the West Fraser DSU Plan, the West Fraser PSU Plan, employment agreements included in the West Fraser Data Room and any transactions disclosed in the West Fraser Public Disclosure Record, there are no Contracts or other material transactions (including any agreements related to Financial Indebtedness) currently in place between West Fraser, on the one hand, and: (i) any officer or director of West Fraser; (ii) any affiliate or associate of any such, officer or director, or (iii) any holder of more than 5% of the West Fraser Shares (including the West Fraser Class B Shares) and any affiliate or associate of such shareholder.

(nn)

Brokers. Other than as disclosed in Section 4.1(nn) of the West Fraser Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of West Fraser.

(oo)	Insurance. As of the date hereof, West Fraser has such policies of insurance as are included in the West Fraser Data Room. All insurance polies maintained by West

D - 23	ARRANGEMENT AGREEMENT

Fraser are in full force and effect and in good standing and are in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the wood products industry. West Fraser is in compliance in all material respects with all requirements with respect to such insurance policies. Such insurance policies will not be cancelled or otherwise terminated as a result of the completion of the Plan of Arrangement. None of West Fraser nor any of its subsidiaries has failed to promptly give any notice or present any material claim under such policies.

(pp)

Restrictions on Business Activities. There is no Material Contract to which West Fraser is a party or Order binding upon West Fraser or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of West Fraser or any of its subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Material Contract to which West Fraser is a party or Orders to which West Fraser is subject which has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to West Fraser.

(qq)

Certain Contracts. Other than as disclosed in Section 3.1(qq) of the West Fraser Disclosure Letter, none of West Fraser or any of its subsidiaries is a party to or bound by any non-competition agreement, area of mutual interest agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to:

(i)	limit the manner or the localities in which all or any material portion of the business of West Fraser or any of its subsidiaries is conducted;

(ii)	limit any business practice of West Fraser or any of its subsidiaries in any material respect; or

(iii)	restrict any acquisition or disposition of any property by West Fraser or any of its subsidiaries in any material respect.

(rr)

Confidentiality Agreement. Except as disclosed in the West Fraser Disclosure Letter, neither West Fraser nor any of its subsidiaries have waived or released any Person from any standstill, confidentiality or use or other similar provisions of any confidentiality or similar agreements entered into by West Fraser or any of its subsidiaries and neither the entering into of this Agreement or the completion of the transactions contemplated hereby will release or spring (or be deemed to release or spring) any Person from any standstill, confidentiality or use or other similar provisions of any confidentiality or similar agreements.

(ss)

Ownership of Norbord Shares. As of the date hereof neither West Fraser nor any of its subsidiaries, whether alone or together with any person under common control with West Fraser or any of its subsidiaries or a person acting jointly or in concert with any of them, directly or indirectly, beneficially own or exercise control or direction over any securities of Norbord nor do they have any options, rights or entitlements to acquire any securities of Norbord.

D - 24	ARRANGEMENT AGREEMENT

(tt)

Consideration Shares. The West Fraser Shares to be issued as the Consideration pursuant to the Arrangement have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of West Fraser, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities, will be listed for trading on the TSX, and will not be subject to any contractual or other restrictions on transferability or voting, except in respect of those holders as are subject to restrictions on resale as a result of being a “control person” as defined under applicable Securities Laws or an “affiliate” under the U.S. Securities Act.

(uu)	Compliance with Competition Laws.

(i)	Neither West Fraser, nor, to the knowledge of West Fraser, any of its directors, executives, representatives, agents or employees has violated or is violating any provision of any Competition Law.

(ii)

Neither West Fraser nor any of its subsidiaries is subject to any order, agreement or other constraint imposed by any court, tribunal or Government Entity that requires West Fraser or any of its subsidiaries to take action to comply with any Competition Law in any jurisdiction, to dispose of any of its business, assets, properties or product lines in connection with its operations in such jurisdiction, or to otherwise limit its freedom to operate in such jurisdiction.

(iii)	None of West Fraser nor its subsidiaries nor any of its directors, officers, employees, agents or representatives has

(A)

conducted or initiated any review, audit or internal investigation that concluded that West Fraser or any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives has violated any Competition Law, or

(B)

made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to non-compliance with any Competition Laws, or received any notice, request or citation from any person alleging non-compliance with any Competition Laws, other than such actions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vv)	Investment Canada Act. West Fraser is not a non-Canadian for purposes of the Investment Canada Act.

D - 25	ARRANGEMENT AGREEMENT

SCHEDULE E

TO THE ARRANGEMENT AGREEMENT

FORM OF BROOKFIELD VOTING AGREEMENT

(see attached)

ARRANGEMENT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT made the 18th day of November, 2020.

AMONG:

BROOKFIELD ASSET MANAGEMENT INC.,

a corporation existing under the laws of the Province of Ontario,

(hereinafter called “Brookfield Parent”)

- and -

each of the affiliated entities of Brookfield Parent that has executed this Agreement on the signature pages hereof

(together, the “Brookfield Affiliates”)

(Brookfield and the Brookfield Affiliates are collectively referred to herein as “Brookfield”),

- and -

NORBORD INC.,

a corporation existing under the laws of Canada

(hereinafter called “Norbord”),

-and-

WEST FRASER TIMBER CO. LTD.,

a corporation existing under the laws of British Columbia

(hereinafter called “West Fraser”),

WHEREAS:

A.	Brookfield is the owner of, or has the power to control or direct, the securities of Norbord listed in Schedule A hereto (the “Norbord Subject Securities”);

B.

West Fraser and Norbord are concurrently herewith entering into an arrangement agreement (the “Arrangement Agreement”) which provides for, among other things, West Fraser directly or indirectly acquiring all of the outstanding common shares of Norbord (the “Norbord Shares”) in a transaction (the “Transaction”) from the shareholders of Norbord (the “Norbord Shareholders”);

C.	This Agreement sets out the terms and conditions of the agreement of Brookfield to, among other things:

E-1	ARRANGEMENT AGREEMENT

(i)	vote or cause to be voted the Norbord Subject Securities in favour of the Transaction and any other matter necessary for the completion of the Transaction;

(ii)	support West Fraser following the completion of the Transaction; and

(iii)	abide by the restrictions and covenants set forth herein; and

D.

Norbord and West Fraser are relying on the covenants, representations and warranties of Brookfield set forth in this Agreement in connection with their execution and delivery of the Arrangement Agreement.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as it may be amended or modified from time to time subsequent to the date hereof.

1.2 For greater certainty, this Agreement and all covenants of Brookfield herein shall not apply to:

(a)

any portfolio company of Brookfield Parent or its affiliates (as defined in National Instrument 45-106 – Prospectus Exemptions) or any public or private investment vehicle or program managed by Brookfield Parent or any subsidiary thereof, or

(b)

any subsidiary or affiliate (as defined in National Instrument 45-106 – Prospectus Exemptions) of Brookfield Parent in respect of which an actual or virtual information barrier is in place, or in respect of which there is no coordination or consultation in respect of investment decisions.

ARTICLE 2

THE TRANSACTION

2.1 Norbord and West Fraser each hereby covenant and irrevocably agree that it shall not, without the prior written consent of Brookfield, change the amount or form of Consideration, provided that neither Norbord nor West Fraser shall require Brookfield’s prior written consent to:

(a)	any adjustment to the Consideration made pursuant to Section 2.17 of the Arrangement Agreement; or

(b)

any change to the Consideration proposed by West Fraser pursuant to Section 7.4(b) of the Arrangement Agreement in response to a Norbord Superior Proposal Notice (without imposing any obligation on West Fraser to make any such change).

2.2 West Fraser acknowledges that Brookfield may act as a Representative of Norbord under the Arrangement Agreement subject to the following conditions, and Brookfield agrees that it will

E-2	ARRANGEMENT AGREEMENT

only act as a Representative of Norbord under the Arrangement Agreement in accordance with the following conditions:

(a)	Brookfield will act as agent for Norbord in connection with any actions taken by Brookfield as a Representative of Norbord, and

(b)

to the extent that Brookfield acts as a Representative of Norbord under the Arrangement Agreement, it will comply with the agreements governing Representatives of Norbord under the Arrangement Agreement.

ARTICLE 3

INTERIM COVENANTS OF BROOKFIELD

3.1 Brookfield hereby covenants and irrevocably agrees that it shall, from the date hereof until the termination of this Agreement pursuant to Article 9:

(a)	not, except to the extent permitted by Section 2.2 of this Agreement, directly or indirectly,

(i)	solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding any Acquisition Proposal in respect of Norbord;

(ii)	engage in any discussions or negotiations with any Person regarding any Acquisition Proposal in respect of Norbord;

(iii)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement or undertaking related to any Acquisition Proposal in respect of Norbord;

(iv)	provide any confidential information relating to Norbord to any Person or group in connection with any Acquisition Proposal in respect of Norbord, or

(v)	otherwise co-operate in any way with any effort or attempt by any other Person or group to do or seek to do any of the foregoing (subject, in all cases, to Section 6.1 of this Agreement);

(b)

immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Person or group or any agent or representative of any Person or group conducted before the date of this Agreement with respect to any Acquisition Proposal in respect of Norbord;

(c)

not, except with the prior written consent of West Fraser, solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers or engage in any discussions or negotiations in respect of any sale (or other arrangement having the same economic effect as a sale) of the Norbord Subject Securities;

(d)

not, directly or indirectly option, sell, transfer, pledge, encumber, hedge, swap, grant a security interest in, hypothecate or enter into any monetization transaction (or other arrangement having the same economic effect as a sale) with respect to

E-3	ARRANGEMENT AGREEMENT

any of the Norbord Subject Securities, as applicable, or any right or interest therein, to any Person or group, except (i) with the prior written consent of Norbord and West Fraser, (ii) as expressly permitted under this Agreement or (iii) to a Brookfield affiliate, provided Brookfield shall cause such affiliate to comply with this Agreement;

(e)

not grant or agree to grant any proxy, power of attorney or other right to vote the Norbord Subject Securities, except for proxies or voting instructions to vote, or cause to be voted, securities granted in accordance with this Agreement;

(f)

not, except with the prior written consent of Norbord and West Fraser, requisition or join in the requisition of any meeting of the securityholders of Norbord for the purpose of considering any resolution other than the Arrangement Resolution;

(g)

not, except to the extent permitted by Section 2.2 of this Agreement, solicit, arrange or provide assistance to any other Person to arrange for the solicitation of proxies relating to or purchases of or offers to sell Norbord Shares or securities convertible into or exchangeable or exercisable for, or representing, Norbord Shares or act in concert or jointly with any other Person for the purpose of acquiring any Norbord Shares or securities convertible into or exchangeable or exercisable for, or representing, Norbord Shares, in each case for the purpose of influencing the voting of Norbord Shares or affecting the control of Norbord, other than, in the case of proxy solicitation, in support of the Plan of Arrangement and the Transaction;

(h)	not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement; and

(i)	not do indirectly that which it may not do directly by the terms of this Article 3.

3.2 Brookfield agrees not to exercise any Dissent Rights in respect of the Transaction, contest the approval of the Transaction by any Governmental Entity or exercise any other rights or remedies available at common law or pursuant to applicable corporate or securities laws or other registrations or, except to the extent permitted by Section 2.2 of this Agreement, take any action that is reasonably likely to in any manner impede, delay, postpone, hinder, prevent or challenge the Transaction. For greater certainty, nothing in this Section 3.2 shall prohibit or prevent Brookfield from enforcing this Agreement or exercising its rights hereunder.

3.3 Brookfield irrevocably and unconditionally consents to the details of this Agreement being set out in the Norbord Circular and the West Fraser Circular and, to the extent required pursuant to applicable securities laws, to this Agreement being made publicly available, including by filing on SEDAR. Without limiting the foregoing, Brookfield (a) consents to and authorizes the publication and disclosure by each of Norbord and West Fraser of its identity and holding of Norbord Subject Securities, the nature of its commitments and obligations under this Agreement and any other information that Norbord or West Fraser, as applicable, reasonably determines is required to be disclosed by applicable Law in any press release, the Norbord Circular, the West Fraser Circular or any other disclosure document in connection with the Transaction and any transactions contemplated by the Arrangement Agreement and (b) agrees promptly to give to Norbord and/or West Fraser, as applicable, any information they may reasonably require for the preparation of any such disclosure documents. Brookfield and its legal counsel shall be given a

E-4	ARRANGEMENT AGREEMENT

reasonable opportunity to review and comment on any information pertaining to it, its affiliates and funds managed by it (other than Norbord and its respective subsidiaries) contained in any such disclosure document prior to such disclosure document being publicly disseminated and reasonable consideration shall be given to any comments made by Brookfield and its legal counsel. Brookfield agrees to promptly notify Norbord and/or West Fraser, as applicable, of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

3.4 In the event of a stock split, stock dividend or distribution, or any change in the Norbord Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Norbord Subject Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction and any consideration payable in respect of such Norbord Subject Securities shall be adjusted pursuant to Section 2.17 of the Arrangement Agreement.

ARTICLE 4

AGREEMENT TO VOTE AND SUPPORT

4.1 Brookfield hereby irrevocably and unconditionally covenants and agrees that from the date hereof until the termination of this Agreement pursuant to Article 9:

(a)

it shall attend (either in person or by proxy) the Norbord Meeting (including any adjournments and postponements thereof) and, at the Norbord Meeting, vote or cause to be voted the Norbord Subject Securities in favour of the Transaction, including, without limitation, by voting in favour of the Arrangement Resolution and any other matter necessary for the completion of the Transaction (including in favour of all matters recommended by the management of Norbord to the extent not otherwise inconsistent with the terms of this Agreement);

(b)

it shall vote or cause to be voted (either in person or by proxy) at any meeting of the securityholders of Norbord the Norbord Subject Securities against, or not tender or cause to be tendered the Norbord Subject Securities to,

(i)

any corporate transaction, such as a merger, amalgamation, arrangement, rights offering, reorganization, recapitalization, or liquidation or take-over bid, sale or transfer of a material amount of assets of Norbord or similar transaction involving Norbord or the Norbord Shares other than the Transaction and any transaction related thereto;

(ii)	the issuance of any securities of Norbord other than in connection with the Transaction and any transaction related thereto;

(iii)

any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Transaction (including against any Acquisition Proposal in respect of Norbord) at any meeting of the securityholders of Norbord, called for the purpose of considering same; or

E-5	ARRANGEMENT AGREEMENT

(iv)	any action or agreement that would result in a breach of any representation, warranty, or covenant or other obligation of Norbord in the Arrangement Agreement;

(c)

if Brookfield Parent or any Brookfield Affiliate is the holder of record of the Norbord Subject Securities, no later than 10 Business Days prior to the date of the Norbord Meeting, it shall deliver or cause to be delivered to Norbord, with a copy to West Fraser concurrently, a duly executed irrevocable proxy or proxies in respect of the Norbord Subject Securities directing the holder of such proxy or proxies to vote in favour of the Transaction and/or any matter necessary for the completion of the Transaction;

(d)

if Brookfield Parent or any Brookfield Affiliate is the beneficial owner of the Norbord Subject Securities, no later than 10 Business Days prior to the date of the Norbord Meeting, it shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which it or its affiliates holds its beneficial interest in the Norbord Subject Securities (provided that if it or any of its affiliates is a non-objecting beneficial owner, such voting instructions shall be delivered directly to Norbord), with a copy to West Fraser concurrently, instructing that the Norbord Subject Securities be voted at the Norbord Meeting in favour of the Transaction and/or any matter necessary for the completion of the Transaction; and

(e)

such proxy or proxies and voting instruction form or forms delivered pursuant to Section 4.1(c) and Section 4.1(d) shall name those individuals as may be designated by Norbord in the Norbord Circular and shall not be revoked without the written consent of West Fraser in respect of the Norbord Subject Securities.

4.2 If, in lieu of the Transaction, each of Norbord and West Fraser determines in its good faith judgement that it is necessary or desirable to complete the acquisition of all of the Norbord Shares other than as contemplated by the Arrangement Agreement on a basis that (a) provides the same, or better, financial treatment to all affected parties and the financial implications (including tax) are the same or better for Brookfield than as contemplated by the Arrangement Agreement, (b) is initiated on or prior to the Outside Date and is capable of being completed on or prior to the Outside Date, and (c) is otherwise on terms and conditions no more onerous to Brookfield than the terms of the Transaction, including any take-over bid (any such transaction, an “Alternative Transaction”), then during the term of this Agreement Brookfield may, on its own accord, and will, upon written request of Norbord and West Fraser, support the completion of such Alternative Transaction in the same manner as the Transaction in accordance with the terms and conditions of this Agreement mutatis mutandis, including by (a) voting or causing to be voted all of the Norbord Subject Securities (to the extent that they carry the right to vote) in favour of, and not dissenting from, such Alternative Transaction proposed by West Fraser; and (b) delivering or causing the delivery of any duly executed items, instruments, documents and agreements required as conditions to consummate an Alternative Transaction.

E-6	ARRANGEMENT AGREEMENT

ARTICLE 5

POST-TRANSACTION COVENANTS OF BROOKFIELD

5.1 Brookfield hereby covenants and irrevocably agrees that, from the Effective Time until the first date following the date of the 2021 annual general meeting of the shareholders of West Fraser (the “West Fraser 2021 AGM”):

(a)

it shall attend (either in person or by proxy) the West Fraser 2021 AGM (including any adjournments and postponements thereof) and, at the West Fraser 2021 AGM, vote or cause to be voted all West Fraser Consideration Shares held by Brookfield at that time in favour of the following matters in accordance with the recommendations of management of West Fraser as set out in the information circular (the “West Fraser AGM Circular”) for the West Fraser 2021 AGM (the “2021 AGM Ordinary Course Matters”):

(i)	the election of directors to the West Fraser Board;

(ii)	appointment of auditors:

(iii)	the receipt and approval of financial statements;

(iv)

the adoption of or amendment to any reasonable director, officer or employee equity compensation plan, including any stock option plan, DSU plan or PSU plan that is unanimously approved and recommended by the board of directors of West Fraser; and

(v)	the advisory vote on executive compensation (Say on Pay), provided that such executive compensation has been unanimously approved and recommended by the board of directors of West Fraser;

(b)

if Brookfield is the holder of record of the West Fraser Consideration Shares, no later than five Business Days prior to the date of the West Fraser 2021 AGM, it shall deliver or cause to be delivered to West Fraser a duly executed irrevocable proxy or proxies in respect of the West Fraser Consideration Shares directing the holder of such proxy or proxies to vote in favour of the 2021 AGM Ordinary Course Matters;

(c)

if Brookfield is the beneficial owner of the West Fraser Consideration Shares, no later than five Business Days prior to the date of the West Fraser 2021 AGM, it shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which it holds its beneficial interest in the West Fraser Consideration Shares (provided that if it is a non-objecting beneficial owner, such voting instructions shall be delivered directly to West Fraser), with a copy to West Fraser concurrently, instructing that the West Fraser Consideration Shares be voted at the West Fraser 2021 AGM in favour of the 2021 AGM Ordinary Course Matters; and

(d)

such proxy or proxies and voting instruction form or forms delivered pursuant to Section 5.1(b) and Section 5.1(c) shall name those individuals as may be designated by West Fraser in the West Fraser AGM Circular and shall not be revoked without

E-7	ARRANGEMENT AGREEMENT

the written consent of West Fraser in respect of the West Fraser Consideration Shares.

ARTICLE 6

FIDUCIARY OBLIGATIONS

6.1 Notwithstanding any other provision of this Agreement, each of Norbord and West Fraser hereby agrees and acknowledges that Brookfield is bound hereunder solely in its capacity as a securityholder of Norbord and that the provisions hereof shall not be deemed or interpreted to bind any employee, officer or director of Brookfield in his or her capacity as a director or officer of Norbord. If any employee, officer or director of Brookfield is also a director of Norbord, Norbord and West Fraser each acknowledges and agrees that any such employee, officer or director may vote in his or her capacity as a director of Norbord in favour of a Superior Proposal in respect of Norbord as contemplated in the Arrangement Agreement and any such vote shall not be a violation of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BROOKFIELD

7.1 Brookfield represents, warrants and, where applicable, covenants to Norbord and West Fraser as follows and acknowledges that each of Norbord and West Fraser are relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	Brookfield has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement;

(b)

this Agreement has been duly executed and delivered by Brookfield and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation, enforceable by the other parties hereto against it in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(c)

Brookfield (i) is the legal and beneficial owner of record, (ii) is the beneficial owner exercising control and direction over (but not the holder of record of) or (iii) exercises control over, the Norbord Subject Securities with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)

except as would not have a material effect on Brookfield’s ability to fulfill its obligations hereunder, Brookfield does not own, either as legal and beneficial owner of record or beneficial owner exercising control and direction over (but not the holder of record), any West Fraser Shares, nor does Brookfield exercise control over any West Fraser Shares (other than West Fraser Shares acquired by any affiliates of Brookfield engaged in the business of cash management and investing activities on behalf of third parties);

E-8	ARRANGEMENT AGREEMENT

(e)

Brookfield has the sole right to dispose of or transfer (or cause to be disposed of or transferred) all of the Norbord Subject Securities, and will have the right to dispose of or transfer (or cause to be disposed of or transferred) any Norbord Subject Securities hereafter acquired by it;

(f)	Brookfield has the sole right to vote (or cause to be voted) all of the Norbord Subject Securities;

(g)

no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from Brookfield of any of the Norbord Subject Securities or any interest therein or right thereto, including without limitation any right to vote, except pursuant to this Agreement;

(h)

the Norbord Subject Securities are the only securities of Norbord or its subsidiaries owned, directly or indirectly, or over which control or direction is exercised, by Brookfield and its affiliates (excluding any affiliates engaged in the business of cash management and investing activities on behalf of third parties);

(i)

Brookfield and its affiliates (excluding any affiliates engaged in the business of cash management and investing activities on behalf of third parties) have no agreements or options, or rights or privileges (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by Brookfield and such affiliates of additional securities of Norbord; and

(j)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of Brookfield, threatened against Brookfield or its affiliates that would adversely affect in any manner the ability of Brookfield to enter into this Agreement and to perform its obligations hereunder.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF NORBORD AND WEST FRASER

8.1 Each of Norbord and West Fraser, in respect of itself only, represents, warrants and, where applicable, covenants to Brookfield as follows and acknowledges that Brookfield is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	Norbord is validly existing under the laws of Canada and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	West Fraser is validly existing under the laws of British Columbia and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	the execution and delivery of this Agreement by each of Norbord and West Fraser and the performance by it of its obligations hereunder have been duly authorized

E-9	ARRANGEMENT AGREEMENT

by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(d)

this Agreement has been duly executed and delivered by each of Norbord and West Fraser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation, enforceable by Brookfield against it in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought; and

(e)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of each of Norbord and West Fraser, threatened against it or its affiliates that would adversely affect in any manner the ability of Norbord and West Fraser to enter into this Agreement or the Arrangement Agreement and to perform its respective obligations hereunder or thereunder.

ARTICLE 9

TERMINATION

9.1 This Agreement will terminate and be of no further force and effect on the earliest to occur of the following events:

(a)	the date upon which all of the parties to this Agreement mutually agree in writing to terminate this Agreement;

(b)

in the event that the Transaction is completed in accordance with the Arrangement Agreement and subject to Section 9.2, the termination or expiration of the post-Transaction covenants set forth in Section 5.1;

(c)

the termination of the Arrangement Agreement in accordance with its terms, provided that if Norbord and West Fraser provide written notice to Brookfield of their intention to complete an Alternative Transaction prior to or concurrent with the termination of the Arrangement Agreement, this Agreement will terminate automatically on the Outside Date in the event that the Alternative Transaction is not completed by the Outside Date;

(d)	written notice by Brookfield to Norbord and West Fraser in the event that:

(i)

Norbord makes a Norbord Change in Recommendation in the circumstances contemplated by and in compliance with Section 7.3(b)(ii) of the Arrangement Agreement in respect of a Material Adverse Effect with respect to West Fraser; or

(ii)	the Arrangement Agreement is amended to reduce or adversely change the Consideration or is amended in any other respect that is materially adverse to Brookfield, provided that:

(A)	any amendment to the Arrangement or adjustment to the Consideration that in each case is permitted pursuant to

E-10	ARRANGEMENT AGREEMENT

Section 2.1 of this Agreement will not entitle Brookfield to terminate this Agreement under this Section 9.1(d)(ii); and

(B)

the waiver by either West Fraser or Norbord of any condition to closing of the Transaction provided for in the Arrangement Agreement, other than the conditions to closing of the Transaction set forth in Section 6.3(c) of the Arrangement Agreement, will not be considered an amendment to the Arrangement Agreement entitling Brookfield to terminate this Agreement under this Section 9.1(d)(ii); and

(e)

this Agreement may be terminated by any of Norbord, West Fraser or Brookfield upon written notice to the others in the event that the Transaction is not completed in accordance with the Arrangement Agreement by the Outside Date, as such date may be extended in accordance with the Arrangement Agreement.

9.2 In the event that the Transaction is completed in accordance with the Arrangement Agreement, all obligations of Brookfield under this Agreement will terminate other than the post-Transaction obligations under Section 5.1, which will continue in full force and effect until the expiration or termination of the covenants contained therein.

ARTICLE 10

PUBLICITY

10.1 After such time as one or both of Norbord and/or West Fraser has publicly disclosed the existence of the Transaction by way of press release or other public disclosure, Brookfield and/or any of its affiliates may disclose and publicize the existence of and information related to the Transaction, including by way of press release or other means of public disclosure, without notice to or consent from either Norbord or West Fraser.

ARTICLE 11

GENERAL

11.1 The parties shall promptly execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out the intent of this Agreement, in each case at the requesting party’s cost.

11.2 This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

11.3 Time shall be of the essence of this Agreement.

11.4 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by e-mail or other electronic transmission:

E-11	ARRANGEMENT AGREEMENT

(a)	in the case of Brookfield:

BROOKFIELD ASSET MANAGEMENT INC.

181 Bay Street, Suite 300

P.O. Box 762

Toronto, ON

M5J 2T3

Attention:    Kathy Sarpash

E-mail:        [Redacted – personal information]

(b)	in the case of Norbord:

NORBORD INC.

1 Toronto Street, Suite 600

Toronto, ON

M5C 2W4

Attention:    Robin Lampard, Senior Vice President and CFO

E-mail:        [Redacted – personal information]

(c)	in the case of West Fraser:

WEST FRASER TIMBER INC.

858 Beatty Street, Suite 501

Vancouver, BC

V6B 1C1

Attention:    Chris Virostek, Vice-President, Finance and CFO

E-mail:        [Redacted – personal information]

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

11.5 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

11.6 Each of the parties hereto agrees with the others that: (i) if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any of the parties, the other parties would suffer irreparable damage; (ii) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (iii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iv) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

E-12	ARRANGEMENT AGREEMENT

11.7 No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.8 This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

11.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature page follows]

E-13	ARRANGEMENT AGREEMENT

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

WEST FRASER TIMBER CO. LTD.

Per:
Name:

Title:

NORBORD INC.

Per:
Name:

Title:

BROOKFIELD ASSET MANAGEMENT INC.

Per:
Name:

Title:

BROOKFIELD INVESTMENTS CORPORATION

Per:
Name:

Title:

E-14	ARRANGEMENT AGREEMENT

BPE OSB INVESTMENT HOLDING LP, by its general partner, BROOKFIELD PRIVATE EQUITY INC.

Per:
Name:

Title:
BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP, by its general partner, BROOKFIELD PRIVATE EQUITY INC.

Per:
Name:

Title:
BROOKFIELD CAPITAL PARTNERS II L.P., by its general partner, BROOKFIELD CAPITAL PARTNERS II GP L.P., by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

Per:
Name:

Title:

E-15	ARRANGEMENT AGREEMENT

SCHEDULE “A”

Ownership or Control/Direction of Norbord Subject Securities

Name of Brookfield Entity	Number of Norbord Subject Securities Owned or Controlled
BROOKFIELD INVESTMENTS CORPORATION	16,724,709
BPE OSB INVESTMENT HOLDING LP	11,359,634
BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP	1,276,670
BROOKFIELD CAPITAL PARTNERS II L.P.	5,426,522

E-16	ARRANGEMENT AGREEMENT

SCHEDULE F

TO THE ARRANGEMENT AGREEMENT

FORM OF DIRECTOR/OFFICER VOTING AGREEMENT

(see attached)

ARRANGEMENT AGREEMENT

FORM OF VOTING SUPPORT AGREEMENT

November 18, 2020

[West Fraser/Norbord]

[Address]

Dear Sirs/Madams:

Re: Voting	Support Agreement

The undersigned understands that West Fraser Timber Co. Ltd. (“West Fraser”) and Norbord Inc. (“Norbord”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of Norbord under Section 192 of the Canada Business Corporations Act, the result of which shall be the acquisition by West Fraser of all the outstanding common shares (the “Common Shares”) of Norbord.

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

The undersigned represents and warrants to [West Fraser/ Norbord] that the undersigned is the legal and beneficial owner or beneficial owner of the securities of [Norbord/West Fraser] set forth on the execution page to this letter agreement (the “Holder Securities”) as of the date of this letter agreement.

In connection with West Fraser and Norbord entering into the Arrangement Agreement, the undersigned hereby agrees, in his or her capacity as securityholder and not in his or her capacity as an officer or director of [Norbord/West Fraser], from the date hereof until the earlier of (i) the Effective Time, (ii) the date the Arrangement Agreement is terminated in accordance with its terms, and (iii) the Outside Date (the “Termination Date”):

(a)

to vote or to cause to be voted his or her Holder Securities, including Common Shares, owned (beneficially or otherwise) by the undersigned as of the record date for the [Norbord Meeting/West Fraser Meeting]:

(i)

in favour of the [Arrangement Resolution/West Fraser Resolution] and any other matter necessary for the completion of the Arrangement (including in favour of all matters recommended by the management of [Norbord/West Fraser]), and

(ii)	against any matters that could reasonably be expected to impede, delay, prevent, interfere with, frustrate or discourage the successful completion of the Arrangement;

F - 1	ARRANGEMENT AGREEMENT

(b)

no later than five days prior to the deadline for the delivery of proxies in respect of the [Norbord Meeting/West Fraser Meeting], to deliver or to cause to be delivered to [Norbord/West Fraser] or its transfer agent, in accordance with the instructions to be set out in the [Norbord Circular/West Fraser Circular], duly executed proxies or voting instruction forms, as the case may be, voting in favour of the [Arrangement Resolution/West Fraser Resolution], such proxy or voting instruction forms not to be revoked or withdrawn without the prior written consent of [West Fraser/ Norbord];

(c)

except as contemplated by the Arrangement Agreement or upon the settlement of awards or other securities of [Norbord/West Fraser] or the exercise of other rights to purchase Common Shares[, including any purchases of Common Shares under the Norbord ESSP], not to, directly or indirectly, acquire or seek to acquire Common Shares or other voting securities of [Norbord/West Fraser], and any additional securities of [Norbord/West Fraser] so acquired will be deemed to be Holder Securities;

(d)

sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of the Holder Securities, in each case without [West Fraser’s/ Norbord’s] prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(e)	[not to exercise any rights of dissent in connection with the Arrangement;]

(f)

except as required pursuant to this letter agreement (including to give effect to clause (a) above), not to grant or agree to grant any proxy or other right to vote the Holder Securities or enter into any voting trust or pooling agreement or arrangement in respect of the Holder Securities or enter into or subject any of the Holder Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this letter agreement;

(g)	not take any action which may in any way adversely affect the success of the Arrangement; and

(h)

not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal.

Notwithstanding any provision of this letter agreement to the contrary, [West Fraser/ Norbord] hereby agrees and acknowledges that the undersigned is executing this letter agreement and is bound hereunder solely in his or her capacity as a securityholder of [Norbord/West Fraser]. Without limiting the provisions of the Arrangement Agreement, nothing contained in this letter agreement shall limit or affect in any way any actions the undersigned may take in his or her

F - 2	ARRANGEMENT AGREEMENT

capacity as a director or officer of [Norbord/West Fraser] or limit or restrict in any way the exercise of his or her fiduciary duties as director or officer of [Norbord/West Fraser].

The undersigned hereby represents and warrants that:

(a)

this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of his or her obligations hereunder will not constitute a violation, breach of, default under or conflict with any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance;

(b)

he or she is (and until the [Norbord Meeting/West Fraser Meeting] will be) the sole registered and/or beneficial owner of the Holder Securities, with good and marketable title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and he or she has the sole right to vote and sell (in the case of transferable Holder Securities) all of the Holders Securities;

(c)

no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the undersigned of any of the Holder Securities or any interest therein or right thereto;

(d)	the only securities of [Norbord/West Fraser] beneficially owned or controlled, directly or indirectly, by the undersigned on the date hereof are the Holder Securities;

(e)	the Holder Securities are not subject to any power of attorney, voting trust, proxy or similar arrangement affecting the undersigned’s ability to vote the Holder Securities; and

(f)

he or she has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this letter agreement that he or she has either done so or waived his or her right to do so in connection with the entering into of this letter agreement, and that any failure on the undersigned’s part to seek independent legal advice shall not affect (and the undersigned shall not assert that it affects) the validity, enforceability or effect of this letter agreement or the Arrangement Agreement.

The undersigned hereby irrevocably consents to (i) details of this letter agreement being set out in any information circular and court documents produced by West Fraser, Norbord or any of their respective affiliates in connection with the transactions contemplated by this letter agreement and the Arrangement Agreement and (ii) this letter agreement being made publicly available on SEDAR and EDGAR.

This letter agreement shall terminate and be of no further force and effect on the Termination Date.

F - 3	ARRANGEMENT AGREEMENT

This letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties hereto irrevocably attorn to the jurisdiction of the courts of [Ontario/British Columbia] and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

This letter agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties thereto.

If the foregoing is in accordance with [West Fraser’s/ Norbord’s] understanding and is agreed to by [West Fraser/ Norbord], please signify [West Fraser’s/ Norbord’s] acceptance by the execution of the enclosed copies of this letter agreement where indicated below by an authorized signatory of [West Fraser/ Norbord] and return the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement among [West Fraser/ Norbord] and the undersigned.

The parties expressly acknowledge that they have requested that this letter agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente lettre entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[Remainder of page left intentionally blank. Signature page follows.]

F - 4	ARRANGEMENT AGREEMENT

Yours truly,

By:
(Signature)

(Print Name)

(Place of Residency)

(Name and Title)

Address:

[Norbord]

NORBORD HOLDER SECURITIES

Common Shares	Stock Options	Director Deferred Stock Units	Restricted Stock Units	Management Deferred Stock Units

[West Fraser]

WEST FRASER HOLDER SECURITIES

Common Shares	Stock Options	Deferred Stock Units	Restricted Stock Units	Performance Stock Units

F - 5	ARRANGEMENT AGREEMENT

Accepted and agreed on this _____ day of    , 2020.

[WEST FRASER/ NORBORD]

By:
Name: Title:

F - 6	ARRANGEMENT AGREEMENT

SCHEDULE G

TO THE ARRANGEMENT AGREEMENT

FORM OF WEST FRASER SHAREHOLDER VOTING AGREEMENT

(see attached)

ARRANGEMENT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT made 18th day of November, 2020.

BETWEEN:

[SHAREHOLDER],

a corporation existing under the laws of ∎ (“[Shareholder]”)

- and -

NORBORD INC.,

a corporation existing under the laws of Canada

(“Norbord”),

WHEREAS:

E.

[Shareholder] is the owner of, or has the power to control or direct, the securities of West Fraser (“West Fraser”), a corporation existing under the laws of British Columbia, listed in Schedule A hereto (the “West Fraser Subject Securities”).

F.

West Fraser and Norbord are concurrently herewith entering into an arrangement agreement (the “Arrangement Agreement”) which provides for, among other things, West Fraser directly or indirectly acquiring all of the outstanding common shares of Norbord (the “Norbord Shares”) in a transaction (the “Transaction”) from the shareholders of Norbord (the “Norbord Shareholders”).

G.

This Agreement sets out the terms and conditions of the agreement of [Shareholder] to, among other things: (i) vote or cause to be voted the West Fraser Subject Securities in favour of the Transaction and any other matter that could reasonably be expected to facilitate the Transaction; and (ii) abide by the restrictions and covenants set forth herein.

H.	Norbord is relying on the covenants, representations and warranties of [Shareholder] set forth in this Agreement in connection with its execution and delivery of the Arrangement Agreement.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the

G -1	ARRANGEMENT AGREEMENT

Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as it may be amended or modified from time to time subsequent to the date hereof.

ARTICLE 2

THE TRANSACTION

2.1 Norbord hereby covenants and irrevocably agrees that it shall not, without the prior written consent of [Shareholder], change the amount or form of Consideration, provided that neither Norbord nor West Fraser shall require [Shareholder]’s prior written consent to:

(a)	any adjustment to the Consideration pursuant to Section 2.17 of the Arrangement Agreement; or

(b)

any change to the Consideration proposed by Norbord pursuant to Section 7.8(b) of the Arrangement Agreement in response to a West Fraser Superior Proposal Notice (without imposing any obligation on Norbord to make any such change).

ARTICLE 3

INTERIM COVENANTS OF [SHAREHOLDER]

3.1 [Shareholder] hereby covenants and irrevocably agrees that it shall, from the date hereof until the termination of this Agreement pursuant to Article 9:

(a)	not directly or indirectly,

(i)	solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding any Acquisition Proposal in respect of West Fraser;

(ii)	engage in any discussions or negotiations with any Person regarding any Acquisition Proposal in respect of West Fraser;

(iii)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement or undertaking related to any Acquisition Proposal in respect of West Fraser;

(iv)	provide any confidential information relating to West Fraser to any Person or group in connection with any Acquisition Proposal in respect of West Fraser, or

(v)	otherwise co-operate in any way with any effort or attempt by any other Person or group to do or seek to do any of the foregoing (subject, in all cases, to Section 6.1 of this Agreement);

(b)	immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Person or group or any agent or representative of any

G - 2	ARRANGEMENT AGREEMENT

Person or group conducted before the date of this Agreement with respect to any Acquisition Proposal in respect of West Fraser;

(c)

not, except with the prior written consent of Norbord, solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers or engage in any discussions or negotiations in respect of any sale (or other arrangement having the same economic effect as a sale) of the West Fraser Subject Securities;

(d)

not, except with the prior written consent of Norbord, directly or indirectly option, sell, transfer, pledge, encumber, hedge, swap, grant a security interest in, hypothecate or enter into any monetization transaction (or other arrangement having the same economic effect as a sale) with respect to any of the West Fraser Subject Securities, as applicable, or any right or interest therein, to any Person or group;

(e)

not grant or agree to grant any proxy, power of attorney or other right to vote the West Fraser Subject Securities, except for proxies or voting instructions to vote, or cause to be voted, securities granted in accordance with this Agreement;

(f)

not, except with the prior written consent of Norbord, requisition or join in the requisition of any meeting of the securityholders of West Fraser for the purpose of considering any resolution other than the West Fraser Resolution;

(g)

not solicit, arrange or provide assistance to any other Person to arrange for the solicitation of, proxies relating to or purchases of or offers to sell securities of West Fraser or securities convertible into or exchangeable or exercisable for, or representing, West Fraser Shares or act in concert or jointly with any other Person for the purpose of acquiring any West Fraser Shares or securities convertible into or exchangeable or exercisable for, or representing, West Fraser Shares, in each case for the purpose of influencing the voting of West Fraser Shares or affecting the control of West Fraser, other than, in the case of proxy solicitation, in support of the Plan of Arrangement and the Transaction;

(h)	not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transaction; and

(i)	not do indirectly that which it may not do directly by the terms of this Article 3.

3.2 [Shareholder] agrees not to contest the approval of the Transaction by any Governmental Entity or exercise any other rights or remedies available at common law or pursuant to applicable corporate or securities laws or other registrations or take any action that is reasonably likely to in any manner impede, delay, postpone, hinder, prevent or challenge the Transaction.

3.3 [Shareholder] irrevocably and unconditionally consents to the details of this Agreement being set out in the Norbord Circular and the West Fraser Circular and, to the extent required

G - 3	ARRANGEMENT AGREEMENT

pursuant to applicable securities laws, to this Agreement being made publicly available, including by filing on SEDAR. Without limiting the foregoing, [Shareholder] (a) consents to and authorizes the publication and disclosure by Norbord of its identity and holding of West Fraser Subject Securities, the nature of its commitments and obligations under this Agreement and any other information that Norbord or West Fraser, as applicable, reasonably determines is required to be disclosed by applicable Law in any press release, the Norbord Circular, the West Fraser Circular or any other disclosure document in connection with the Transaction and any transactions contemplated by the Arrangement Agreement and (b) agrees promptly to give to Norbord and/or West Fraser, as applicable, any information they may reasonably require for the preparation of any such disclosure documents. [Shareholder] and its legal counsel shall be given a reasonable opportunity to review and comment on any information pertaining to it, its affiliates and funds managed by it (other than West Fraser and its respective subsidiaries) contained in any such disclosure document prior to such disclosure document being publicly disseminated and reasonable consideration shall be given to any comments made by [Shareholder] and its legal counsel. [Shareholder] agrees to promptly notify Norbord and/or West Fraser, as applicable, of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

3.4 In the event of a stock split, stock dividend or distribution, or any change in the West Fraser Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “West Fraser Subject Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in the transaction and any consideration payable in respect of such West Fraser Subject Securities shall be adjusted pursuant to Section 2.17 of the Arrangement Agreement.

ARTICLE 4

AGREEMENT TO VOTE AND SUPPORT

4.1 [Shareholder] hereby irrevocably and unconditionally covenants and agrees that from the date hereof until the termination of this Agreement pursuant to Article 9:

(a)

it shall attend (either in person or by proxy) the West Fraser Meeting (including any adjournments and postponements thereof) and, at the West Fraser Meeting, vote or cause to be voted the West Fraser Subject Securities in favour of the Transaction, including, without limitation, by voting in favour of the West Fraser Resolution and any other matter that could reasonably be expected to facilitate the Transaction;

(b)

it shall vote or cause to be voted (either in person or by proxy) at any meeting of the securityholders of West Fraser the West Fraser Subject Securities against, or not tender or cause to be tendered the West Fraser Subject Securities to,

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(i)

any corporate transaction, such as a merger, amalgamation, arrangement, rights offering, reorganization, recapitalization, or liquidation or take-over bid, sale or transfer of a material amount of assets of West Fraser or similar transaction involving West Fraser or the West Fraser Shares other than the Transaction and any transaction related thereto;

(ii)	the issuance of any securities of West Fraser other than in connection with the Transaction and any transaction related thereto;

(iii)

any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Transaction (including against any Acquisition Proposal in respect of West Fraser) at any meeting of the securityholders of West Fraser, called for the purpose of considering same; or

(iv)	any action or agreement that would result in a breach of any representation, warranty, or covenant or other obligation of West Fraser in the Arrangement Agreement;

(c)

if [Shareholder] is the holder of record of the West Fraser Subject Securities, no later than 10 Business Days prior to the date of the Norbord Meeting, it shall deliver or cause to be delivered to West Fraser, with a copy to Norbord concurrently, a duly executed irrevocable proxy or proxies in respect of the West Fraser Subject Securities directing the holder of such proxy or proxies to vote in favour of the Transaction and/or any matter that could reasonably be expected to facilitate the Transaction;

(d)

if [Shareholder] is the beneficial owner of the West Fraser Subject Securities, no later than 10 Business Days prior to the date of the West Fraser Meeting, it shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which it or its affiliates holds its beneficial interest in the West Fraser Subject Securities (provided that if it or any of its affiliates is a non-objecting beneficial owner, such voting instructions shall be delivered directly to West Fraser), with a copy to Norbord concurrently, instructing that the West Fraser Subject Securities be voted at the West Fraser Meeting in favour of the Transaction and/or any matter that could reasonably be expected to facilitate the Transaction; and

(e)

such proxy or proxies and voting instruction form or forms delivered pursuant to Section 4.1(c) and Section 4.1(d) shall name those individuals as may be designated by West Fraser in the West Fraser Circular and shall not be revoked without the written consent of Norbord in respect of the West Fraser Subject Securities.

4.2 If, in lieu of the Transaction, each of Norbord and West Fraser determines in its good faith judgement that it is necessary or desirable to complete the acquisition of all of the Norbord Shares other than as contemplated by the Arrangement Agreement on a basis that (a) provides the same,

G - 5	ARRANGEMENT AGREEMENT

or better, financial treatment to all affected parties and the financial implications (including tax) are the same or better for [Shareholder] than as contemplated by the Arrangement Agreement, (b) is initiated on or prior to the Outside Date and is capable of being completed on or prior to the Outside Date, and (c) is otherwise on terms and conditions no more onerous to [Shareholder] than the terms of the Transaction, including any take-over bid (any such transaction, an “Alternative Transaction”), then during the term of this Agreement [Shareholder] may, on its own accord, and will, upon written request of Norbord, support the completion of such Alternative Transaction in the same manner as the Transaction in accordance with the terms and conditions of this Agreement mutatis mutandis, including by (a) voting or causing to be voted all of the West Fraser Subject Securities (to the extent that they carry the right to vote) in favour of, and not dissenting from, such Alternative Transaction proposed by Norbord; and (b) delivering or causing the delivery of any duly executed items, instruments, documents and agreements required as conditions to consummate an Alternative Transaction.

ARTICLE 5

FIDUCIARY OBLIGATIONS

5.1 Notwithstanding any other provision of this Agreement, Norbord hereby agrees and acknowledges that [Shareholder] is bound hereunder solely in its capacity as a securityholder of West Fraser and that the provisions hereof shall not be deemed or interpreted to bind any employee, officer or director of [Shareholder] in his or her capacity as a director or officer of West Fraser. If any employee, officer or director of [Shareholder] is also a director of West Fraser, Norbord acknowledges and agrees that any such employee, officer or director may vote in his or her capacity as a director of West Fraser in favour of a Superior Proposal in respect of West Fraser as contemplated in the Arrangement Agreement and any such vote shall not be a violation of this Section 6.1.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF [SHAREHOLDER]

6.1 [Shareholder] represents, warrants and, where applicable, covenants to Norbord as follows and acknowledges that Norbord is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	[Shareholder] has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement;

(b)

this Agreement has been duly executed and delivered by [Shareholder] and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation, enforceable by the other parties hereto against it in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

G - 6	ARRANGEMENT AGREEMENT

(c)

[Shareholder] (i) is the legal and beneficial owner of record, (ii) is the beneficial owner exercising control and direction over (but not the holder of record of) or (iii) exercises control over, the West Fraser Subject Securities with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)

[Shareholder] does not own, either as legal and beneficial owner of record or beneficial owner exercising control and direction over (but not the holder of record), any Norbord Shares, nor does [Shareholder] exercise control over any Norbord Shares;

(e)

[Shareholder] has the sole right to dispose of or transfer (or cause to be disposed of or transferred) all of West Fraser Subject Securities now held, and will have the right to dispose of or transfer (or cause to be disposed of or transferred) any West Fraser Subject Securities hereafter acquired by it;

(f)

[Shareholder] has the sole right to vote (or cause to be voted) all the West Fraser Subject Securities now held, and will have the right to vote (or cause to be voted) all West Fraser Subject Securities hereafter acquired by it;

(g)

no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from [Shareholder] of any of the West Fraser Subject Securities or any interest therein or right thereto, including without limitation any right to vote, except pursuant to this Agreement;

(h)

West Fraser Subject Securities are the only securities of West Fraser or its subsidiaries owned, directly or indirectly, or over which control or direction is exercised, by [Shareholder] and its affiliates (excluding any affiliates engaged in the business of cash management and investing activities on behalf of third parties);

(i)

[Shareholder] and its affiliates (excluding any affiliates engaged in the business of cash management and investing activities on behalf of third parties) have no agreements or options, or rights or privileges (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by [Shareholder] and such affiliates of additional securities of West Fraser; and

(j)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of [Shareholder], threatened against [Shareholder] or its affiliates that would adversely affect in any manner the ability of [Shareholder] to enter into this Agreement and to perform its obligations hereunder.

G - 7	ARRANGEMENT AGREEMENT

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF NORBORD

7.1 Norbord represents, warrants and, where applicable, covenants to [Shareholder] as follows and acknowledges that [Shareholder] is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	Norbord is validly existing under the laws of Canada and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)

the execution and delivery of this Agreement by Norbord and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(c)

this Agreement has been duly executed and delivered by Norbord and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation, enforceable by [Shareholder] against it in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought; and

(d)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of Norbord, threatened against it or its affiliates that would adversely affect in any manner the ability of Norbord to enter into this Agreement or the Arrangement Agreement and to perform its respective obligations hereunder or thereunder.

ARTICLE 8

TERMINATION

8.1 This Agreement will continue in full force and effect until terminated in accordance with the earliest to occur of the following events:

(a)	this Agreement will terminate on the date upon which all of the parties to this Agreement mutually agree in writing to terminate this Agreement;

(b)	in the event that the Transaction is completed in accordance with the Arrangement Agreement;

(c)

this Agreement will terminate automatically in the event of termination of the Arrangement Agreement provided that if Norbord provides written notice to [Shareholder] of the intention of Norbord and West Fraser to complete an Alternative Transaction prior to or concurrent with the termination of the Arrangement Agreement, this Agreement will terminate automatically on the

G - 8	ARRANGEMENT AGREEMENT

Outside Date in the event that the Alternative Transaction is not completed by the Outside Date;

(d)	this Agreement will terminate on written notice by [Shareholder] to Norbord in the event that:

(i)

West Fraser makes a West Fraser Change in Recommendation in the circumstances contemplated by and in compliance with Section 7.7(b)(ii) of the Arrangement Agreement in respect of a Material Adverse Effect with respect to Norbord;

(ii)	the Arrangement Agreement is amended to reduce or adversely change the Consideration or is amended in any other respect that is materially adverse to [Shareholder], provided that:

(A)

any amendment to the Arrangement or adjustment to the Consideration permitted pursuant to Section 2.1 of this Agreement will not entitle [Shareholder] to terminate this Agreement under this Section 8.1(d)(ii); and

(B)

the waiver by either West Fraser or Norbord of any condition to closing of the Transaction, other than the conditions to closing of the Transaction set forth in Section 6.2(c) of the Arrangement Agreement, provided for in the Arrangement Agreement will not be considered an amendment to the Arrangement Agreement entitling [Shareholder] to terminate this Agreement under this Section 8.1(d)(ii);

(e)

this Agreement may be terminated by either Norbord or [Shareholder] upon written notice to the other in the event that the Transaction is not completed in accordance with the Arrangement Agreement by the Outside Date, as such date may be extended in accordance with the Arrangement Agreement.

ARTICLE 9

PUBLICITY

9.1 After such time as one or both of Norbord and/or West Fraser has publicly disclosed the existence of the Transaction by way of press release or other public disclosure, [Shareholder] and/or any of its affiliates may disclose and publicize the existence of and information related to the Transaction, including by way of press release or other means of public disclosure, without notice to or consent from Norbord.

G - 9	ARRANGEMENT AGREEMENT

ARTICLE 10

GENERAL

10.1 The parties shall promptly execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out the intent of this Agreement, in each case at the requesting party’s cost.

10.2 This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

10.3 Time shall be of the essence of this Agreement.

10.4 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by e-mail or other electronic transmission:

(a)	in the case of [Shareholder]:

[SHAREHOLDER]

[Address]

Attention:   ∎

E-mail:       ∎

(b)	in the case of Norbord:

NORBORD INC.

1 Toronto Street, Suite 600

Toronto, ON

M5C 2W4

Attention: Robin Lampard, Senior Vice President and CFO

E-mail: [Redacted – personal information]

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

10.5 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

10.6 Each of the parties hereto agrees with the others that: (i) if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached

G - 10	ARRANGEMENT AGREEMENT

by any of the parties, the other parties would suffer irreparable damage; (ii) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (iii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iv) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

10.7 No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

10.8 This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

10.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature page follows]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

NORBORD INC.

Per:
Name:
Title:

[SHAREHOLDER]

Per:
Name:
Title:

Per:
Name:
Title:

G - 12	ARRANGEMENT AGREEMENT

SCHEDULE “A”

Ownership or Control/Direction of West Fraser Subject Securities

Name of Entity	Number of West Fraser Subject Securities Owned or Controlled
[Shareholder]	Common Share ∎ Class B Shares ∎

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